As filed with the Securities and Exchange Commission on October 3, 2013

Registration No. 333-182010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Mint Leasing, Inc.
(Name of registrant in its charter)

Nevada	6172	87-0579824
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

323 N. Loop West
Houston, Texas 77008
Phone: (713) 665-2000
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Jerry Parish, Chief Executive Officer
323 N. Loop West
Houston, Texas 77008
Phone: (713) 665-2000
(Name, address and telephone number of agent for service)

Copies to:

David M. Loev		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public:
as soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount Being Registered (1)	Proposed Maximum Price Per Share(1)	Proposed Maximum Aggregate Price(1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	70,000,000 (2)	$0.02(2)	$1,400,000	$160.44*

Total	70,000,000		$1,400,000	$160.44*

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the last reported sale price for the common stock as reported on the OTCQB market on October 3, 2012.

* Previously paid.

The Registrant hereby amends its Registration Statement, on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2013

PROSPECTUS

The Mint Leasing, Inc.

70,000,000 Shares of Common Stock Offered by The Mint Leasing, Inc.

We are selling 70,000,000 shares of common stock.   The public offering price will be $_______ per share.  If fully subscribed we anticipate receiving $__________ in total proceeds from this offering prior to deducting expenses associated with the offering, which we anticipate totaling approximately $90,000.

Our common stock is currently listed on the OTCQB market maintained by OTC Markets Group Inc. under the symbol “MLES.”  On October 2, 2013, the last reported sale price of our common stock as reported on the OTCQB was $0.01 per share.

There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares.  The offering is being conducted on a self-underwritten, best efforts basis, which means our management (i.e., our sole officer and Director), will attempt to sell the shares.  This Prospectus will permit our President and sole Director, Jerry Parish, to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares he may sell.  Mr. Parish will sell the shares and intends to offer them to friends, family members and business acquaintances.  In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934, as amended.  The shares will be offered at a fixed price of _________ per share for a period of ___________ from the effective date of this Prospectus.

Any funds that we raise from our offering of 70,000,000 shares of common stock will be immediately available for our use and will not be returned to investors.  We do not have any arrangements to place the funds received from our offering of 70,000,000 shares of common stock in an escrow, trust or similar account.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THERE ARE SIGNIFICANT RISKS TO THE OFFERING AND THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE RISK THAT WE WILL BE UNABLE TO CONTINUE AS A GOING CONCERN. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS ________________ , 2013

You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers are being made hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this Prospectus is accurate only as of the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, information contained in this Prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management (i.e., our sole officer and Director) estimates. Management estimates are derived from publicly-available information released by independent industry analysts and third party sources, as well as data from our internal research, and are based on assumptions made by us using data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this Prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.”

For investors outside the United States: we have not taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this Prospectus.

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," “Mint”, “Mint Leasing” and "Company," refer to The Mint Leasing, Inc., a Nevada corporation and its subsidiaries.  "Common Stock" refers to the common stock, par value $0.001 per share, of The Mint Leasing, Inc.

Our Company

Overview

Mint Leasing is a company in the business of leasing automobiles and fleet vehicles throughout the United States.  We have been in business since May 1999. Over 800 franchise dealers have signed dealer agreements with the Company. Additionally, Mint Leasing has partnerships with more than 500 dealerships within 17 states.  However, most of its customers are located in Texas and six other states in the Southeast, with the majority of the leases originated in 2011 and 2012 with customers in the state of Texas.  We generate partnerships with dealerships through the business relationships our Chief Executive Officer and sole Director, Jerry Parish, has built over the past 40 years. Lease transactions are also solicited and administered by the Company’s sales force and staff. The Company’s primary marketing and sales strategy is to market to automobile dealers that have established a history of directing customers to the Company.

We act as an indirect lender to customers.  Generally, brand-name automobile dealers with which we have a relationship send us applications of customers for approval in order to allow such customers, which may not meet the higher leasing criteria of those dealerships, to lease new or late-model-year vehicles.  We also generate business from pre-existing clients, referrals from non-dealerships and walk-ins.  Once we receive an application, the credit analysts at Mint Leasing review every deal individually, refusing to depend on a target “beacon score” to determine authorization for each deal and instead relying on a common-sense approach for deal approval.  Assuming the Company approves credit for the buyer; the Company will purchase the subject automobile directly from the dealership and then lease such automobile directly to the buyer.  Once the automobile is purchased by the Company from the dealership, the dealership is no longer involved in the transaction and the buyer pays the Company directly pursuant to the lease terms.  If at the end of the lease term, the leasee decides not to purchase the vehicle, the Company will either put the vehicle on its lot to be re-leased or sell it at auction.  Similarly, if the leasee defaults under the terms of the lease, the Company will repossess the vehicle and either re-lease it or sell it at auction, depending on the condition of the vehicle and the Company’s independent estimation of whether it may be re-leased. The Company’s sales are principally accomplished through the Company’s sales force, which includes three full-time employees.  All vehicles are stored at the Company’s principal business location set forth below.

We had a total of approximately 2,500 leases in place as of December 31, 2009; 2,000 in place as of December 31, 2010; 1,500 in place as of December 31, 2011; and 1,700 in place as of December 31, 2012.  The Company has chosen to reduce its total leases over the last three years due to the downturn in the economy; provided that the Company has also been limited in the funds available to it for the purchase of vehicles under its lines of credit, as described in greater detail below under “Description of Business – Corporate History - Moody Bank Credit Facility” and “Description of Business – Corporate History - Comerica Bank Credit Facility”. We currently have approximately 1,100 cars in our inventory (including vehicles which are being leased).  The value of our inventory was $36.6 million as of December 31, 2009; $29.7 million as of December 31, 2010; $25.6 million as of December 31, 2011; and $22.7 million as of December 31, 2012.   We generated approximately $935,000 per month in revenues from individually leased vehicles, and $130,000 per month in revenues from fleet leased vehicles and approximately $70,000 per month in revenues from other sources (including the sale of vehicles) during the year ended December 2010.  We generated approximately $830,000 per month in revenues from individually leased vehicles, and $125,000 per month in revenues from fleet leased vehicles and approximately $150,000 per month in revenues from other sources (including the sale of vehicles) during the year ended December 2011. We generated approximately $400,000 per month in revenues from individually leased vehicles, and $420,000 per month in revenues from fleet leased vehicles and approximately $100,000 per month in revenues from other sources (including the sale of vehicles) during the year ended December 2012.

As of the filing of this Prospectus, we had approximately 1,100 outstanding leases which were in good standing, and approximately 70 leases which are over 60 days delinquent.  Historically, leasees have defaulted on approximately 15% of our leases, which vehicles we have been forced to repossess.  We turn over all repossessions to licensed repossession companies.  We do not repossess any vehicles ourselves.

Payments are received by leasees in the form of cash, automatic bank withdrawals, debit card and credit card payments, and checks.

Recent Performance

Our financial performance for the year ended December 31, 2012 and the three and six month periods ended June 30, 2013 is summarized below:

•
For the year ended December 31, 2012, total revenues were $9,973,759, compared to $10,765,300 for the year ended December 31, 2011, a decrease in total revenues of $791,541 or 7% from the prior period.

•
For the three months ended June 30, 2013, total revenues were $1,206,740 compared to $3,436,901 for the three months ended June 30, 2012, a decrease in total revenues of $2,230,161 or 65% from the prior period.

•
For the six months ended June 30, 2013, total revenues were $4,452,707, compared to total revenues of $6,443,706, for the six months ended June 30, 2012, a decrease in total revenues of $1,990,999 or 31% from the prior period.

•	Cost of revenues decreased $2,537,633 or 40.4% to $6,279,280 for the year ended December 31, 2012, compared to $8,816,913 for the year ended December 31, 2011.

•	Cost of revenues decreased $1,015,466 or 41% to $1,444,165 for the three months ended June 30, 2013, as compared to $2,459,631 for the three months ended June 30, 2012.

•	Cost of revenues decreased $311,075 or 7% to $4,205,909 for the six months ended June 30, 2013, as compared to $4,516,984 for the six months ended June 30, 2012.

•	Gross profit increased $1,746,092 or 90% to a gross profit of $3,694,479 for the year ended December 31, 2012 compared to a gross profit of $1,948,387 for the year ended December 31, 2011.

•	Gross profit decreased $1,214,695 to a loss of $237,425 for the three months ended June 30, 2013 compared to a profit of $977,270 for the three months ended June 30, 2012.

•	Gross profit decreased $1,679,924 to $246,798 for the six months ended June 30, 2013 compared to a gross profit of $1,926,722 for the six months ended June 30, 2012.

•
General and administrative expenses were $2,350,827 and $1,967,264 for the years ended December 31, 2012 and December 31, 2011, respectively, resulting in an increase of $383,563 or 19% from the prior period.

•
General and administrative expenses were $682,448 and $386,881, for the three months ended June 30, 2013 and June 30, 2012, respectively, constituting an increase of $295,567 or 76% from the prior period.

•
General and administrative expenses were $1,308,226 and $835,513, for the six months ended June 30, 2013 and June 30, 2012, respectively, constituting an increase of $472,713 or 57% from the prior period.

•	Other expense, consisting primarily of interest expense, offset somewhat by other income, was $1,582,621 and $1,597,407 for the years ended December 31, 2012 and December 31, 2011, respectively.

•	Total other expense was $404,498 and $385,842, for the three months ended June 30, 2013 and June 30, 2012, respectively, an increase of $18,656 or 5% from the prior period.

•	Total other expense was $801,418 and $791,541, for the six months ended June 30, 2013 and June 30, 2012, respectively, an increase of $9,877 or 1% from the prior period.

•
The Company had a net loss of $238,969 for the year ended December 31, 2012, compared to a net loss of $1,616,284 for the year ended December 31, 2011, an improvement in net loss of $1,377,316 or 85% from the prior period.

•	The Company had a net loss for the three months ended June 30, 2013 of $1,324,371 compared to net income of $204,547 for the three months ended June 30, 2012.

•	The Company had a net loss for the six months ended June 30, 2013 of $1,862,846 compared to a net profit of $299,688 for the six months ended June 30, 2012.

Industry Segment

With the average cost of new cars rising annually, it is becoming increasingly vital for consumers to understand the alternative financing options at their disposal. This is one of the core missions of Mint Leasing – to educate the average consumer about financing alternatives. It is imperative that consumers understand that by choosing to lease the vehicle, rather than purchase, they may reduce their risk and save money. Mint Leasing believes it provides consumers with the best of both worlds – the ability to drive their dream car, without having to spend more than they can afford. With car and housing prices at all-time highs over the past decade; the auto leasing industry has increased in popularity.

Mint Leasing maintains two significant, distinct client sectors – (1) The Franchise Dealer and (2) The Individual Consumer.

The Advantages of Mint Leasing

Mint Leasing offers a different approach to auto financing. Mint Leasing doesn’t rely on Finance Managers and salesmen to verify customers’ applications. Mint Leasing relies on its trained, experienced credit analysts to verify every transaction. Mint Leasing has entered into financial relationships with over 500 dealerships as a premier source for outside financing. Because the agreements with the dealerships have been pre-negotiated, Mint Leasing is able to quickly and efficiently respond to the dealerships and the individual customer’s immediate needs.  The Company uses a standard form of Dealer Agreement.  The Dealer Agreement requires the Company to pay the dealer within 30 days of the Company’s approval date, the purchase price of any vehicle; requires the dealer to collect all down payments from customers; requires the dealer, within 20 days from the date of purchase, to file all documentation necessary for the Company to have a perfected security interest in the vehicle; and requires the dealer to indemnify the Company against any breach of any provision of the dealer agreement.  The Company requires the dealer to execute its form of Dealer Agreement.

As a partner with the dealership, the finance manager/sales consultant at the dealership can enter the application information into the sales office computer while sitting beside the customer. The application is then instantly transmitted to Mint Leasing for approval. Approvals are displayed instantly, allowing the franchise dealer to quickly close the transaction.

Rather than rely on a weighted average credit score of the end customer, Mint Leasing chooses to apply a common sense approach to financing. While the customer’s credit score is taken into account, there is no minimum, or “beacon score” to determine approval. However, Mint Leasing does recognize the inherent risk in lending to non-prime or sub-prime borrowers. Mint Leasing takes into account several factors when considering whether a potential customer’s application will be approved or not, including the individual’s (the percentage next to each criteria is the approximate weight given to each factor); credit score and history (10%); the stability in the customer’s residence (e.g., homeowner or not, how long lived at current address)(30%), job stability (45%), age (5%), and income (10%).  Currently approximately 60% of the Company’s leases are fleet leases and 40% are sub-prime and non-prime borrowers.

Mint Leasing offers quality, affordable leasing to at-risk borrowers to provide customers with the freedom associated with a vehicle. Because of this mission, the Company employs a “reasonableness” test to determine the fitness of the transaction. Mint Leasing relies on the decades of experience within its staff to determine the character of the lease application. This standard ensures that every transaction is approved or disapproved by a person, and not a computer.

Going Concern

Management has had a long relationship with the financial institutions that are currently providing its credit facilities.  The Company has a history of successfully working with its lenders in negotiating previous modifications and extensions. Such extensions or modifications are critical to the Company’s ability to meet its financial obligations and execute its business plan.  Accordingly, the financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities should the Company not be able to continue to modify or extend its credit facilities.

We have been in discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay Comerica Bank the amounts owed which are currently in default (as described in greater detail below under “Description of Business – Corporate History - Comerica Bank Credit Facility”). To date, we have not entered into any definitive agreements associated with such potential funding transactions and do not have sufficient funding to satisfy our other obligations to Comerica Bank. In the event that we are unable to come to terms on a further forbearance or extension of the amounts owed to Comerica Bank or repay such amounts, Comerica Bank could take further actions against us to enforce its security interest over our assets, seek immediate repayment of the full amount due under the facility, seek an immediate foreclosure of such assets and/or may take other actions which have a material adverse effect on our operations, assets and financial condition or force us to seek bankruptcy protection.

Our independent auditor has expressed a substantial doubt regarding our ability to continue as a going concern as a result of the above.

Plan of Operations

Throughout the 2013 fiscal year, we plan to continue investigating opportunities to support our long-term growth initiatives, funding permitting. We are exploring opportunities to increase the Company’s capital base through institutional or bank funding, the issuance by the Company of additional common or preferred stock and/or the issuance of convertible debt, which may not be available on favorable terms if at all. The Company has also historically engaged various consultants from time to time in an effort to help facilitate the Company’s ability to raise funding. Without access to additional capital in the form of debt or equity, the Company’s ability to add new leases to its current portfolio will be limited to the excess cash generated by its current lease portfolio, after paying its debt servicing costs.  While the cash flow from its current lease portfolio is sufficient to service the Company’s debts and expenses (assuming the continued renewal/extension/refinancing of its outstanding credit facilities described above), it may not generate sufficient excess cash to allow the Company to enter into enough new leases to generate a profit.  Additionally, as described below under “Description of Business – Corporate History - Comerica Bank Credit Facility”, our credit facility with Comerica is currently in default. In the event we are not able to repay our credit facility with Comerica, Comerica may seek to enforce its security interest over our assets which may force us to curtail our business operations or seek bankruptcy protection.

Risks Relating to Our Business and Our Industry

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this Prospectus summary. Some of these risks are:

•	our need to raise additional financing;
•	the fact that certain of our credit facilities are in default;
•	observance of covenants as required by our credit facilities;
•	the loss of key personnel or failure to attract, integrate and retain additional personnel;
•	our ability to execute on our business plan;
•	rights and privileges associated with our preferred stock;
•	the fact that our CEO has majority control over our voting stock;
•	fluctuations in our quarterly and annual results of operations;
•	economic downturns in the United States;
•	the fact that a significant part of the Company’s consumer base are high risk for defaults and delinquencies;
•	write-offs for losses and defaults;
•	costs associated with being a public company;
•	the limited market for the Company’s common stock;
•	the fact that we only have one officer and Director;
•	the fact that this is a self-underwritten offering;
•	dilution as a result of this offering and future offerings in the future;
•	the volatile market for our common stock;
•	risks associated with our common stock being a “penny stock”;
•	material weaknesses in our internal controls over financial reporting;
•	the level of competition in our industry and our ability to compete; and
•	other risk factors included under “Risk Factors” in this Prospectus.

Corporate Information

Our principal executive offices are located at 323 N. Loop West, Houston, Texas 77008 and our phone number is (713) 665-2000.  Our website address is www.mintleasing.com.  The information on, or that may be accessed through, our website is not incorporated by reference into this Prospectus and should not be considered a part of this Prospectus.  As used in this Prospectus, references to "we," "us," "our," “Mint”, “Mint Leasing” and "Company," refer to The Mint Leasing, Inc., a Nevada corporation and its subsidiaries.

SUMMARY OF THE OFFERING:

Common Stock Offered By Us:	70,000,000 shares of common stock

Common Stock Outstanding Before The Offering:	80,414,980 shares

Common Stock Outstanding After The Offering:	150,414,980 shares (assuming all shares offered herein by the Company are sold)

Offering Price:	$_______________ per share

Use Of Proceeds:
We estimate that the net proceeds from this offering, after deducting estimated offering expenses, will be approximately $_______. We currently intend to use the net proceeds from this offering to pay down debt, acquire additional vehicles for leases, marketing initiatives and working capital and general corporate purposes. See “Use of Proceeds” on page 22 for more information.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account.  All proceeds from this offering will be available immediately to us for general corporate use, regardless of whether we are able to place the entire offering.

Market For Common Stock:	Our common stock is quoted on the OTCQB market under the symbol “MLES.

Risk Factors:
You should read the “Risk Factors” section of this Prospectus beginning on page 11 and all of the other information set forth in this Prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Need for Additional Financing:
As of June 30, 2013, we had $19,935,732 due under two credit facilities, including $18,101,150 which is past due and which we are in default in connection with and $1,122,582 which comes due on March 1, 2014.  We do not currently have sufficient funds to repay such credit facilities at this time, nor do we believe that we will have sufficient funds to repay such credit facilities with funds raised through this offering. We can provide no assurance that additional financing will be available on favorable terms, if at all. If we choose to raise additional capital through the sale of debt or equity securities, such sales may cause substantial dilution to our existing shareholders.  If we are not able to extend the credit facilities or to raise the capital necessary to repay the credit facilities and our outstanding notes payable, we may be forced to abandon or curtail our business plan, which may cause any investment in the Company to become worthless.  Our independent auditor has expressed substantial doubt regarding our ability to continue as a going concern if we are not successful in obtaining extensions of, renewals of and/or renegotiating our credit facilities.  If we are unable to continue as a going concern, we may be forced to file for bankruptcy protection, may be forced to cease our filings with the Securities and Exchange Commission, and the value of our securities may decline in value or become worthless.

Address:	323 N. Loop West, Houston, Texas 77008

Telephone Number:	(713) 665-2000

General Information About This Prospectus

Unless otherwise noted, throughout this Prospectus the number of shares of our common stock to be outstanding following this offering is based on 80,414,980 shares of our common stock outstanding as of October 3, 2013. It does not include:

•	2,000,000 shares of our common stock issuable upon exercise of outstanding stock options as of October 3, 2013 at a weighted average exercise price of $3.00 per share;

•	warrants to purchase 300,000 shares of our common stock at an exercise price of $0.50 per share; or

•	22,900,000 shares of common stock reserved for future issuance under our 2008 Directors, Officers, Employees and Consultants Stock Option, Stock Warrant and Stock Award Plan.

SUMMARY FINANCIAL DATA

You should read the summary consolidated financial information presented below as of June 30, 2013 and December 31, 2012 and for the three and six months ended June 30, 2013 and 2012. We derived the summary financial information from our unaudited consolidated financial statements for the three and six months ended June 30, 2013 and 2012 and our audited consolidated financial statements for the years ended December 31, 2012 and 2011, appearing elsewhere in this Prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
JUNE 30, 2013 AND DECEMBER 31, 2012

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS

Cash and cash equivalents	$525,627	$894,794
Investment in sales-type leases, net of allowance of $334,631 and $305,174, respectively	18,839,515	22,661,504
Vehicle inventory	1,343,963	479,834
Property and equipment, net	27,183	27,183
Other asset	4,629	4,629
TOTAL ASSETS	$20,740,917	$24,067,944

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$518,645	$846,730
Cash overdraft	150,699	-
Credit facilities	19,935,732	21,161,332
Notes payable to related parties	1,232,325	1,311,564
TOTAL LIABILITIES	21,837,401	23,319,626

STOCKHOLDERS' EQUITY
Preferred stock; Series B, 2,000,000 shares authorized at $0.001 par value, 2,000,000 shares outstanding at June 30, 2013 and December 31, 2012	2,000	2,000
Common stock, 480,000,000 shares authorized at $0.001 par value, 80,414,980 and 82,414,980 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	80,415	82,415
Additional paid in capital	9,505,791	9,485,747
Retained earnings	(10,684,690)	(8,821,844)
Total Stockholders' Equity	(1,096,484)	748,318

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,740,917	$24,067,944

SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

	Three Months Ending June 30, 2013	Three Months Ending June 30, 2012	Six Months Ending June 30, 2013	Six Months Ending June 30, 2012

REVENUES
Sales-type leases, net	$1,358,237	$1,883,217	$3,233,992	$4,190,543
Amortization of unearned income related to sales-type leases	(151,497)	1,553,684	1,218,715	2,253,163
TOTAL REVENUES	1,206,740	3,436,901	4,452,707	6,443,706

COST OF REVENUES	1,444,165	2,459,631	4,205,909	4,516,984

GROSS PROFIT (LOSS)	(237,425)	977,270	246,798	1,926,722

GENERAL AND ADMINISTRATIVE EXPENSE	682,448	386,881	1,308,226	835,513

INCOME BEFORE OTHER INCOME (EXPENSE) FROM OPERATIONS	(919,873)	590,389	(1,061,428)	1,091,209

OTHER INCOME (EXPENSE)
Interest expense	(372,371)	(413,343)	(769,336)	(822,222)
Other Income	-	27,501	-	62,684
Other Expense	(32,127)	-	(32,082)	(32,003)
Total Other Income (Expense)	(404,498)	(385,842)	(801,418)	(791,541)

INCOME (LOSS) BEFORE INCOME TAXES	(1,324,371)	204,547	(1,862,846)	299,688

PROVISION (BENEFIT) FOR INCOME TAXES	-	-	-	-

NET INCOME (LOSS)	$(1,324,371)	$204,547	$(1,862,846)	$299,688

Basic average shares outstanding	80,414,980	82,414,980	81,276,858	82,362,651

Basic earnings per share	$(0.02)	$0.00	$(0.02)	$0.00

FORWARD-LOOKING STATEMENTS

Portions of this Prospectus, including disclosure under “Management’s Discussion and Analysis or Plan of Operation,” contain forward-looking statements. These forward-looking statements which include words such as "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy" or words of similar meaning, are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Forward-looking statements involve assumptions and describe our plans, strategies, and expectations. You can generally identify a forward-looking statement by words such as may, will, should, expect, anticipate, estimate, believe, intend, contemplate or project. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include among others set forth under “Risk Factors”:

•	our need to raise additional financing;
•	the fact that certain of our credit facilities are in default;
•	observance of covenants as required by our credit facilities;
•	the loss of key personnel or failure to attract, integrate and retain additional personnel;
•	our ability to execute on our business plan;
•	rights and privileges associated with our preferred stock;
•	the fact that our CEO has majority control over our voting stock;
•	fluctuations in our quarterly and annual results of operations;
•	economic downturns in the United States;
•	the fact that a significant part of the Company’s consumer base are high risk for defaults and delinquencies;
•	write-offs for losses and defaults;
•	costs associated with being a public company;
•	the limited market for the Company’s common stock;
•	the fact that we only have one officer and Director;
•	the fact that this is a self-underwritten offering;
•	dilution as a result of this offering and future offerings in the future;
•	the volatile market for our common stock;
•	risks associated with our common stock being a “penny stock”;
•	material weaknesses in our internal controls over financial reporting;
•	the level of competition in our industry and our ability to compete; and
•	other risk factors included under “Risk Factors” in this Prospectus.

With respect to any forward-looking statement that includes a statement of its underlying assumptions or basis, we caution that, while we believe such assumptions or basis to be reasonable and have formed them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material depending on the circumstances. When, in any forward-looking statement, we or our management (i.e., our sole officer and Director) express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by applicable law, including the securities laws of the United States and/or if the existing disclosure fundamentally or materially changes, we do not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect unanticipated events that may occur.

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.  The below risk factors include a discussion of all material risks which we believe are applicable to the Company, its operations and its securities.

Our Credit Facility With Comerica Bank Is In Default and In The Event We Are Unable to Raise Sufficient Funding To Repay Such Credit Facility, We May Be Forced To Seek Bankruptcy Protection.

As of date of this Prospectus, we are in default of the repayment of $18,101,150 under our credit facility with Comerica Bank (“Comerica”), described in greater detail below under “Description of Business – Corporate History - Comerica Bank Credit Facility”. On June 4, 2013, Comerica filed a lawsuit against us, seeking payment of amounts alleged due by us to Comerica and the enforcement of certain personal guaranties by Jerry Parish, our sole officer and Director, and Victor Garcia, a significant shareholder of the Company.  On July 3, 2013, the court granted a temporary injunction against us prohibiting us from, among other things, commingling any income from any collateral held by Comerica and limiting us to $175,000 of normal business expenses per month.

We are currently in default in connection with our obligations to Comerica, and do not have sufficient funds to pay Comerica the amounts owed and we cannot provide any assurance that a court will not appoint a receiver over our assets.  We continue to operate business in the same manner and form as we had done prior to the litigation. We are currently in court ordered mediation with Comerica and have also been engaged in ongoing discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay any settlement with Comerica.  We may not be able to enter into such financing transactions on favorable terms, if at all.  The sale by us in the future of additional equity or convertible debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that such financing will be available to the Company in amounts or on terms acceptable to us, or at all. In the event we are not able to raise sufficient funding to repay amounts owed to Comerica, we will likely be forced to seek bankruptcy protection, we may be forced to cease our filings with the Securities and Exchange Commission, and any investment in the Company could become worthless.

Our Credit Facility With Moody Bank Is Due On March 1, 2014.

Effective August 3, 2009, the Company entered into a secured $10,000,000 revolving credit agreement (the “Revolver”) with Moody National Bank (“Moody” and “Moody Bank”) to finance the purchase of vehicles for lease. The Revolver has been extended and renewed from time to time thereafter, including on March 26, 2013 and effective March 1, 2013, when Moody Bank agreed to enter into a Fifth Renewal, Extension and Modification Agreement (the “Fifth Renewal”), pursuant to which Moody Bank agreed to extend the due date of the Revolver to March 1, 2014 and we agreed to increase the interest rate of the Revolver to 6.75% per annum and to pay monthly payments of principal and interest under the Revolver of $62,500 per month (beginning April 1, 2013) until maturity. At December 31, 2012, the outstanding balance on the Revolver was $1,385,886. Additionally, at December 31, 2012, we were not in compliance with the tangible net worth covenant required by the Revolver (we were required to have a tangible net worth ratio of 2.5:1 or less and the Company's was 10.68:1 at December 31, 2012), which non-compliance was previously waived by Moody.  The Moody Bank facility may not be further extended and we may be unable to refinance or repay such credit facility when it comes due. Our failure to extend, refinance or repay the credit facility and/or our default in the repayment of the facility could allow Moody Bank to enforce its security interests, take over control of certain of our assets, or force us into Bankruptcy protection, any of which could cause the value of our securities to decline in value or become worthless and could force us to cease operations.

We Will Need To Obtain Additional Financing To Continue To Execute On Our Business Plan and Continue as a Going Concern.

The availability of our credit facilities (as described above) and similar financing sources depends, in part, on factors outside of our control, including the availability of bank liquidity in general. The current disruptions in the capital markets have caused banks and other credit providers to restrict availability of new credit facilities and require more collateral and higher pricing upon renewal of existing credit facilities, if such facilities are renewed at all. Accordingly, as our existing credit facility matures or in order to obtain new financing to refinance our credit facility with Comerica which is currently in default, we may be required to provide more collateral in the form of finance receivables or cash to support borrowing levels which will affect our financial position, liquidity, and results of operations. In addition, higher pricing would increase our cost of funds and adversely affect our profitability.

We do not currently have any commitments of additional capital from third parties or from our sole officer and Director or majority shareholders. We can provide no assurance that additional financing will be available on favorable terms, if at all. If we choose to raise additional capital through the sale of debt or equity securities, such sales may cause substantial dilution to our existing shareholders.  If we are not able to extend the credit facilities or to raise the capital necessary to repay the credit facilities and our outstanding notes payable, we may be forced to abandon or curtail our business plan, which may cause any investment in the Company to become worthless.  Our independent auditor has expressed substantial doubt regarding our ability to continue as a going concern if we are not successful in obtaining extensions of, renewals of and/or renegotiating our credit facilities.  If we are unable to continue as a going concern, we may be forced to file for bankruptcy protection, may be forced to cease our filings with the Securities and Exchange Commission, and the value of our securities may decline in value or become worthless.

Our Auditor Has Expressed Substantial Doubt About Our Ability to Continue As A Going Concern.

As of June 30, 2013, we had $19,935,732 due under two credit facilities, including $18,101,150 which is past due and which we are in default in connection with and $1,122,582 which comes due on March 1, 2014.  We do not currently have sufficient funds to repay such credit facilities at this time, nor do we believe that we will have sufficient funds to repay such credit facilities with funds raised through this offering. We can provide no assurance that additional financing will be available on favorable terms, if at all. If we choose to raise additional capital through the sale of debt or equity securities, such sales may cause substantial dilution to our existing shareholders.  If we are not able to extend the credit facilities or to raise the capital necessary to repay the credit facilities and our outstanding notes payable, we may be forced to abandon or curtail our business plan, which may cause any investment in the Company to become worthless.  Our independent auditor has expressed substantial doubt regarding our ability to continue as a going concern if we are not successful in obtaining extensions of, renewals of and/or renegotiating our credit facilities.  If we are unable to continue as a going concern, we may be forced to file for bankruptcy protection, may be forced to cease our filings with the Securities and Exchange Commission, and the value of our securities may decline in value or become worthless. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty and if we cannot continue as a going concern, your investment could become devalued or even worthless.

Our Credit Facilities Require Us To Observe Certain Covenants, And Our Failure To Satisfy Such Covenants Could Render Us Insolvent.

Our credit facilities require the Company to comply with certain affirmative and negative covenants customary for restricted indebtedness, including covenants requiring that: we make timely payments of principal and interest under the credit facilities; maintain certain financial ratios; Jerry Parish, our Chief Executive Officer and sole Director maintains at least 50% of the ownership of the Company, and that Jerry Parish continues to serve as the Chief Executive Officer of the Company.  At December 31, 2012, the outstanding balance on the Revolver was $1,385,886. Additionally, at December 31, 2012, we were not in compliance with the tangible net worth covenant required by the Revolver (we were required to have a tangible net worth ratio of 2.5:1 or less and the Company's was 10.68:1 at December 31, 2012), which non-compliance was previously waived by Moody. Additionally, at December 31, 2012, we were not in compliance with the tangible net worth (required to be $6.75 million and was $2.10 million at December 31, 2012) and debt to tangible net worth (required to be 4:1 and was approximately 10.27:1 at December 31, 2012) covenants required by the Renewal (which Renewal is currently in default for non-payment).

Subject to notice and cure period requirements where they are provided for, any unwaived and uncured breach of the covenants applicable to our credit facilities could result in acceleration of the amounts owed and the cross-default and acceleration of indebtedness owing to other lenders, which default may cause the value of our securities to decline in value or become worthless.

We Rely Heavily On Jerry Parish, Our Chief Executive Officer and Sole Director, And If He Were To Leave, We Could Face Substantial Costs In Securing A Similarly Qualified Officer and Director.

Our success depends in large part upon the personal efforts and abilities of Jerry Parish, our Chief Executive Officer and sole Director. Our ability to operate and implement our business plan and operations is heavily dependent on the continued service of Mr. Parish and our ability to attract and retain other qualified senior level employees.

We face continued competition for our employees, and may face competition for the services of Mr. Parish in the future. We currently have $1,000,000 of key man insurance on Mr. Parish.  We also have an employment agreement in place with Mr. Parish which expires on July 10, 2017.  Mr. Parish is our driving force and is responsible for maintaining our relationships and operations. We cannot be certain that we will be able to retain Mr. Parish and/or attract and retain qualified employees in the future. The loss of Mr. Parish, and/or our inability to attract and retain qualified employees on an as-needed basis could have a material adverse effect on our business and operations.

Mr. Parish, Our Sole Director, May, At His Own Discretion And Without Notice To Shareholders, Increase The Salary That He Pays Himself To The Amount Already Provided For In His Employment Agreement Or Any Other Amount He Determines In His Sole Discretion.

On July 18, 2008, the Company assumed a three year employment agreement between The Mint Leasing, Inc., a Texas corporation and Mr. Parish, originally effective as of July 10, 2008, which has since been extended through July 10, 2017.  The employment agreement provides for a salary $675,000 per annum and a bonus payable quarterly equal to 2% of the Company’s “modified EBITDA” (as defined in the employment agreement), as well as a discretionary bonus payable at the option of the Company’s Board of Directors (currently consisting solely of Mr. Parish).  During 2012, 2011 and 2010, Mr. Parish received cash compensation of $315,000, $315,000 and $379,995, respectively. Mr. Parish has agreed to forgo any additional cash compensation he would be entitled to under his employment agreement for 2010, 2011 and 2012.  However, Mr. Parish can require the Company to pay him the full amount due under the employment agreement (i.e., $675,000 per year plus a quarterly bonus of 2% of the Company’s “modified EBITDA”) at any time, at his own discretion, and without notice to the shareholders, subject only to the requirements of the Moody credit facility which requires that his salary remain below $400,000 per year.  Additionally, as Mr. Parish is the Company’s sole Director, he can unilaterally and without shareholder notice or approval, increase the amount he is paid under this employment agreement at any time.  In the event that Mr. Parish was to request to be paid the full amount due pursuant to the terms of his employment agreement, or he was to increase the amount he was due pursuant to the terms of the employment agreement, such increased payments would significantly increase the Company’s quarterly expenses and could materially adversely affect the Company’s results of operations, resulting in a decrease in the value of the Company’s common stock.  Additionally, a significant increase in Mr. Parish’s salary could prohibit the Company from paying its liabilities as they come due, decrease the funds the Company has available for working capital, and force the Company to curtail its operations and business plan.

Our Success In Executing On Our Business Plan Is Dependent Upon The Company’s Ability To Attract And Retain Qualified Personnel.

Our success depends heavily on the continued services of our executive management (i.e., our sole officer and Director) and employees.  Our employees are the nexus of our operational experience and customer relationships.  Our ability to manage business risk and satisfy the expectations of our customers, stockholders and other stakeholders is dependent upon the collective experience of our employees and our sole officer and Director.  The loss or interruption of services provided by our sole officer and Director could adversely affect our results of operations.  Additionally, the Company’s ability to successfully expand the business in the future will be directly impacted by its ability to hire and retain highly qualified personnel.

The Company Has Established Preferred Stock Which Can Be Designated By The Company’s Sole Director Without Shareholder Approval And Has Established Series A and Series B Preferred Stock, Which Gives The Holders Majority Voting Power Over The Company.

The Company has 20,000,000 shares of preferred stock authorized and 185,000 shares of Series A Convertible Preferred Stock and 2,000,000 shares of Series B Convertible Preferred Stock designated.  As of the date of this Prospectus, the Company has no Series A Convertible Preferred Stock shares issued and outstanding and 2,000,000 Series B Convertible Preferred Stock shares issued and outstanding, which shares are held by the Company’s Chief Executive Officer and sole Director, Jerry Parish.  The Company’s Series A Convertible Preferred Stock allows the holder to vote 200 votes each on shareholder matters and Series B Convertible Preferred Stock shares allow the holder to vote a number of voting shares equal to the total number of voting shares of the Company’s issued and outstanding stock as of any record date for any shareholder vote plus one additional share.  As a result, due to Mr. Parish’s ownership of the Series B Convertible Preferred Stock shares, he has majority control over the Company.  Mr. Parish also beneficially owns approximately 54.2% of the Company’s outstanding common stock and 76.8% of the Company’s voting stock, and will continue to own approximately 29.3% of the Company’s outstanding common stock and 64.4% of the Company’s voting stock after the offering (assuming the sale of all shares offered herein).

Additional shares of preferred stock of the Company may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by the Board of Directors of the Company, currently consisting solely of Mr. Parish (“Board of Directors”), prior to the issuance of any shares thereof. The preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the Board of Directors. Because the Board of Directors is able to designate the powers and preferences of the preferred stock without the vote of a majority of the Company’s shareholders, shareholders of the Company will have no control over what designations and preferences the Company’s preferred stock will have. As a result of this, the Company’s shareholders may have less control over the designations and preferences of the preferred stock and as a result the operations of the Company.

Jerry Parish, Our Chief Executive Officer and sole Director, Can Exercise Voting Control Over Corporate Decisions And Will Continue To Be Able To Exercise Voting Control Following This Offering.

Jerry Parish beneficially holds voting control over (a) 2,000,000 Series B Convertible Preferred Stock shares, which provide him the ability to vote the total number of outstanding shares of voting stock of the Company plus one vote, and (b) approximately 54.2% of the Company’s outstanding common stock; which in aggregate provides him voting control over approximately 76.8% of our total voting securities.  Mr. Parish will continue to own approximately 29.3% of the Company’s outstanding common stock and 64.4% of the Company’s voting stock after the offering (assuming the sale of all shares offered herein).   As a result, Mr. Parish will exercise control in determining the outcome of all corporate transactions or other matters, including the election of Directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Parish may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.

Due To The Fact That The Company Leases Its Office and Warehouse Space and Automobile Lot From An Entity Partially Owned By Mr. Parish, The Company’s Majority Shareholder, Sole Officer And Sole Director, If Mr. Parish Was To Step Down As An Officer And Director Of The Company, The Company Could Be Forced To Seek Alternative Office, Warehouse and/or Automobile Lot Space.

The Company leases an approximately 27,000 square foot facility, which includes 6,000 square feet of office space and certain other adjacent property which it uses an automobile lot from a limited liability corporation that is owned by the Company’s sole officer and Director, Jerry Parish and Victor Garcia, a significant shareholder, at the rate of $15,000 per month.   The lease was renewed for a term of one year on July 31, 2013 and 2012. The Company also has the right to two additional one year extensions.  Any extensions under the lease shall be at a monthly rental cost mutually agreeable by the parties.  The payment of the rental costs due under the lease is secured by a lien on all of the Company's goods and personal property located within the leased premises. Because of the fact that the entity which leases the property to the Company is partially owned by Mr. Parish, our sole officer and Director, it is possible that if Mr. Parish were to resign as an officer and/or Director of the Company, he could choose not to renew the lease arrangement and we could be forced to find an alternative location for our operations and automobiles.  Such alternative lease location may be a higher monthly cost than our current lease arrangement and as such, our expenses could increase, creating a materially adverse effect on our results of operations and consequently, the value of our securities.

Our Quarterly and Annual Results Could Fluctuate Significantly.

The Company’s quarterly and annual operating results could fluctuate significantly due to a number of factors. These factors include:

•	access to additional capital in the form of debt or equity;
•	the number and range of values of the transactions that might be completed each quarter;
•	fluctuations in the values of and number of our leases;
•	the timing of the recognition of gains and losses on such leases;
•	the degree to which we encounter competition in our markets, and
•	other general economic conditions.

As a result of these factors, quarterly and annual results are not necessarily indicative of the Company’s performance in future quarters and future years.

A Prolonged Economic Slowdown Or A Lengthy Or Severe Recession Could Harm Our Operations, Particularly If It Results In A Higher Number Of Customer Defaults.

The risks associated with our business are more acute during periods of economic slowdown or recession, such as the one we are currently in, because these periods may be accompanied by loss of jobs as well as an increased rate of delinquencies and defaults on our outstanding leases. These periods may also be accompanied by decreased consumer demand for automobiles and declining values of automobiles, which weakens our collateral coverage with our financing source. Significant increases in the inventory of used automobiles during periods of economic recession may also depress the prices at which repossessed or resale automobiles may be sold or delay the timing of these sales. Additionally, higher gasoline prices, unstable real estate values, reset of adjustable rate mortgages to higher interest rates, increasing unemployment levels, general availability of consumer credit or other factors that impact consumer confidence or disposable income, could increase loss frequency and decrease consumer demand for automobiles as well as weaken collateral values on certain types of automobiles. If the current economic slowdown continues to worsen, our business could experience significant losses and we could be forced to curtail or abandon our business operations.

There Are Risks That We Will Not Be Able To Implement Our Business Strategy.

Our financial position, liquidity, and results of operations depend on our sole officer and Director’s ability to execute our business strategy. Key factors involved in the execution of the business strategy include achieving the desired leasing volume, the use of effective credit risk management techniques and strategies, implementation of effective lease servicing and collection practices, and access to significant funding and liquidity sources. Our failure or inability to execute any element of our business strategy could materially adversely affect our financial position, liquidity, and results of operations.

A Substantial Part of the Company’s Target Consumer Base Includes Customers Which Are Inherently at High Risk for Defaults and Delinquencies.

A substantial number of our leases involve at-risk customers, which do not meet traditional dealerships’ qualifications for leases.  While we take steps to reduce the risks associated with such customers, including post-verification of the information in their lease applications and requiring down-payments ranging up to thirty percent of the manufacturer’s suggested retail price (MSRP) of the vehicles we lease, no assurance can be given that our methods for reducing risk will be effective in the future. In the event that we underestimate the default risk or under-price or under-secure leases we provide, our financial position, liquidity, and results of operations would be adversely affected, possibly to a material degree.  The Company believes that the expansion into the fleet leasing segment discussed above will help to reduce this risk over time.

The Company May Experience Write-Offs for Losses and Defaults, Which Could Adversely Affect Its Financial Condition And Operating Results.

It is common for the Company to recognize losses resulting from the inability of certain customers to pay lease costs and the insufficient realizable value of the collateral securing such leases. Additional losses will occur in the future and may occur at a rate greater than the Company has experienced to date.   If these losses were to occur in significant amounts, our financial position, liquidity, and results of operations would be adversely affected, possibly to a material degree.

We Incur Significant Costs As A Result Of Operating As A Fully Reporting Company And Our Management Is Required To Devote Substantial Time To Compliance Initiatives.

We incur significant legal, accounting and other expenses in connection with our status as a fully reporting public company. Specifically, we are required to prepare and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  Additionally, our sole officer and Director and significant shareholders are required to file Form 3, 4 and 5’s and Schedule 13d/g’s with the SEC disclosing their ownership of the Company and changes in such ownership.  Furthermore, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  As a result, our management (i.e., our sole officer and Director) and other personnel are required to devote a substantial amount of time and resources to the preparation of required filings with the SEC and SEC compliance initiatives. Moreover, these filing obligations, rules and regulations increase our legal and financial compliance costs and quarterly expenses and make some activities more time-consuming and costly than they would be if we were a private company. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our testing has previously revealed deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses.  The costs and expenses of compliance with SEC rules and our filing obligations with the SEC, or our identification of deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, could materially adversely affect our results of operations or cause the market price of our stock to decline in value.

We Are Governed Solely By A Single Executive Officer And Director, And, As Such, There May Be Significant Risk To Us From A Corporate Governance Perspective.

Mr. Parish, our sole officer and Director, makes decisions such as the approval of related party transactions, the compensation of executive officers (provided that Mr. Parish currently serves as our sole officer), and the oversight of the accounting function. Additionally, because we only have one executive officer, there may be limited segregation of executive duties, and thus, there may not be effective disclosure and accounting controls.  In addition, Mr. Parish will exercise full control over all matters that require the approval of the Board of Directors, as he currently serves as the sole Director of the Company. Accordingly, the inherent controls that arise from the segregation of executive duties and review and/or approval of those duties by the Board of Directors may not prevail. We have not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, Directors and significant shareholders (provided that Mr. Parish currently serves as our sole officer and Director). As such, the Company’s lease agreement with a partnership, which is owned by the Company’s two majority shareholders (Mr. Parish and Mr. Garcia), the Company’s notes payable to Jerry Parish, Victor Garcia, and a partnership which is owned by Mr. Parish and Mr. Garcia, the Company’s employment agreement with Mr. Parish and the amounts previously paid to Mr. Garcia in consideration for consulting services rendered (each as described in greater detail below under “Certain Relationships And Related Transactions”), were only approved by Mr. Parish as the Company’s sole Director, without Mr. Parish undertaking any formal review of those transactions.

We have not adopted corporate governance measures such as an audit or other independent committees as we presently do not have any independent Directors.  Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.  Due to the Company’s lack of formal policies and procedures for the review and approval of transactions with our executive officer, sole Director and significant shareholders, Mr. Parish will have the authority in his sole and absolute discretion to approve related party transactions.  This authority could lead to perceived or actual conflicts of interest between Mr. Parish and the Company.  Additionally, Mr. Parish may approve transactions or the terms of transactions which independent Directors may not have approved.  Investors should keep in mind that they will have no say in the related party transactions that Mr. Parish approves, that Mr. Parish has the sole authority to approve all related party transactions, and because of the above, Mr. Parish may approve transactions which are adverse to the interests of the shareholders of the Company.  Actual or perceived conflicts of interest between Mr. Parish and the Company’s other shareholders could cause the value of the Company’s common stock to decline in value or trade at levels lower than similarly situated companies that have policies and procedures in place for the review and approval of related party transactions.

We Are Selling This Offering Without An Underwriter And May Be Unable To Sell Any Shares.

This offering is self-underwritten, which means that we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our sole officer and Director, Jerry Parish, who will receive no commissions.  He will offer the shares to friends, family members, and business associates; however, there is no guarantee that he will be able to sell any of the shares.  Unless he is successful in selling all of the shares and we receive the proceeds from this offering, we may have to seek alternative financing to implement our business plan.

You Will Experience Immediate And Substantial Dilution As A Result Of This Offering And May Experience Additional Dilution In The Future.

The offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock.  As a result, you will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 70,000,000 shares offered in this offering at an assumed public offering price of $______ per share, and after deducting estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $_____ per share, or  _______%, at the assumed public offering price. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain further dilution.

Because We Will Have Broad Discretion And Flexibility In How The Net Proceeds From This Offering Are Used, We May Use The Net Proceeds In Ways With Which You Disagree.

We currently intend to use the net proceeds from this offering to pay down debt, acquire additional vehicles for leases, marketing initiatives and working capital and general corporate purposes. See ‘‘Use of Proceeds’’ on page 22.  However, we have not allocated specific amounts of the net proceeds from this offering for the foregoing purposes. Accordingly, our management (i.e., our sole officer and Director) will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our sole officer and Director with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our sole officer and Director to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We Do Not Intend To Pay Cash Dividends On Our Common Stock In The Foreseeable Future, And Therefore Only Appreciation Of The Price Of Our Common Stock Will Provide A Return To Our Stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business.  We do not intend to pay cash dividends in the foreseeable future.  Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our sole Director.   As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

The Market Price of Our Common Stock Historically Has Been Volatile.

The market price of our common stock historically has fluctuated significantly based on, but not limited to, such factors as general stock market trends, announcements of developments related to our business, actual or anticipated variations in our operating results, our ability or inability to generate new revenues, and conditions and trends in the market for automobile leasing services.

In recent years, the stock market in general has experienced extreme price fluctuations that have oftentimes been unrelated to the operating performance of the affected companies. Similarly, the market price of our common stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

Securities Analysts May Not Cover Our Common Stock And This May Have A Negative Impact On Our Common Stock’s Market Price.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our Company, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

Our Operations Are Subject to Significant Competition.

The automobile leasing industry is highly competitive. The Company currently competes with several larger competitors such as Americredit Corp. and Americas Car Mart. Although we believe that our services compare favorably to our competitors, the Company can make no assurance that it will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices we charge for our products and services, will not arise. In the event that the Company cannot effectively compete on a continuing basis or competitive pressures arise, such inability to compete or competitive pressures could have a material adverse effect on the Company’s business, results of operations and financial condition.

Our Earnings May Decrease Because Of Increases Or Decreases In Interest Rates.

Changes in interest rates could have an adverse impact on our business. For example:

•	rising interest rates will increase our borrowing costs;

•	rising interest rates may reduce our consumer automotive financing volume by influencing customers to pay cash for, as opposed to leasing vehicles; and

•	rising interest rates may negatively impact our ability to remarket off lease vehicles.

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which leases are prepaid.

Our Business May Be Adversely Affected If More Burdensome Government Regulations Were Enacted.

Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations.  In most states in which we operate, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders and sales finance companies such as us. These rules and regulations generally provide for licensing as a sales finance company or consumer lender or lessor, limitations on the amount, duration and charges, including interest rates, for various categories of loans, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights. In certain states, we are subject to periodic examination by state regulatory authorities. Some states in which we operate do not require special licensing or provide extensive regulation of our business.

We are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and lessees and protect against discriminatory lending and leasing practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract or loan and the lease terms to lessees of personal property. The Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, age or marital status. According to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring system used by us must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency and to respond to consumers who inquire regarding any adverse reporting submitted by us to the consumer reporting agencies. Additionally, we are subject to the Gramm-Leach-Bliley Act, which requires us to maintain the privacy of certain consumer data in our possession and to periodically communicate with consumers on privacy matters. We are also subject to the Servicemembers Civil Relief Act, which requires us, in most circumstances, to reduce the interest rate charged to customers who have subsequently joined, enlisted, been inducted or called to active military duty. The dealers who originate automobile finance contracts and leases purchased by us also must comply with both state and federal credit and trade practice statutes and regulations. Failure of the dealers to comply with these statutes and regulations could result in consumers having rights of rescission and other remedies that could have an adverse effect on us.

We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable local, state and federal regulations. There can be no assurance however; that we will be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on our operations. Further, the adoption of additional, or the revision of existing, rules and regulations could have a material adverse effect on our business.

Compliance with applicable law is costly and can affect operating results. Compliance also requires forms, processes, procedures, controls and the infrastructure to support these requirements, and may create operational constraints. Laws in the financial services industry are designed primarily for the protection of consumers. The failure to comply with these laws could result in significant statutory civil and criminal penalties, monetary damages, attorneys’ fees and costs, possible revocation of licenses and damage to reputation, brand and valued customer relationships.

In the near future, the financial services industry is likely to see increased disclosure obligations, restrictions on pricing and fees and enforcement proceedings, which could have a material adverse effect on our revenues and results of operations.

Shareholders May Be Diluted Significantly Through Our Efforts To Obtain Financing And Satisfy Obligations Through The Issuance Of Additional Shares Of Our Common Stock.

Our sole Director may attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock or convertible securities, convertible into shares of our common stock. Our sole Director has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock (either restricted shares in private placements or registered shares), possibly at a discount to market in the future. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s (i.e., our sole officer and Director’s) ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

Investors May Face Significant Restrictions On The Resale Of Our Common Stock Due To Federal Regulations Of Penny Stocks.

Our common stock will be subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended, as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

We Have Reported Several Material Weaknesses In The Effectiveness Of Our Internal Controls Over Financial Reporting, And If We Cannot Maintain Effective Internal Controls Or Provide Reliable Financial And Other Information, Investors May Lose Confidence In Our SEC Reports.

We reported material weaknesses in the effectiveness of our internal controls over financial reporting related to the lack of segregation of duties and the need for a stronger internal control environment.  In addition, we concluded that our disclosure controls and procedures were ineffective and that material weaknesses existed in connection with such internal controls. Specifically, we identified the following two material weaknesses in our internal control over financial reporting at the end of each period from December 31, 2007 through December 31, 2012:

•
Inadequate and ineffective controls over the period-end financial reporting close process - The controls were not adequately designed or operating effectively to provide reasonable assurance that the financial statements could be prepared in accordance with GAAP. Specifically, we did not have sufficient personnel with an appropriate level of technical accounting knowledge, experience and training to adequately review manual journal entries recorded, ensure timely preparation and review of period-end account analyses and the timely disposition of any required adjustment, review of our customer contracts to determine revenue recognition in the proper period, and ensure effective communication between operating and financial personnel regarding the occurrence of new transactions; and

•
Adequacy of accounting systems at meeting Company needs — The accounting system in place at the time of the assessment lacks the ability to provide high quality financial statements from within the system, and there were no procedures in place or built into the system to ensure that all relevant information is secure, identified, captured, processed, and reported within the accounting system. Failure to have an adequate accounting system with procedures to ensure the information is secure and accurately recorded and reported, amounts to a material weakness to the Company’s internal controls over its financial reporting processes.

Internal control over financial reporting is designed to provide reasonable assurances regarding the reliability of our financial reporting and the preparation of our financial statements in accordance with U.S. generally accepted accounting principles, or GAAP.  Disclosure controls generally include controls and procedures designed to ensure that information required to be disclosed by us in the reports we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot maintain effective internal controls or provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer and we might become subject to litigation.

We Currently Have A Sporadic, Illiquid, Volatile Market For Our Common Stock, The Market For Our Common Stock Is And May Remain Sporadic, Illiquid, And Volatile In The Future, And Our Common Stock Was Previously Delisted From the Over-The-Counter Bulletin Board.

We currently have a highly sporadic, illiquid and volatile market for our common stock, which market is anticipated to remain sporadic, illiquid and volatile in the future and will likely be subject to wide fluctuations in response to several factors, including, but not limited to:

•	actual or anticipated variations in our results of operations;
•	our ability or inability to generate revenues;
•	the number of shares in our public float;
•	increased competition; and
•	conditions and trends in the market for vehicle leasing services.

On July 23, 2012, our common stock was delisted from the Over-The-Counter Bulletin Board (“OTCBB”) due to the fact that no market maker quoted our common stock on the OTCBB for a period of four or more days.  Since that date our common stock has traded on the OTCQB market. We have not yet determined whether we will relist our common stock on the OTC Bulletin Board or continue to be quoted on the OTCQB market maintained by the OTC Markets Group Inc.  Because our common stock is traded on the OTCQB, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Due to the limited volume of our shares which trade, we believe that our stock prices (bid, ask and closing prices) may not be related to the actual value of the Company, and not reflect the actual value of our common stock. Additionally, the value of our common stock could be adversely impacted by the fact that our common stock was recently delisted from the OTCBB, differences between the OTCQB versus the OTCBB markets and/or negative perceptions relating to such delisting.  Shareholders and potential investors in our common stock should exercise caution before making an investment in the Company, and should not rely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine the value of our common stock based on the information contained in the Company's public reports, industry information, and those business valuation methods commonly used to value private companies.

DETERMINATION OF THE OFFERING PRICE

The offering price of the 70,000,000 shares being offered was derived from the “closing price” of the shares on the OTCQB market as reported by the OTC quotation system on the date immediately preceding the date of this Prospectus.

USE OF PROCEEDS

Our offering of 70,000,000 shares of common stock is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed.  The offering price per share is $_____________. The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company.

	If 25% of Shares Sold	Percentage of Proceeds	If 50% of Shares Sold	Percentage of Proceeds	If 75% of Shares Sold	Percentage of Proceeds	If 100% of Shares Sold	Percentage of Proceeds
NET PROCEEDS FROM THIS OFFERING	$		$		$		$

Purchase of Vehicles To Use For New Leases		$80%		$80%		$80%		$80%

General Corporate Purposes / Working Capital		$20%		$20%		$20%		$20%

The above figures represent only estimated costs.  All proceeds will be deposited into our corporate bank account. Any funds that we raise from our offering of the 70,000,000 shares will be immediately available for our use and will not be returned to investors. We do not have any arrangements to place the funds received from our offering of 70,000,000 shares in an escrow, trust or similar account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.   If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. If that happens, you will lose your investment and your funds will be used to pay creditors.

DILUTION

If you invest in our shares of common stock, your investment would be diluted immediately to the extent of the difference between the public offering price per share of common stock that you will pay in this offering, and the net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of June 30, 2013 was $1,096,484, or approximately $0.01 per share of common stock.  Net tangible book value per share is determined by dividing tangible stockholders’ equity, which is total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding.  Tangible assets represent total assets excluding goodwill and other intangible assets. Dilution in net tangible book value per share represents the difference between the amount per share of common stock issued in this offering and the net tangible book value per share of our common stock immediately afterwards.  Assuming the sale by us of shares of common stock at a public offering price of $_________ per share, after deducting the underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2013 would have been $__________ or $________ per share of common stock.  This represents an immediate increase in net tangible book value of $_______ per share to our existing shareholders and an immediate dilution in net tangible book value of $_______ per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

		Assuming All Shares Offered Herein Are Sold	Assuming 75% of The Shares Offered Herein Are Sold	Assuming 50% of The Shares Offered Herein Are Sold	Assuming 25% of The Shares Offered Herein Are Sold
Assumed offering price per share(1)	$	_____	_____	_____	_____
Net tangible book value before this offering	$	(____)	(____)	(____)	(____)
Increase per share attributable to new investors	$	(____)	(____)	(____)	(____)
Pro forma net tangible book value per share after this offering(1)	$	(____)	(____)	(____)	(____)
Dilution per share to new investors	$	(____)	(____)	(____)	(____)

(1)	After deduction of estimated offering expenses.

The foregoing illustration does not reflect potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock.

The following table sets forth the number of shares of common stock purchased, the total consideration paid, or to be paid to us, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, at an assumed public offering price of $________ per share, assuming all shares offered herein are sold:

	Shares Purchased		Total Cash Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing stockholders			$	%	$
New investors from public offering			$	%	$
Total			$	%

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013 on an actual basis and on a pro forma basis to reflect our sale of shares of common stock in this offering, at an assumed public offering price of $________ per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering may be different based on the actual public offering price and other terms of this offering determined at pricing.  You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our June 30, 2013 and 2012 financial statements and the related notes which are included elsewhere herein.

	As of June 30, 2013
	Actual	Pro Forma	Pro Forma (as adjusted)

Cash and cash equivalents	$525,627	$	$

Stockholders’ equity:
Preferred stock; Series B, 2,000,000 shares authorized at $0.001 par value, 2,000,000 shares outstanding at June 30, 2013	2,000
Common stock, 480,000,000 shares authorized at $0.001 par value, 80,414,980 shares issued and outstanding at June 30, 2013	80,415
Additional paid in capital	9,505,791
Retained earnings (deficit)	(10,684,690)
Total Stockholders’ Equity	(1,096,484)
Total Capitalization	$(570,857)	$	$

LEGAL PROCEEDINGS

As a consumer leasing company, we may be subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud, breach of contract and discriminatory treatment of applicants. Some litigation against us could take the form of class action complaints by consumers. Through our partnership with various automobile dealers, we may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies but can include requests for compensatory, statutory and punitive damages.

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations other than as provided below. We may become involved in material legal proceedings in the future.

On June 4, 2013, Comerica filed a lawsuit against us in the 281st Judicial District in Harris County, Texas bearing case number 2013-33154, seeking payment of amounts alleged due by us to Comerica and the enforcement of certain personal guaranties by Jerry Parish, our sole officer and Director, and Victor Garcia, a significant shareholder of the Company.  Subsequently, on June 28, 2013, we filed an answer to Comerica’s complaint alleging counterclaims against Comerica seeking damages for breach of contract, tortious interference with contract, and conversion.  On July 3, 2013, the court granted a temporary injunction against us prohibiting us from, among other things, commingling any income from any collateral held by Comerica and limiting us to $175,000 of normal business expenses per month.

We are currently in default in connection with our obligations to Comerica, and do not have sufficient funds to pay Comerica the amounts owed and we cannot provide any assurance that a court will not appoint a receiver over our assets.  We continue to operate business in the same manner and form as we had done prior to the litigation. We are currently in court ordered mediation with Comerica and have also been engaged in ongoing discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay any settlement with Comerica.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following sets forth our sole officer and Director (as used below, references to our Board of Directors, currently refer only to our sole Director, Jerry Parish) as of the date of this Prospectus:

Name	Position	Year of Appointment
Jerry Parish	Chief Executive Officer, President, Chief Financial Officer, Secretary, and sole Director	2008

Jerry Parish, Age 65

Jerry Parish, founder of The Mint Leasing, Inc. currently serves as the Chief Executive Officer, Chief Financial Officer, President, Secretary, and sole Director of the Company. Mr. Parish is an accomplished businessman, manager and salesman having spent his entire professional career in the automobile industry. Mr. Parish has served as both the Sales Manager and General Manager of several franchise dealerships in Texas, including Austin-Hemphill, Red McComb Automotive, Westway Ford and the Davis Chevrolet Organization. In recognition of Mr. Parish’s dedicated service to Red McComb Automotive, he received a number of awards including Salesman of the Year (in addition to his numerous “Salesman of the Month” awards). Mr. Parish, a native of Houston, Texas began his career with military service in the United States Navy.

Director Qualifications:

Mr. Parish has significant knowledge of the Company’s history, strategies, technologies and culture. Having led the Company as Chief Executive Officer and a Director since 1999, Mr. Parish has been the driving force behind the strategies and operational guidance that have generated more than a decade of operating history. His leadership of diverse business units and functions before becoming Chief Executive Officer gives Mr. Parish profound insight into the product development, marketing, finance, and operations aspects affecting the Company.

-------------------------------

Our sole officer and any officers appointed in the future will hold their positions at the pleasure of the Board of Directors (currently consisting solely of Mr. Parish), absent any employment agreement. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining Directors.

Involvement in Certain Legal Proceedings

Our sole Director has not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board of Directors Meetings

The Company had zero official meetings of the Board of Directors of the Company during the last fiscal year ending December 31, 2012.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Committees of the Board

Our Company currently does not have nominating, compensation or audit committees or committees performing similar functions, nor does our Company have a written nominating, compensation or audit committee charter. We believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the sole Director.

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The sole Director believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The sole Director will assess all candidates, whether submitted by management (i.e., our sole officer and Director) or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our sole Director may do so by directing a written request addressed to our President and Director, at the address appearing on the first page of this Prospectus.

CORPORATE GOVERNANCE

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. On July 18, 2008, the Board of Directors of the Company adopted a Code of Ethics for the Company’s senior officers (currently consisting solely of Mr. Parish).  Mr. Parish, as the sole Director believes that these individuals must set an exemplary standard of conduct, particularly in the areas of accounting, internal accounting control, auditing and finance.  This code sets forth ethical standards to which the designated officers must adhere and other aspects of accounting, auditing and financial compliance.

In lieu of an Audit Committee, the Company’s sole Director is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The sole Director reviews the Company's internal accounting controls, practices and policies.

Risk Oversight

Effective risk oversight is an important priority of the sole Director. Because risks are considered in virtually every business decision, the sole Director discusses risk throughout the year generally or in connection with specific proposed actions. The sole Director’s approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight, and fostering an appropriate culture of integrity and compliance with legal responsibilities. The sole Director exercises direct oversight of strategic risks to the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth compensation information with respect to our Chief Executive Officer and our Chief Financial Officer, who was our only executive officer during the years presented below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Options Awards($)	All Other Compensation	Total ($)

Jerry Parish	2012	$315,000	$-	$-	$-	$-	$315,000
CEO, CFO and President (1)	2011	$315,000	$-	$-	$-	$-	$315,000

*
Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.  No executive officer earned any non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above.

(1)        Mr. Parish has served as the Company’s Chief Executive Officer and President since July 18, 2008.

Our compensation and benefits programs are administered by our Board of Directors and are intended to retain and motivate individuals with the necessary experience to accomplish our overall business objectives within the limits of our available resources.  Consequently, the guiding principles of our compensation programs are:

•	simplicity, clarity, and fairness to both the employee and the Company;
•	preservation of Company resources, including available cash; and
•	opportunity to receive fair compensation if the Company is successful.

Each element of our compensation program contributes to these overall goals in a different way.

•	Base Salary and Benefits are designed to provide a minimum threshold to attract and retain employees identified as necessary for our success.
•	Cash Bonuses and equity awards are designed to provide supplemental compensation when the Company achieves financial or operational goals within the limits of our available resources.

All compensation payable to the Chief Executive Officer is reviewed annually by the Board of Directors (currently consisting solely of Mr. Parish) and changes or awards are approved by the Board of Directors.

Board Compensation

Mr. Parish was the sole Director of the Company during the year ended December 31, 2012.  Mr. Parish’s compensation is included in the table above.  Mr. Parish did not receive any consideration separate from the compensation provided to him as an officer of the Company, as provided above, for serving as a Director of the Company during the year ended December 31, 2012.

The following table sets forth certain information concerning unexercised stock options for each named executive officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercis- able (1)	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Jerry Parish	2,000,000	-	-	3.00	7/18/2018	-	-	-	-

(1) In July 2008, the Company granted stock options to purchase 2,000,000 shares of common stock to Mr. Parish, in connection with the assumption of his employment agreement with Mint Texas. The exercise price of the options is $3.00 and the options expire ten years after the grant date.

Employment Agreement:

On July 18, 2008, the Company assumed a three year employment agreement between Mint Texas and Mr. Parish, originally effective as of July 10, 2008.  The employment agreement provides for a salary $675,000 per annum and a bonus payable quarterly equal to 2% of the Company’s “modified EBITDA” (as defined in the employment agreement), as well as a discretionary bonus payable at the option of the Company’s Board of Directors (currently consisting solely of Mr. Parish).  Upon the termination of the employment agreement for cause by the Company (as defined therein) or by Mr. Parish, without cause, Mr. Parish will receive only the benefits and compensation he has earned as of the termination date of the agreement.  Upon termination of the agreement by Mr. Parish for good cause (as defined therein) disability, or death, Mr. Parish is due his compensation for the remainder of the current calendar month, and for 12 months thereafter (or such shorter period as the agreement is in effect) and his pro-rated bonus. In the event Mr. Parish’s employment is terminated and compensation is due to Mr. Parish as provided above, he will be paid compensation based on his current salary level regardless of the total provided for in the employment agreement (e.g., as described below, Mr. Parish currently accepts a lower yearly salary from the Company than provided for in his employment agreement). During 2012, 2011 and 2010, Mr. Parish received cash compensation of $315,000, $315,000 and $379,995, respectively. Mr. Parish has agreed to forgo any additional cash compensation he would be entitled to under his employment agreement for 2012, 2011 and 2010.

Mr. Parish also receives five weeks of vacation per year pursuant to the employment agreement, of which up to four weeks of vacation time shall roll over to the following year if not used.  Mr. Parish may also exchange up to one week’s vacation time per year in exchange for an additional one week’s salary from the Company. The amount of salary Mr. Parish has the right to receive each year in exchange for one week’s vacation time is based on his then current salary level regardless of the total provided for in the employment agreement (e.g., as described above, Mr. Parish currently accepts a lower yearly salary from the Company than provided for in his employment agreement).

In July 2008, the Company granted stock options to purchase 2,000,000 shares of common stock to Mr. Parish, in connection with the assumption of his employment agreement with Mint Texas. The exercise price of the options is $3.00 and the options expire ten years after the grant date. One third of the options may be exercised respectively on the first, second and third anniversary of the grant date (July 18, 2008).

On August 17, 2011, the Company and Mr. Parish entered into a three-year extension of the employment agreement.  None of the other terms or conditions of the employment agreement was modified by the extension.

On August 9, 2012, and effective July 10, 2012, the Company entered into a Second Amendment to employment agreement (the “Second Amendment”) with Mr. Parish, which amended Mr. Parish’s employment agreement with the Company.  The Second Amendment extended the employment agreement for five (5) years from July 10, 2012, such that the employment agreement now expires on July 10, 2017; provided for Mr. Parish’s compensation to increase by not less than 10% upon completion of an acquisition by the Company with an aggregate value of not less than $1,000,000; and provided for Mr. Parish to formally waive any rights to unpaid salary which he may have for periods prior to the execution date of the Second Amendment.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this Prospectus, by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;(ii) each of our officers and Directors (provided that Mr. Parish currently serves as our sole officer and Director); and (iii) all of our officers and Directors as a group.

Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this Prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. The following table is based on 80,414,980 shares of common stock outstanding as of the date of this Prospectus.

Unless otherwise indicated, the address of each individual named below is the address of our executive offices at 323 N. Loop West, Houston, Texas, 77008.

Name and Address of Beneficial	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned after the Offering			Total Voting Shares Beneficially Owned Prior To Offering (2)			Total Voting Shares Beneficially Owned After Offering (2)(3)
Owner	Number		Percentage	Number		Percentage (3)	Number		Percentage	Number		Percentage
Sole Officer and Director
Jerry Parish	44,678,872	(1)	54.2%	44,678,872	(1)	29.3%	125,093,853	(4)	76.8%	195,093,853	(4)	64.4%
(All of the Officers and Directors as a Group (1 person))	44,678,872	(1)	54.2%	44,678,872	(1)	29.3%	125,093,853	(4)	76.8%	195,093,853	(4)	64.4%

5% Shareholders
Victor Garcia 222 Detering Houston, Texas 77007	34,502,755		42.9%	34,502,755		22.9%	34,502,755		15.7%	34,502,755		11.5%

(1)           Includes stock options to purchase 2,000,000 shares of common stock. The exercise price of the options is $3.00 per share, and the options expire on July 10, 2018.

(2)           Takes into account the voting ability of the Company’s Series B Preferred Stock shares which allow the holder to vote a number of voting shares equal to the total number of voting shares of the Company issued and outstanding as of any record date for any shareholder vote plus one additional share. The Series B Convertible Preferred Stock shares are convertible at the option of the holder with 61 days’ notice to the Company into 10 shares of common stock for each share of preferred stock issued and outstanding, which conversion rate may be increased by the Company’s sole Director from time to time as provided in the preferred stock designations.  Mr. Parish holds all 2,000,000 outstanding shares of Series B Preferred Stock.

(3)           Assumes the sale of all 70,000,000 shares of common stock offered by the Company pursuant to this Prospectus.

(4)           Includes the voting rights associated with the Company’s Series B Preferred Stock shares which are solely owned by Mr. Parish, as described above in footnote 2.

INTEREST OF NAMED EXPERTS AND COUNSEL

This Form S-1 Registration Statement was prepared by our counsel, The Loev Law Firm, PC.  The financial statements attached hereto for the years ended December 31, 2012 and 2011, were audited by M&K CPAS, PLLC.  The Loev Law Firm, PC, and M&K CPAS, PLLC do not have any interest contingent or otherwise in The Mint Leasing, Inc.

EXPERTS

The financial statements of the Company as of December 31, 2012 and 2011, included in this Prospectus, have been audited by M&K CPAS, PLLC, our independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our company or any of our parents or subsidiaries.  Nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our Articles of Incorporation, as amended, allow us to indemnify our officers and Directors from certain liabilities.  Our Articles of Incorporation, as amended provide that any person who was or is a party or is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a Director, officer, incorporator, employee, or agent of the Company, or is or was serving at the request of the Company as a Director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Company to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding.   Such right of indemnification continues as to a person who has ceased to be a Director, officer, incorporator, employee, partner, trustee, or agent and inures to the benefit of the heirs and personal representatives of such a person.

Additionally, our Articles of Incorporation, as amended, provide that a Director of the Company shall not be personally liable to the Company or its stockholders for any damages as a result of any act or failure to act in his capacity as a Director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a Director or officer, and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Neither our Bylaws nor our Articles of Incorporation, as amended, include any specific indemnification provisions for our officers or Directors against liability under the Securities Act of 1933, as amended (the “Securities Act”).. Additionally, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Corporate History

The Mint Leasing, Inc. (the “Company,” “Mint,” "Mint Leasing", “we,” “Mint Nevada,” and “us”) was incorporated in Nevada on September 23, 1997 as Legacy Communications Corporation.

Effective July 18, 2008, The Mint Leasing, Inc., a Texas corporation, which was incorporated on May 19, 1999, and commenced operations on that date (“Mint Texas”), a privately-held company, completed the Plan and Agreement of Merger between itself and the Company (for the purposes of this paragraph, “Mint Nevada”), and the two shareholders of Mint Texas (Jerry Parish, our sole officer and Director and Victor Garcia, our former Director), pursuant to which Mint Nevada acquired all of the issued and outstanding shares of capital stock of Mint Texas.   In connection with the acquisition of Mint Texas, Mint Nevada issued 70,650,000 shares of common stock, and 2,000,000 shares of Series B Convertible Preferred stock to the selling stockholders and owners of Mint Texas.   Additionally, the Company granted stock options to purchase 2,000,000 shares of common stock to Mr. Parish.  The exercise price of the options is $3.00 per share, and the options expire in 2018.  One-third of the options vested to Mr. Parish on the first, second and third anniversary of the grant date (July 28, 2008).  Consummation of the merger did not require a vote of the Mint Nevada shareholders.  As a result of the acquisition, the shareholders of Mint Texas own a majority of the voting stock of Mint Nevada as described below, Mint Texas is a wholly-owned subsidiary of Mint Nevada, and the Company (Mint Nevada) changed its name to The Mint Leasing, Inc. No prior material relationship existed between the selling shareholders and Mint Nevada, any of its affiliates, or any of its Directors or officers, or any associate of any of its officers or Directors.  Effective on July 18, 2008, our former operations as a developer and purchaser of radio stations ceased and since that date our operations have solely been the operations of Mint Texas, our wholly-owned subsidiary.

Unless otherwise stated, or the context suggests otherwise, the description of the Company’s business operations below includes the operations of Mint Texas, the Company’s wholly-owned subsidiary and its other subsidiaries.

The Board of Directors approved a one-for-twenty reverse stock split (the “Reverse Stock Split”) with respect to shares of common stock outstanding as of July 16, 2008. Unless otherwise stated, all share amounts listed herein retroactively reflect the Reverse Stock Split.

As set forth in the Company’s Information Statement on Schedule 14C dated June 26, 2008, the Company adopted the Second Amended and Restated Articles of Incorporation and Amended Bylaws as of July 18, 2008.  The Company further amended the Second Amended and Restated Articles of Incorporation on July 18, 2008 to change the Company’s name from Legacy Communications Corporation to The Mint Leasing, Inc., effective as of July 21, 2008.

Effective in July 2008, the Company designated Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, as described in greater detail herein.

Moody Bank Credit Facility

Effective August 3, 2009, the Company entered into a secured $10,000,000 revolving credit agreement (the “Revolver”) with Moody National Bank (“Moody” and “Moody Bank”) to finance the purchase of vehicles for lease. The interest rate on the Revolver is the prime rate plus 1% with a floor of 6%. The Revolver is secured by purchased vehicles, the related receivables associated with leased vehicles, and the personal guaranties of Jerry Parish and Victor Garcia (the Company’s majority shareholders).

The credit agreement also required the Company to meet a debt to tangible net worth ratio of 2.5 to one at December 31, 2009; which the Company did not meet. At December 31, 2009, the availability under the $10,000,000 Revolver was limited to $2,500,000. The outstanding balance at December 31, 2009 was $1,679,319. The Revolver matured on December 31, 2009 and was renewed for an additional 60 days at which time an additional $820,681 was advanced to the Company. On February 28, 2010, the Company executed a second renewal, extension and modification of the Revolver (the “Amended Moody Revolver”). The Amended Moody Revolver extended the maturity date of the facility to March 1, 2011, reduced the amount available under the facility to $2,500,000, fixed the interest rate on the facility at 6.5%, and provided for 11 monthly payments of principal and interest of $37,817, with the remaining balance due at maturity. Effective February 28, 2011, the Company executed a Third Renewal, Extension and Modification of the Revolver (the "Third Renewal"). Under the terms of the Third Renewal, the maturity date of the Revolver was extended to March 1, 2012, the amount available remained at $2,500,000, the interest rate was increased and fixed at 6.75%, and the Third Renewal provided for 11 monthly payments of principal and interest of $45,060, with the remaining balance due at maturity on March 1, 2012. On March 29, 2012 and effective March 1, 2012, Moody Bank agreed to enter into a Fourth Renewal, Extension and Modification Agreement (the “Fourth Renewal”), pursuant to which Moody Bank agreed to extend the due date of the Revolver to March 1, 2013 and we agreed to pay monthly payments of principal and interest due under the Revolver of $57,500 per month until maturity. The amount outstanding under the Revolver at the time of the parties’ entry into the Fourth Renewal was $1,822,767.

On March 26, 2013 and effective March 1, 2013, Moody Bank agreed to enter into a Fifth Renewal, Extension and Modification Agreement (the “Fifth Renewal”), pursuant to which Moody Bank agreed to extend the due date of the Revolver to March 1, 2014 and we agreed to increase the interest rate of the Revolver to 6.75% per annum and to pay monthly payments of principal and interest under the Revolver of $62,500 per month (beginning April 1, 2013) until maturity.  The amount outstanding on the Revolver as of the parties’ entry into the Fifth Renewal was $1,290,463.

At June 30, 2013, the outstanding balance on the Revolver was $1,122,582.  Additionally, at December 31, 2013 and June 30, 2013, we were not in compliance with certain covenants required by the Revolver, which non-compliance was previously waived by Moody (see also the risk factor entitled “Our Credit Facilities Require Us To Observe Certain Covenants, And Our Failure To Satisfy Such Covenants Could Render Us Insolvent.” above under “Risk Factors”).

Comerica Bank Credit Facility

On or around January 6, 2009, the Company entered into a renewal of its $33,000,000 revolving credit facility with Sterling Bank of Houston, Texas (now Comerica Bank “Comerica Bank”) that matured on October 2, 2009. On or around October 27, 2009, the Company entered into a Modification, Renewal and Extension Agreement and an Amended and Restated Loan Agreement in connection with its $33,000,000 line of credit facility with Comerica Bank (collectively the “Renewal”). On or around July 30, 2010, we entered into a Modification Agreement with Comerica Bank to modify and amend the Renewal. On December 14, 2010, and effective November 10, 2010, we entered into an additional Modification Agreement with Comerica Bank to modify and amend the Renewal (the “Modification”). On April 13, 2011, and effective as of March 10, 2011, the Company entered into an additional Modification Agreement with Comerica Bank (the "March 2011 Modification").

The Modification and March 2011 Modification also modified and amended our required borrowing base and minimum net worth requirements under the Renewal, which factor into whether we are in compliance with the terms and conditions of and/or in default of the terms of the Renewal.

The outstanding amount of the Renewal at the time of the parties’ entry into the Modification was $23,704,253, and the Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $110,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning December 10, 2010 and continuing until February 10, 2011 (we had previously been making monthly installment payments of $110,000 beginning in July 2010), with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on March 10, 2011 (previously the full amount of the Renewal as modified by the first Modification Agreement, was due and payable on November 10, 2010).

The outstanding amount of the Renewal at the time of the parties' entry into the March 2011 Modification was $22,648,222, and the March 2011 Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $160,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning April 10, 2011 and continuing until August 10, 2011, with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on September 10, 2011.

On October 27, 2011 and effective September 10, 2011, the Company entered into an additional Modification Agreement with Comerica Bank (the “September 2011 Modification”), to modify and amend the Renewal.

The September 2011 Modification, similar to the Modification and March 2011 Modification modified and amended our required borrowing base and minimum net worth requirements under the Renewal, which factor into whether we are in compliance with the terms and conditions of and/or in default of the terms of the Renewal.

The outstanding amount of the Renewal on the effective date of the September 2011 Modification was $21,846,701, and the September 2011 Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $260,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning October 10, 2011 and continuing until March 10, 2012, with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on March 10, 2012, which credit facility has since been extended as described below. Additionally, each month, we are required to pay Comerica Bank, in addition to the monthly payments, a prepayment of principal equal to the amount of all proceeds from the sale of our vehicles which have not already been paid to Comerica Bank as a result of the monthly payment.

The September 2011 Modification did not otherwise materially amend or modify the terms of the Renewal, which evidences a Secured Note Payable (the "Note Payable"); except that it increased the interest rate of the Note Payable to the prime rate plus 2.5%, compared to the prime rate plus 2% (as was previously provided under the terms of the Note Payable), in each case subject to a floor of 6%.

On March 30, 2012, and with an effective date of March 10, 2012, Comerica Bank agreed to extend the due date of the Renewal until June 10, 2012 and to forbear from enforcing certain covenants of the Renewal and we agreed to increase the amount of interest payable under the Renewal to the prime rate plus 3.5%, subject to a floor of 6%, which rate is currently 6.75% per annum, increase the monthly payments due under the Renewal to $275,000 per month, and pay fees associated with the extension totaling $210,000 (the “March 2012 Extension”). The outstanding balance on the Note Payable as of the effective date of the March 2012 Extension was $20,372,657.

Comerica subsequently agreed to further extend the maturity date of the Renewal, and on several dates agreed to accept a discounted payment in full satisfaction of the amounts owed in connection with the Renewal, provided that we were unable to make such discounted payments.

On April 8, 2013, we and Comerica entered into a Settlement, Release, Indemnity and Limited Forbearance Agreement (the “Forbearance Agreement”). Pursuant to the Forbearance Agreement, we agreed that the Renewal was in default and Comerica agreed to forbear from taking any action against us to enforce the default until the earlier of 4 p.m. on April 18, 2013, or the date that a default occurred under the Renewal other than in connection with our failure to repay such Renewal. We also agreed to pay $500,000 towards the balance of the Renewal on April 5, 2013, which funds have been paid to date and to pay a discounted settlement payment in full satisfaction of the Renewal in the amount of $12 million on April 18, 2013, along with legal fees of Comerica’s counsel (the “Settlement Amount”). We also agreed to release Comerica from and to indemnify Comerica against certain claims and causes of action.

We were unable to repay the Settlement Amount by April 18, 2013 and on June 4, 2013, Comerica filed a lawsuit against us in the 281st Judicial District in Harris County, Texas bearing case number 2013-33154, seeking payment of amounts alleged due by us to Comerica and the enforcement of certain personal guaranties by Jerry Parish, our sole officer and Director, and Victor Garcia, a significant shareholder of the Company.  Subsequently, on June 28, 2013, we filed an answer to Comerica’s complaint alleging counterclaims against Comerica seeking damages for breach of contract, tortious interference with contract, and conversion.  On July 3, 2013, the court granted a temporary injunction against us prohibiting us from, among other things, commingling any income from any collateral held by Comerica and limiting us to $175,000 of normal business expenses per month.

We are currently in default in connection with our obligations to Comerica, and do not have sufficient funds to pay Comerica the amounts owed and we cannot provide any assurance that a court will not appoint a receiver over our assets.  We continue to operate business in the same manner and form as we had done prior to the litigation. We are currently in court ordered mediation with Comerica and have also been engaged in ongoing discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay any settlement with Comerica.

At June 30, 2013, the outstanding balance on the Note Payable, which was in default, was $18,101,150. Under the terms of the renewals of the Note Payable, the Company has been and will continue to be unable to borrow any new funds under the credit facilities during 2013 or in subsequent years.

Our credit facility with Comerica Bank requires us to comply with certain affirmative and negative covenants customary for restricted indebtedness and as of June 30, 2013 and December 31, 2012, we were not in compliance with the Comerica Bank covenants (see also the risk factor entitled “Our Credit Facilities Require Us To Observe Certain Covenants, And Our Failure To Satisfy Such Covenants Could Render Us Insolvent.” above under “Risk Factors”).

In the event that we are unable to pay amounts due or agreed to to be paid to Comerica as a result of the mediation or otherwise or are unable to come to terms on a further forbearance or extension of the Renewal, Comerica could take further actions against us to enforce its security interest over our assets, seek immediate repayment of the full amount due under the facility, seek an immediate foreclosure of such assets and/or may take other actions which have a material adverse effect on our operations, assets and financial condition or force us to seek bankruptcy protection.  As of the date of this Prospectus, due to the fact that we are in default under the Renewal and since the Forbearance Agreement has expired, Comerica can take action against us at any time in their sole discretion to seek repayment of the Renewal, subject to the ongoing legal proceedings and outcome of the mediation which is currently in process.

Third Party Promissory Notes
On March 1, 2011, the Company entered into a Promissory Note with Pamela Kimmel, a third party, in the amount of $100,000, which accrues interest at the rate of 12% per annum payable monthly, and was due on March 1, 2012. The Promissory Note was secured by the personal guaranty of Jerry Parish. This note was paid off on March 26, 2011, with the proceeds of a new Promissory Note as described below.

On March 26, 2011, the Company paid off the $100,000 Promissory Note and entered into a new Promissory Note with Pamela Kimmel in the amount of $142,000, with a maturity date of March 26, 2012. The Promissory Note accrues interest at the rate of 12% per annum payable monthly. On December 6, 2011, the Company renegotiated the maturity date on $100,000 of the Promissory Note, and extended the maturity of that portion of the Promissory Note to December 6, 2012. The Promissory Note is secured by the personal guaranty of Jerry Parish. The outstanding balance at June 30, 2013 and December 31, 2012 was $142,000. The note has been extended until December 6, 2013.

On November 28, 2011, the Company entered into a Promissory Note with Pablo J. Olivarez (the husband of one of our employees) in the amount of $100,000, which accrues interest at the rate of 12% per annum payable monthly, and was due on December 28, 2012. The Promissory Note was secured by the personal guaranty of Jerry Parish. The outstanding balance at June 30, 2013 and December 31, 2012 was $100,000. The note has been extended until December 28, 2013.

In March 2012, the Company entered into a Promissory Note with Sambrand Interests, LLC, a third party in the amount of $220,000, which accrues interest at the rate of 12% per annum payable monthly, and was due in March 2013. The Promissory Note was secured by the personal guaranty of Jerry Parish. The outstanding balance at at June 30, 2013 and December 31, 2012 was $220,000. The note has been extended until March 2014.

In May 2012, the Company entered into another Promissory Note with Sambrand Interests, LLC, in the amount of $250,000, which accrues interest at the rate of 12% per annum payable monthly, and was due in May 2013. The Promissory Note was secured by the personal guaranty of Jerry Parish. The outstanding balance at June 30, 2013 and December 31, 2012 was $250,000.

The following table summarizes the credit facilities and promissory notes discussed above for the period ended June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Credit Facility - Comerica Bank, currently in default	$18,101,150	$19,063,447
Credit Facility - Moody Bank, currently in default	1,122,582	1,385,885
Promissory Notes	712,000	712,000
Total notes payable	$19,935,732	$21,161,332

As described above, the Company is currently in default of its Comerica credit facility and was required to pay Comerica an aggregate of approximately $12 million on April 18, 2013, in satisfaction of the Renewal, which funds the Company does not currently have. Comerica could take further actions against us to enforce its security interest over our assets, seek repayment of the full amount due under the facility (and not just the Settlement Amount), seek an immediate foreclosure of such assets and/or may take other actions which may have a material adverse effect on our operations, assets and financial condition.

Description of Business

Mint Leasing is a company in the business of leasing automobiles and fleet vehicles throughout the United States. We have been in business since May 1999. Over 800 franchise dealers have signed dealer agreements with the Company. Additionally, Mint Leasing has partnerships with more than 500 dealerships within 17 states. However, most of its customers are located in Texas and seven other states in the Southeast, with the majority of the leases originated in 2011 and 2010 with customers in the state of Texas. We generate partnerships with dealerships through the business relationships our Chief Executive Officer and sole Director, Jerry Parish, has built over the past 40 years. Lease transactions are also solicited and administered by the Company’s sales force and staff. The Company’s primary marketing and sales strategy is to market to automobile dealers that have established a history of directing customers to the Company.

We act as an indirect lender to customers. Generally, brand-name automobile dealers with which we have a relationship send us applications of customers for approval in order to allow such customers, which may not meet the higher leasing criteria of those dealerships, to lease new or late-model-year vehicles. We also generate business from pre-existing clients, referrals from non-dealerships and walk-ins. Once we receive an application, the credit analysts at Mint Leasing review every deal individually, refusing to depend on a target “beacon score” to determine authorization for each deal and instead relying on a common-sense approach for deal approval. Assuming the Company approves credit for the buyer; the Company will purchase the subject automobile directly from the dealership and then lease such automobile directly to the buyer. Once the automobile is purchased by the Company from the dealership, the dealership is no longer involved in the transaction and the buyer pays the Company directly pursuant to the lease terms. If at the end of the lease term, the leasee decides not to purchase the vehicle, the Company will either put the vehicle on its lot to be re-leased or sell it at auction. Similarly, if the leasee defaults under the terms of the lease, the Company will repossess the vehicle and either re-lease it or sell it at auction, depending on the condition of the vehicle and the Company’s independent estimation of whether it may be re-leased. The Company’s sales are principally accomplished through the Company’s sales force, which includes three full-time employees. All vehicles are stored at the Company’s principal business location.

We had a total of approximately 2,500 leases in place as of December 31, 2009; 2,000 in place as of December 31, 2010; 1,500 in place as of December 31, 2011, and 1,700 in place as of December 31, 2012.   The Company has chosen to reduce its total leases over the last three years due to the downturn in the economy; provided that the Company has also been limited in the funds available to it for the purchase of vehicles under its lines of credit, as described in greater detail above. We currently have approximately 1,100 cars in our inventory (including vehicles which are being leased). The value of our inventory was $36.6 million as of December 31, 2009; $29.7 million as of December 31, 2010; $25.6 million as of December 31, 2011; and $22.7 million as of December 31, 2012.   We generated approximately $935,000 per month in revenues from individually leased vehicles, and $130,000 per month in revenues from fleet leased vehicles and approximately $70,000 per month in revenues from other sources (including the sale of vehicles) during the year ended December 2010.  We generated approximately $830,000 per month in revenues from individually leased vehicles, and $125,000 per month in revenues from fleet leased vehicles and approximately $150,000 per month in revenues from other sources (including the sale of vehicles) during the year ended December 2011. We generated approximately $400,000 per month in revenues from individually leased vehicles, and $420,000 per month in revenues from fleet leased vehicles and approximately $100,000 per month in revenues from other sources (including the sale of vehicles) during the year ended December 2012.

As of the filing of this Prospectus, we had approximately 1,100 outstanding leases which were in good standing, and approximately 70 leases which are over 60 days delinquent.  Historically, leasees have defaulted on approximately 15% of our leases, which vehicles we have been forced to repossess.  We turn over all repossessions to licensed repossession companies.  We do not repossess any vehicles ourselves.

Payments are received by leasees in the form of cash, automatic bank withdrawals, debit card and credit card payments, and checks.

Industry Segment

With the average cost of new cars rising annually, it is becoming increasingly vital for consumers to understand the alternative financing options at their disposal. This is one of the core missions of Mint Leasing – to educate the average consumer about financing alternatives. It is imperative that consumers understand that by choosing to lease the vehicle, rather than purchase, they may reduce their risk and save money. Mint Leasing believes it provides consumers with the best of both worlds – the ability to drive their dream car, without having to spend more than they can afford. With car and housing prices at all-time highs over the past decade; the auto leasing industry has increased in popularity.

Mint Leasing maintains two significant, distinct client sectors – (1) The Franchise Dealer and (2) The Individual Consumer.

The Franchise Dealer

The Chief Executive Officer and sole Director of Mint Leasing, Jerry Parish, has been a part of the automobile industry for most of his adult life. It is through his knowledge, reputation and expertise that Mint Leasing has forged hundreds of partnerships with dealers across the United States.

Mint Leasing maintains these relationships with dealerships based on the Company’s innovative lease structure. By partnering with Mint Leasing, dealers are provided the opportunity to attract consumers who would otherwise fail to meet their financing standards. We believe that this availability permits franchise dealers to increase their client base, move inventory, and reduce the risk of default, resulting in an increase in profit. In addition to these benefits, Mint Leasing provides a unique payment structure which we believe actually increases the dealer’s profit in the sale.  Upon verification of a consumer’s credit and execution of the lease, Mint Leasing will purchase the vehicle the consumer desires to lease directly from the dealer. The newly purchased vehicle, which is owned by Mint Leasing, is leased by Mint Leasing directly to the consumer as described in greater detail below.

We believe these benefits provide Franchise Dealers with an ideal partnership with Mint Leasing.

The Individual Consumer

While the Company’s primary customer is the Franchise Dealer, Mint Leasing’s financial relationship is with the consumer/lessee of the vehicle. The benefits of offering leasing alternatives are clear for the dealer – leasing provides yet another option for consumers looking to purchase (or lease) a new vehicle. Mint Leasing believes however that the benefits to the consumer are less clear.

We believe that the choice to lease always provides one automatic benefit to the consumer – the lack of initial cash expenditure. With leasing there is normally a small amount of cash necessary to “close the deal”. At Mint Leasing, the necessity of a “down payment” is determined by the customer’s credit score. As with most terms, a Mint Leasing lease can be structured to meet the individual consumer’s needs. Also, the tax benefits of an auto lease may exceed those of a loan. With an auto loan, the buyer is typically required to pay the sales tax up front in a lump sum. However, with an auto lease the lessee is permitted to amortize the sales tax over the course of the lease, thereby reducing the upfront costs.

Additionally, the availability of financing is critical to the sales of both used and new cars. Americans overwhelmingly choose to, or need to, finance the purchase of automobiles to cover the majority, if not all, of the sales price.

Role of Traditional Lending at a Dealership

Typically, auto financing is arranged through the dealer at the time of the car purchase. Most car dealers provide financing through a wide variety of banks, manufacturer finance subsidiaries and independent finance companies who lend to prime customers. The dealer is typically compensated by the financier through a fee based on the difference between the amount provided by the institution and the loan negotiated with the customer. In the case of high-risk and sub-prime sources, the dealer may, in fact, have to pay a discount in order to place the loan.

Expansion Opportunity – The Fleet Customer

In 2010, Mint Leasing began to actively seek out a new market segment – leasing to commercial customers who maintain small fleets of vehicles, particularly rental car franchise owners and large repair shop operations that rent cars to customers having work done at their shops.  We believe that there are several advantages to leasing to these customers, including that:

●	They are generally better credit risks than the individual consumer because the leased vehicles will be used to generate income to service the lease payments;
●	Lease payments are guaranteed by both the Company and the owner individually;
●	Payments are set up via automatic debits; and
●	They lease several vehicles of similar make and model at one time, allowing Mint Leasing to negotiate better pricing from dealers.

While these customers may also be in a position to demand better terms, thus lowering the gross margin for Mint Leasing, we believe that the risk of default is minimal and the opportunity for cost savings significant.  Over the course of 2010, 2011 and 2012, this market segment grew to represent over 50% of the total receivables for Mint Leasing. As of the date of this Prospectus, the Company expects to continue to expand this segment over the coming year, while still maintaining its consumer business segment.

The Advantages of Mint Leasing

Mint Leasing offers a different approach to auto financing. Mint Leasing doesn’t rely on Finance Managers and salesmen to verify customers’ applications. Mint Leasing relies on its trained, experienced credit analysts to verify every transaction. Mint Leasing has entered into financial relationships with over 500 dealerships as a premier source for outside financing. Because the agreements with the dealerships have been pre-negotiated, Mint Leasing is able to quickly and efficiently respond to the dealerships and the individual customer’s immediate needs.  The Company uses a standard form of Dealer Agreement.  The Dealer Agreement requires the Company to pay the dealer within 30 days of the Company’s approval date, the purchase price of any vehicle; requires the dealer to collect all down payments from customers; requires the dealer, within 20 days from the date of purchase, to file all documentation necessary for the Company to have a perfected security interest in the vehicle; and requires the dealer to indemnify the Company against any breach of any provision of the dealer agreement.  The Company requires the dealer to execute its form of Dealer Agreement.

As a partner with the dealership, the finance manager/sales consultant at the dealership can enter the application information into the sales office computer while sitting beside the customer. The application is then instantly transmitted to Mint Leasing for approval. Approvals are displayed instantly, allowing the franchise dealer to quickly close the transaction.

Rather than rely on a weighted average credit score of the end customer, Mint Leasing chooses to apply a common sense approach to financing. While the customer’s credit score is taken into account, there is no minimum, or “beacon score” to determine approval. However, Mint Leasing does recognize the inherent risk in lending to non-prime or sub-prime borrowers. Mint Leasing takes into account several factors when considering whether a potential customer’s application will be approved or not, including the individual’s (the percentage next to each criteria is the approximate weight given to each factor); credit score and history (10%); the stability in the customer’s residence (e.g., homeowner or not, how long lived at current address) (30%), job stability (45%), age (5%), and income (10%).  Currently approximately 60% of the Company’s leases are fleet leases and 40% are sub-prime and non-prime borrowers.

Mint Leasing offers quality, affordable leasing to at-risk borrowers to provide customers with the freedom associated with a vehicle. Because of this mission, the Company employs a “reasonableness” test to determine the fitness of the transaction. Mint Leasing relies on the decades of experience within its staff to determine the character of the lease application. This standard ensures that every transaction is approved or disapproved by a person, and not a computer.

Independence

Mint Leasing maintains a relationship with every major automobile manufacturer. Because of this, Mint Leasing is able to retain an autonomous, independent relationship with its dealers and work directly with the finance department to provide fair leasing options.

Repossession Rate

The Mint Leasing repossession rate for 2012 and 2011 has been approximately 10% and 12% of total units out on lease, respectively, because of downturns in the economy in 2009 and early 2010 as the repossession rate spiked to approximately 20% during those time periods, but normally runs approximately 12-15% of total units.

Marketing and Advertising:

The Company markets its leasing products through its partnerships with dealerships and representatives in such dealerships.  The Company also advertises its vehicles on Autotrader.com, ebay.com and on the radio. The Company’s advertising costs for the year ended December 31, 2012 totaled $8,749 and for the year ended December 31, 2011 totaled $2,087.

Competition:

The automobile leasing industry is highly competitive. The Company currently competes with several larger competitors such as Americredit Corp. and Americas Car Mart. Although we believe that our services compare favorably to our competitors, the Company can make no assurance that it will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices we charge for our products and services, will not arise. In the event that the Company cannot effectively compete on a continuing basis or competitive pressures arise, such inability to compete or competitive pressures could have a material adverse effect on the Company’s business, results of operations and financial condition.

Dependence on One or a Few Major Customers:

Mint Leasing does not depend on a few major customers for its revenues.  As stated above, it has partnerships with over 600 franchise dealerships and has over 1,100 current leasing customers.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

The Company maintains a website at www.mintleasing.com, which contains information the Company does not desire to be incorporated by reference into this Prospectus.  The Company also maintains a Motor Vehicle Lessor License (LB50619) and a Motor Vehicle Dealer License (P39596) with the State of Texas.

Number of Total Employees and Number of Full-Time Employees

The Company currently employs 15 full-time employees, of which 3 employees are in the Company’s sales department.

DESCRIPTION OF PROPERTY

The Company leases an approximately 27,000 square foot facility, which includes 6,000 square feet of office space and certain other adjacent property which it uses an automobile lot from a limited liability corporation that is owned by the Company’s sole officer and Director, Jerry Parish and Victor Garcia, a significant shareholder.  Beginning in September 2010, the Company and the lessor agreed to reduce the monthly rent from $20,000 (which was the amount originally required under the terms of the lease) to $15,000 per month for the balance of the lease term. The lease was renewed for a term of one year on July 31, 2012, at a monthly rental rate of $15,000 per month. The Company also has the right to three additional one year extensions.  Any extensions under the lease shall be at a monthly rental cost mutually agreeable by the parties.  The payment of the rental costs due under the lease is secured by a lien on all of the Company's goods and personal property located within the leased premises. Rent expense under the lease amounted to $180,000 and $180,000 for the years ended December 31, 2012 and 2011, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.

PLAN OF OPERATIONS FOR THE NEXT TWELVE MONTHS

Throughout the 2013 fiscal year, we plan to continue investigating opportunities to support our long-term growth initiatives, funding permitting. We are exploring opportunities to increase the Company’s capital base through institutional or bank funding, the issuance by the Company of additional common or preferred stock and/or the issuance of convertible debt, which may not be available on favorable terms if at all. The Company has also historically engaged various consultants from time to time in an effort to help facilitate the Company’s ability to raise funding. Without access to additional capital in the form of debt or equity, the Company’s ability to add new leases to its current portfolio will be limited to the excess cash generated by its current lease portfolio, after paying its debt servicing costs.  While the cash flow from its current lease portfolio is sufficient to service the Company’s debts and expenses (assuming the continued renewal/extension/refinancing of its outstanding credit facilities described above), it may not generate sufficient excess cash to allow the Company to enter into enough new leases to generate a profit.  Additionally, as described above, our credit facility with Comerica is currently in default. In the event we are not able to repay our credit facility with Comerica, Comerica may seek to enforce its security interest over our assets which may force us to curtail our business operations or seek bankruptcy protection.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2013, COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2012

For the three months ended June 30, 2013, total revenues were $1,206,740 compared to $3,436,901 for the three months ended June 30, 2012, a decrease in total revenues of $2,230,161 or 65% from the prior period.  Revenues from sales-type leases, net, decreased $524,980 or 28% to $1,358,237 for the three months ended June 30, 2013, from $1,883,217 for the three months ended June 30, 2012.  Revenues from amortization of unearned income related to sales-type leases decreased $1,705,181 or 110% to negative $151,497 for the three months ended June 30, 2013, from $1,553,684 for the three months ended June 30, 2012. The decrease in revenues from sales-type leases, net, was principally due to the lower availability of internally-generated funds to purchase vehicles for new lease during the three months ended June 30, 2013 compared to the prior period. The  lower availability of funds to enter into new sales-type lease is due to higher principal payments and extension fees on our credit facilities with senior lenders during the three months ended June 30, 2013, and lack of availability of new funding sources as compared to the three months ended June 30, 2012.  The decrease in revenues from amortization of unearned income related to sales-type leases was principally due to adjustments related to a higher than normal number of early terminations and differences in the terms of new leases that were added versus the terms of leases that were terminated during the period.

Cost of revenues decreased $1,015,466 or 41% to $1,444,165 for the three months ended June 30, 2013, as compared to $2,459,631 for the three months ended June 30, 2012.  Cost of revenues decreased as a result of fewer vehicle purchases since fewer new leases were being booked.

Gross profit decreased $1,214,695 to a loss of $237,425 for the three months ended June 30, 2013 compared to a profit of $977,270 for the three months ended June 30, 2012.  The 124% decrease in gross profit was due to the 65% decrease in total revenues that was partially offset by the 41% decrease in total cost of revenues.

General and administrative expenses were $682,448 and $386,881, for the three months ended June 30, 2013 and June 30, 2012, respectively, constituting an increase of $295,567 or 76% from the prior period.  The increase in general and administrative expenses was mainly associated with legal, accounting, and consulting expenses associated with attempting to secure new financing.

Total other expense was $404,498 and $385,842, for the three months ended June 30, 2013 and June 30, 2012, respectively, an increase of $18,656 or 5% from the prior period, which included a decrease of $40,972 or 10% in interest expense to $372,371 for the three months ended June 30, 2013, compared to $413,343 for the three months ended June 30, 2012, and other expense for the three months ended June 30, 2013 of $32,127 compared to no other expense for the three months ended June 30, 2012. Additionally, there was no other income for the three months ended June 30, 2013 compared to $27,501 of other income for the three months ended June 30, 2012 The decrease in interest expense for the three months ended June 30, 2013, compared to the three months ended June 30, 2012, was due to lower outstanding principal balances on our credit facilities during the period.

The Company had a net loss for the three months ended June 30, 2013 of $1,324,371 compared to net income of $204,547 for the three months ended June 30, 2012.  This decline of $1,528,918 in net income was the result of the decrease in revenues, the increase in cost of revenues associated with terminated leases and increased expenses related to extensions of existing debt and attempts to locate new financing.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2013, COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2012

For the six months ended June 30, 2013, total revenues were $4,452,707, compared to total revenues of $6,443,706, for the six months ended June 30, 2012, a decrease in total revenues of $1,990,999 or 31% from the prior period. Revenues from sales-type leases, net decreased $956,551 or 23% to $3,233,992 for the six months ended June 30, 2013, from $4,190,543 for the six months ended June 30, 2012. Revenues from amortization of unearned income related to sales-type leases decreased $1,034,448 or 46% to $1,218,715 for the six months ended June 30, 2013, from $2,253,163 for the six months ended June 30, 2012. The decrease in revenues from sales-type leases, net, was principally due to the lower availability of internally-generated funds and new financing sources during the six months ended June 30, 2013 compared to the prior period. The lower availability of funds to enter into new sales-type leases is due to higher principal payments on our credit facilities with senior lenders during the six months ended June 30, 2013, as compared to the six months ended June 30, 2012. The decrease in revenues from amortization of unearned income related to sales-type leases was principally due to higher than normal early lease terminations and differences in the terms of new leases that were added versus the terms of leases that were terminated during the period.

Cost of revenues decreased $311,075 or 7% to $4,205,909 for the six months ended June 30, 2013, as compared to $4,516,984 for the six months ended June 30, 2012. Cost of revenues decreased as a result of fewer vehicle purchases for new leases, partially offset by higher costs associated with early lease terminations.

Gross profit decreased $1,679,924 to $246,798 for the six months ended June 30, 2013 compared to gross profit of $1,926,722 for the six months ended June 30, 2012. The 87% decrease in gross profit was due to the 31% decrease in total revenues that was partially offset by the 7% decrease in total cost of revenues.

General and administrative expenses were $1,308,226 and $835,513, for the six months ended June 30, 2013 and June 30, 2012, respectively, constituting an increase of $472,713 or 57% from the prior period. The increase in general and administrative expenses was mainly associated with legal, accounting, and consulting expenses associated with attempting to secure new financing.

Total other expense was $801,418 and $791,541, for the six months ended June 30, 2013 and June 30, 2012, respectively, an increase of $9,877 or 1% from the prior period, which included a decrease of $52,886 or 6% in interest expense to $769,336 for the six months ended June 30, 2013, compared to $822,222 for the six months ended June 30, 2012, and $32,082 of other expense for the six months ended June 30, 2013 compared to other expense of $32,003 for the six months ended June 30, 2012, offset by the Company generating no other income for the six months ended June 30, 2013 compared to $62,684 of other income for the six months ended June 30, 2012. The decrease in interest expense for the six months ended June 30, 2013, compared to the six months ended June 30, 2012, was due to lower overall loan balances on senior bank debt, partially offset by a higher interest rate applied to the outstanding balance on the senior bank debt, as well as a higher interest rate paid on the third party debt.

The Company had a net loss for the six months ended June 30, 2013 of $1,862,846 compared to a net profit of $299,688 for the six months ended June 30, 2012. This decrease of $2,162,534 in net income was the result of the decrease in total revenues, the decrease in total cost of revenues associated with new leases and higher operating expenses described above.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2012, COMPARED TO THE YEAR ENDED DECEMBER 31, 2011

For the year ended December 31, 2012, total revenues were $9,973,759, compared to $10,765,300 for the year ended December 31, 2011, a decrease in total revenues of $791,541 or 7% from the prior period.  For the year ended December 31, 2012, revenues from sales-type leases, net, decreased $504,169 or 7% to $7,112,800 for the year ended December 31, 2012, from $7,616,969 for the year ended December 31, 2011.  Revenues from amortization of unearned income related to sales-type leases decreased $287,372 or 9% to $2,860,959 for the year ended December 31, 2012, from $3,148,331 for the year ended December 31, 2011.

The decrease in revenues from sales-type leases, net, was primarily due to the Company’s inability to obtain new financing during the year ended December 31, 2012.  Although the Company was unable to borrow any funds under the Comerica Bank facility (which is currently in default) or the Moody Bank facility (described in greater detail above under “Business” – “Moody Bank Facility” and “Business” – “Comerica Bank Credit Facility”) during 2012, the slightly lower principal payments and lower interest payments gave the Company the ability to deploy cash to purchase additional vehicles.  The Company believes that if it had access to additional capital during the year ended December 31, 2012, its revenues would have been even higher.

Cost of Sales-type leases decreased $557,508 or 12% to $3,971,058 for the year ended December 31, 2012, compared to $4,528,566 for the year ended December 31, 2011.  Cost of sales-type leases decreased as a result of fewer new leases as well as lower costs incurred purchasing vehicles for the year ended December 31, 2012, compared to the year ended December 31, 2011.  The costs of vehicles decreased due to the Company’s ability to negotiate better terms with the car dealers since the Company’s increased emphasis on fleet leases meant that the Company could buy several vehicles at a time rather than a single vehicle.  The emphasis on fleet leasing also led to purchases of somewhat less expensive vehicles for the new leases.

Repossession and cancelled lease expense decreased by $1,980,125 or 46% to $2,308,222 for the year ended December 31, 2012, compared to $4,288,347 for the year ended December 31, 2011.  This decrease in costs associated with early lease terminations and repossessions of vehicles is the result of a concentrated effort to locate and repossess vehicles in the prior year, which resulted in a decreasing number of early lease terminations in 2012.

Gross profit increased $1,746,092 or 90% to a gross profit of $3,694,479 for the year ended December 31, 2012 compared to a gross profit of $1,948,387 for the year ended December 31, 2011.  Gross profit increased as a result of the decrease in cost of revenues discussed above.

Gross profit as a percentage of revenues was 37% for the year ended December 31, 2012 compared to 18% for the year ended December 31, 2011.  As stated above, the increases in the gross profit in actual dollars and as a percentage of revenues are primarily attributable to lower costs of acquiring vehicles for lease and to the decrease in costs associated with repossessions and cancelled leases.

General and administrative expenses were $2,350,827 and $1,967,264 for the years ended December 31, 2012 and December 31, 2011, respectively, resulting in an increase of $383,563 or 19% from the prior period.  The increase in general and administrative expense was primarily the result of legal, accounting and consulting fees associated with renewals of existing debt facilities and locating potential new funding sources in 2012.

Other expense, consisting primarily of interest expense, offset somewhat by other income, was $1,582,621 and $1,597,407 for the years ended December 31, 2012 and December 31, 2011, respectively.   The main reason for the $14,786 or less than 1% decrease was due to lower outstanding debt balances on the bank borrowings in 2012 compared to 2011, offset by higher interest rates charged on the third party notes added in 2012.

There was no income tax expense for either the year ended December 31, 2012 or the year ended December 31, 2011.

The Company had a net loss of $238,969 for the year ended December 31, 2012, compared to a net loss of $1,616,284 for the year ended December 31, 2011, an improvement in net loss of $1,377,316 or 85%.  The decrease in net loss during 2012 was the cumulative effect of the decrease in revenues from sales-type leases; the decrease in cost of sales-type leases; a decrease in revenues from the amortization of unearned income; the decrease in cost of revenues associated with repossessions and cancelled leases; an increase in general and administrative expenses; and a decrease in other expense.

LIQUIDITY AND CAPITAL RESOURCES

We had total assets of $20,740,917 as of June 30, 2013, which included cash and cash equivalents of $525,627, investment in sales-type leases, net, of $18,839,515, vehicle inventory of $1,343,963, net property and equipment of $27,183, and other assets of $4,629.

We had total liabilities as of June 30, 2013, of $21,837,401, which included $518,645 of accounts payable and accrued liabilities, $150,699 of cash overdrafts, $19,935,732 of amounts due under our credit facilities with senior lenders (described in greater detail above, portions of which are currently in default), and $1,232,325 of notes payable to related parties.

We generated $784,974 in cash from operating activities for the six months ended June 30, 2013, which was due to a decrease in net investment in sales-type leases of $3,821,989 and $18, of imputed interest, offset by net loss of $1,862,846, an increase in inventory of $864,129 and a decrease in accounts payable and accrued expenses of $328,085.

Our cash balance was not affected by investing activities for the six months ended June 30, 2013.  During the six months ended June 30, 2012, purchases of fixed assets totaled $2,567.

We had $1,154,141 of net cash used in financing activities for the six months ended June 30, 2013, which was due to $1,325,601 of payments on credit facilities with third parties and $79,239 for payments on debt from related parties partially offset by $100,000 in borrowings from third parties and $150,699 in cash overdrafts.

On June 4, 2013, Comerica filed a lawsuit against us, seeking payment of amounts alleged due by us to Comerica and the enforcement of certain personal guaranties by Jerry Parish, our sole officer and Director, and Victor Garcia, a significant shareholder of the Company.  On July 3, 2013, the court granted a temporary injunction against us prohibiting us from, among other things, commingling any income from any collateral held by Comerica and limiting us to $175,000 of normal business expenses per month.

We are currently in default in connection with our obligations to Comerica, and do not have sufficient funds to pay Comerica the amounts owed and we cannot provide any assurance that a court will not appoint a receiver over our assets.  We continue to operate business in the same manner and form as we had done prior to the litigation. We are currently in court ordered mediation with Comerica and have also been engaged in ongoing discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay any settlement with Comerica.  We may not be able to enter into such financing transactions on favorable terms, if at all.  The sale by us in the future of additional equity or convertible debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that such financing will be available to the Company in amounts or on terms acceptable to us, or at all.  In the event we are not able to raise sufficient funding to repay amounts owed to Comerica, we will likely be forced to seek bankruptcy protection, we may be forced to cease our filings with the Securities and Exchange Commission, and any investment in the Company could become worthless.

The Company’s credit facilities, the terms of such facilities and due dates are described in greater detail above under “Description of Business – Corporate History - Moody Bank Credit Facility” and “Description of Business – Corporate History - Comerica Bank Credit Facility”.  See also the risk factors above entitled “Our Credit Facility With Comerica Bank Is In Default and In The Event We Are Unable to Raise Sufficient Funding To Repay Such Credit Facility, We May Be Forced To Seek Bankruptcy Protection”, “Our Credit Facility With Moody Bank Is Due On March 1, 2014”, “Our Auditor Has Expressed Substantial Doubt About Our Ability to Continue As A Going Concern”, “We Will Need To Obtain Additional Financing To Continue To Execute On Our Business Plan and Continue as a Going Concern” and “Our Credit Facilities Require Us To Observe Certain Covenants, And Our Failure To Satisfy Such Covenants Could Render Us Insolvent”.   Additional information regarding the Company’s outstanding notes payable can be found above under the section entitled “Description of Business – Corporate History - Third Party Promissory Notes”.

Currently we are exploring opportunities to increase the Company’s capital base through the sale of additional common or preferred stock and/or the issuance of convertible debt. The sale in the future of additional equity or convertible debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that such financing will be available to the Company in amounts or on terms acceptable to us, or at all.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

We are evaluating the impact that recently adopted accounting pronouncements discussed in the notes to the financial statements will have on our financial statements but do not believe their adoption will have a significant impact.

CONTROLS AND PROCEDURES

Management’s Annual Report on Internal Control over Financial Reporting

Our management (i.e., our sole officer and Director) is responsible for establishing and maintaining adequate internal control over our financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance to our sole officer and Director regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Our internal control over financial reporting includes those policies and procedures that

(i)	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions;
(ii)	provide reasonable assurance that transactions are recorded as necessary for preparation of our financial statements;
(iii)	provide reasonable assurance that receipts and expenditures of Company assets are made in accordance with management authorization; and
(iv)
provide reasonable assurance that unauthorized acquisition, use or disposition of Company assets that could have a material effect on our financial statements would be prevented or detected on a timely basis.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because changes in conditions may occur or the degree of compliance with the policies or procedures may deteriorate.

Management (i.e., our sole officer and Director) assessed the effectiveness of our internal control over financial reporting as of December 31, 2012. This assessment is based on the criteria for effective internal control described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  As of the date of our assessment we concluded our internal controls over financial reporting were ineffective due to discovery of material weaknesses.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. As a result of the evaluation by our sole officer and Director of our internal control over financial reporting, we identified the following two material weaknesses in our internal control over financial reporting:

•
Inadequate and ineffective controls over the period-end financial reporting close process - The controls were not adequately designed or operating effectively to provide reasonable assurance that the financial statements could be prepared in accordance with GAAP. Specifically, we did not have sufficient personnel with an appropriate level of technical accounting knowledge, experience and training to adequately review manual journal entries recorded, ensure timely preparation and review of period-end account analyses and the timely disposition of any required adjustment, review of our customer contracts to determine revenue recognition in the proper period, and ensure effective communication between operating and financial personnel regarding the occurrence of new transactions; and

•
Adequacy of accounting systems at meeting Company needs — The accounting system in place at the time of the assessment lacks the ability to provide high quality financial statements from within the system, and there were no procedures in place or built into the system to ensure that all relevant information is secure, identified, captured, processed, and reported within the accounting system. Failure to have an adequate accounting system with procedures to ensure the information is secure and accurately recorded and reported, amounts to a material weakness to the Company’s internal controls over its financial reporting processes.

In light of the foregoing, we plan to develop the following additional procedures to help address these material weaknesses:

•
We will create and refine a structure in which critical accounting policies and estimates are identified, and together with other complex areas, are subject to multiple reviews by qualified consultants.  We believe these actions will remediate the material weaknesses by focusing additional attention on our internal accounting functions. However, the material weaknesses will not be considered remediated until the applicable remedial controls operate for a sufficient period of time and our sole officer and Director has concluded, through testing, that these controls are operating effectively.

•	We will hire a permanent Chief Financial Officer to oversee financial reporting specifically in lease accounting and financial reporting.

•
We will continue to work with the experienced third party accounting firm in the preparation and analysis of our interim and financial reporting to ensure compliance with generally accepted accounting principles and to ensure corporate compliance.

•	We will upgrade our existing accounting information system to one that is tailored for lease accounting to better meet the Company’s needs.

The Company has taken no action to remedy the material weaknesses disclosed above because of a lack of available funding.  At such time as the Company has sufficient funding, it plans to hire a full-time employee to address the needs described above.  In connection therewith, the Company is currently interviewing potential candidates for the position of Chief Financial Officer of the Company to be hired once the Company has sufficient available funding.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during our most recent fiscal quarter that materially affected, or were reasonably likely to materially affect, our internal control over financial reporting.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Under an informal arrangement, consulting fees totaling $0, $306,800 and $306,800 were paid to Mr. Garcia, a former Director of the Company, for services rendered during the years ended December 31, 2011, 2010 and 2009, respectively, and have been expensed in the accompanying financial statements.

In May 2010, Jerry Parish, our Chairman and Chief Executive Officer purchased 875,000 shares of our common stock in a private transaction for aggregate consideration of $80,000.

The Company leased office space from a partnership, which is owned by the Company’s two majority shareholders, pursuant to a lease which expired on August 31, 2008, at the rate of $10,000 per month. The lease was subsequently renewed to July 31, 2011, which included an adjacent property to be built, at the rate of $20,000 per month. In conjunction with the Company’s cost reduction efforts the monthly rental payment was reduced in September 2010 to $15,000 per month. The lease was renewed for a term of one year on July 31, 2011 and for an additional one year on July 31, 2012, each at a monthly rental rate of $15,000 per month. The Company also has the right to three additional one year extensions.  Any extensions under the lease shall be at a monthly rental cost mutually agreeable by the parties. Rent expense under the lease amounted to $180,000 and $180,000 for the years ended December 31, 2012 and 2011, respectively.

The Company has notes payable to Jerry Parish, Victor Garcia, and a partnership which is owned by the Company’s two majority shareholders (Mr. Parish and Mr. Garcia) through its wholly-owned subsidiary, Mint Texas. The amounts outstanding as of December 31, 2012 and December 31, 2011 were $1,311,964 and $898,000, respectively.  These notes payable are non-interest bearing and due upon demand.  The Company imputed interest on these notes payable at a rate of 8.75% per year.  Interest expense of $37,830, and $37,616 was recorded as contributed capital for the years ended December 31, 2012 and 2011, respectively. Additional interest expense of $33,649 and $16,556 for the years ended December 31, 2012 and 2011, respectively, was recorded as a current payable.

On August 17, 2011, the Company and Mr. Parish entered into a three-year extension of the employment agreement, which employment agreement now expires on July 10, 2014.  None of the other terms or conditions of the July 2008 employment agreement were modified by the extension.

On August 9, 2012, and effective July 10, 2012, the Company entered into a Second Amendment to employment agreement (the “Second Amendment”) with Mr. Parish, which amended Mr. Parish’s employment agreement with the Company.  The Second Amendment extended the employment agreement for five (5) years from July 10, 2012, such that the employment agreement now expires on July 10, 2017; provided for Mr. Parish’s compensation to increase by not less than 10% upon completion of an acquisition by the Company with an aggregate value of not less than $1,000,000; and provided for Mr. Parish to formally waive any rights to unpaid salary which he may have for periods prior to the execution date of the Second Amendment.

Review, Approval and Ratification of Related Party Transactions

We have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer and sole Director and significant stockholders to date.  However, all of the transactions described above were approved and ratified by our sole officer and Director, Jerry Parish.  In connection with the approval of the transactions described above, Mr. Parish as our sole officer and Director, took into account several factors, including his fiduciary duty to the Company; the relationships of the related parties described above to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; whether comparable products or services were available; and the terms the Company could receive from an unrelated third party.

We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our sole Director, or an appropriate committee thereof.   On a moving forward basis, our sole Director will continue to approve any related party transaction based on the criteria set forth above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF CAPITAL STOCK
Common Stock

Holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of shareholders. In the event of liquidation, holders of common stock are entitled to share pro rata in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the Directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board out of funds legally available therefore. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Series A Convertible Preferred Stock

The Company’s Series A Convertible Preferred Stock shares (the “Series A Stock”) allow the holder to vote a number of voting shares equal to two hundred shares for each share of Series A Stock held by such Series A Stock shareholder.  The Series A Stock has a liquidation preference over the shares of common stock issued and outstanding equal to the stated value of such shares, $1.00 per share multiplied by 12.5%.  The Series A Stock is convertible at the option of the holder into 200 shares of common stock for each share of Series A Stock issued and outstanding, provided that no conversion shall be allowed if the holder of such Series A Stock would own more than 4.99% of the Company’s common stock upon conversion.

No amendment to the Company’s Series A Stock shall be made while such Series A Stock is issued and outstanding to amend, alter or repeal the Articles of Incorporation or Bylaws of the Company to adversely affect the rights of the Series A Stock holders; authorize or issue any additional shares of preferred stock; or effect any reclassification of the Series A Stock unless a majority of the outstanding Series A Stock vote to approve such modification or amendment.

Series B Convertible Preferred Stock

The Company’s Series B Convertible Preferred Stock shares (the “Series B Stock”) allow the holder to vote a number of voting shares equal to the total number of voting shares of the Company issued and outstanding as of any record date for any shareholder vote plus one additional share.  The Series B Stock has a liquidation preference over the shares of common stock issued and outstanding.  The Series B Stock is convertible at the option of the holder with 61 days’ notice to the Company into 10 shares of common stock for each share of Series B Stock issued and outstanding, which conversion rate may be increased by the Company’s sole Director from time to time as provided in the Series B Stock designation.

No amendment to the Company’s Series B Stock shall be made while such Series B Stock is issued and outstanding to amend, alter or repeal the Articles of Incorporation or Bylaws of the Company to adversely affect the rights of the Series B Stock holders; authorize or issue any additional shares of preferred stock; or effect any reclassification of the Series B Stock unless a majority of the outstanding Series B Stock vote to approve such modification or amendment.

Credit Facilities

As described above under “Description of Business – Corporate History - Moody Bank Credit Facility” and “Description of Business – Corporate History - Comerica Bank Credit Facility”, the Company is party to two credit facilities, one with Moody Bank and one with Comerica Bank.  Such credit facilities contain the following financial covenants:

Our credit facility with Comerica Bank (which is currently in default) requires us to comply with certain affirmative and negative covenants customary for restricted indebtedness, including covenants requiring that: our statements, representations and warranties made in the credit facility and related documents are correct and accurate; if Jerry Parish, our Chief Executive Officer and sole Director fails to own at least 50% of the ownership of the Company; the death of either of the guarantors of the credit facility, Jerry Parish or Victor Garcia; the termination of the employment of Mr. Parish; or the transfer of any ownership interest of Mint Texas without the approval of Comerica Bank.   At June 30, 2013, we were not in compliance with the tangible net worth (required to be $6.75 million and was negative $1.1 million at June 30, 2013) and debt to tangible net worth (required to be 4:1 and was approximately 155.9 at June 30, 2013) covenants required by the Revolver, which non-compliance has previously been waived by Comerica.

Our credit facility with Moody Bank also requires us to comply with certain affirmative and negative covenants customary for restricted indebtedness, including covenants requiring that: we provide Moody balance sheets and profit and loss statements at the end of each month and at the end of each calendar year; that Mr. Parish provide Moody Bank personal financial statements as of the end of each year; that we provide Moody on a monthly basis, a Borrowing Base Certificate; that we provide Moody copies of our federal tax returns as filed, that we maintain insurance on our assets; that we comply with all applicable statutes and governmental regulations; that we maintain our corporate existence; preserve our property in good repair; meet certain collateral ratios as spelled out in greater detail in the Moody credit facility; not pay Jerry Parish more than $400,000 per year in compensation; not incur any additional indebtedness; and not pay any dividends, each while amounts are outstanding under the Moody Bank facility.  At June 30, 2012, we were not in compliance with the tangible net worth covenant required by the Revolver (we were required to have a tangible net worth ratio of 2.5:1 or less and the Company's was 160.9 at June 30, 2013), which non-compliance was previously waived by Moody.

EQUITY COMPENSATION PLAN INFORMATION

On June 26, 2008, the Board of Directors adopted, and on July 18, 2008, the stockholders approved, the 2008 Directors, Officers, Employees and Consultants Stock Option, Stock Warrant and Stock Award Plan (the “Plan”).  Under the Plan, the Board of Directors (or a committee thereof)(currently consisting solely of Mr. Parish) may grant options, warrants or restricted or unrestricted shares of the Company’s common stock or preferred stock to its Directors, officers, employees or consultants.

The following table provides information as of December 31, 2012 regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding those in first column)
Equity compensation plans approved by the security holders	2,000,000(1)	$3.00	22,900,000
Equity compensation plans not approved by the security holders	-	-	-
Total	2,000,000(1)	$3.00	22,900,000

(1) Includes options to purchase 2,000,000 common shares of stock granted to Jerry Parish, the Company’s President and sole Director in July 2008 (all of which have vested to date), in connection with his employment agreement with Mint Texas which was assumed by Mint Nevada on the closing date of the merger. The exercise price of the options is $3.00 per share and the options expire ten years after the grant date. One third of the options may be exercised respectively on the first, second and third anniversary of the grant date. The Company recorded the transaction as part of its recapitalization.

Anti-Takeover Provisions of Our Charter and Bylaws

The following discussion summarizes the reasons for, and the operation and effects of, certain provisions of our Amended Articles of Incorporation and Amended Bylaws which management (i.e., our sole officer and Director) has identified as potentially having an anti-takeover effect.

The anti-takeover provisions in Nevada law, the Amended Articles and Amended Bylaws are designed to minimize our susceptibility to sudden acquisitions of control which have not been negotiated with and approved by our Board of Directors.  These provisions may tend to make it more difficult to remove the incumbent members of the Board of Directors and may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price of a company’s stock.  In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case.  Anti-takeover provisions may discourage such purchases, particularly those of less than all of the company’s stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price.  These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful.  As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer.  These provisions may also serve to insulate incumbent management (currently our sole officer and Director) from change and to discourage not only sudden or hostile takeover attempts, but any attempts to acquire control which are not approved by the Board of Directors, whether or not stockholders deem such transactions to be in their best interests.

Authorized Shares of Capital Stock.  Our Amended Articles authorize the issuance of up to 480,000,000 shares of common stock.  Our Amended Articles also authorize the issuance of up to 20,000,000 shares of preferred stock.  This preferred stock, together with authorized but unissued shares of common stock, could represent additional capital stock required to be purchased by an acquirer.  Issuance of such additional shares may dilute the voting interest of our stockholders.  If our sole Director determines it is in our best interest to issue an additional class of voting preferred stock to a person opposed to a proposed acquisition, such person might be able to prevent the acquisition single-handedly.

Stockholder Meetings.  Nevada law provides that the annual stockholder meeting may be called by a corporation’s Board of Directors (currently Mr. Parish as the Company’s sole Director) or by such person or persons as may be authorized by a corporation’s Articles of Incorporation or Bylaws.  Our Amended Articles and Amended Bylaws provide that stockholder meetings, whether annual or special, may be called only by our Board of Directors or a duly designated committee of the Board of Directors.  Although we believe that this provision will discourage stockholder attempts to disrupt the business of the Company between annual meetings, its effect may be to deter hostile takeovers by making it more difficult for a person or entity to obtain immediate control of the Company by preventing the call of a special meeting of stockholders.  Our Amended Articles and Amended Bylaws also provide that stockholder action may be taken only at a special or annual stockholder meeting and not by written consent unless the Board of Directors specifically authorizes action by written consent.

Classified Board of Directors and Removal of Directors.  Our Amended Articles and Amended Bylaws provide that our Board of Directors will be divided into three classes which shall be as nearly equal in number as possible.  The Directors in each class serve for terms of three years, with the terms of one class expiring each year.  Each class currently consists of approximately one-third of the number of Directors.  Each Director will serve until his successor is elected and qualified.  A classified Board of Directors could make it more difficult for stockholders, including those holding a majority of our outstanding stock, to force an immediate change in the composition of a majority of the Board of Directors.  Since the terms of only one-third of the incumbent Directors expire each year, it requires at least two annual elections for the stockholders to change a majority.  The provision for a staggered Board of Directors affects every election of Directors and is not triggered by the occurrence of a particular event such as a hostile takeover.  Thus a staggered Board of Directors makes it more difficult for stockholders to change the majority of Directors even when the reason for the change would be unrelated to a takeover.  Currently we only have one Director, Mr. Parish.

Removal of Directors.  Our Amended Articles and Amended Bylaws provide that a Director may not be removed except for cause by the affirmative vote of the holders of 75% of the outstanding shares of capital stock entitled to vote at an election of directors.  This provision may, under certain circumstances, impede the removal of a Director and thus preclude the acquisition of control of the Company through the removal of existing Directors and the election of nominees to fill in the newly created vacancies.  The supermajority vote requirement would make it difficult for our stockholders to remove directors, even if the stockholders believe such removal would be beneficial.

Restriction of Maximum Number of Directors and Filling Vacancies on the Board of Directors.  Nevada law requires that the Board of Directors of a corporation consist of one or more members and that the number of Directors shall be established by the corporation’s Articles of Incorporation or Bylaws.  Our Amended Articles and Amended Bylaws provide that the number of Directors (exclusive of directors, if any, to be elected by the holders of preferred stock) shall not be less than one or more than 15.  The power to determine the number of Directors within these numerical limitations and the power to fill vacancies, whether occurring by reason of an increase in the number of Directors or by resignation, is vested in our Board of Directors.  The overall effect of such provisions may be to prevent a person or entity from quickly acquiring control of the Company through an increase in the number of our Directors and election of nominees to fill the newly created vacancies and thus allow existing management (i.e., our sole officer and Director) to continue in office.

Lack of Cumulative Voting. Under Nevada law, there is no cumulative voting by stockholders for the election of our Directors.  The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholder meeting may, if they so choose, elect all of the Directors to be elected at that meeting, thus precluding a small group of stockholders from controlling the election of one or more representatives to our Board of Directors.

Advance Notice Requirements for Nomination of Directors and Proposal of New Business at Annual Stockholder Meetings.  Our Amended Articles and Amended Bylaws provide that any stockholder desiring to make a nomination for the election of Directors or a proposal for new business at a stockholder meeting must submit written notice not less than 30 or more than 60 days in advance of the meeting.  This advance notice requirement may give management (currently our sole officer and Director) time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally.  Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.  In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if the stockholders believe such opposition is in their interests.  In addition, these notice provisions make it more difficult for stockholders to nominate candidates for election to the Board of Directors or propose new business unless it is approved by the Board of Directors which could inhibit the ability of stockholders to bring up new business in response to recent developments.

Supermajority Voting Requirement for Amendment of Certain Provisions of the Amended Articles and Amended Bylaws.  Our Amended Articles require the approval of two-thirds of the Board of Directors (currently consisting solely of Mr. Parish) and 75% of the outstanding voting interests entitled to vote to adopt an amendment.  Our Amended Bylaws may be amended only with the approval of two-thirds of the Board of Directors or 75% of the outstanding voting interests entitled to vote for the election of Directors.  These provisions make it difficult for stockholders to change the provisions in the Amended Articles or the Amended Bylaws that prevent or discourage hostile acquisitions or tend to entrench management because any such change can be blocked by one-third of the Board of Directors or the holders of 25% of the outstanding voting interests.

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statues (the “NRS”) prohibit a Nevada corporation from engaging in a "combination" with an "interested stockholder" for three years following the date that such person becomes an interested shareholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation's outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

Control Shares

Nevada law also seeks to impede "unfriendly" corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an "acquiring person" shall only obtain voting rights in the "control shares" purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a "controlling interest" in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

PLAN OF DISTRIBUTION

The Company has 80,414,980 shares of common stock issued and outstanding as of the date of this Prospectus.   In connection with the Company’s selling efforts in the offering, Jerry Parish, our sole officer and Director, will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities.  Mr. Parish is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act.  Mr. Parish will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities.  Mr. Parish is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer.  At the end of the offering, Mr. Parish will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Parish will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents.  The Company will receive all proceeds from the sale of the 70,000,000 shares being offered. The price per share is fixed at $_____________ for the duration of this offering.   The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states, only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied.  In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) which we expect to be approximately $90,000.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this Prospectus. This offering will terminate upon the earlier to occur of (i) ______ days after this Registration Statement becomes effective with the Securities and Exchange Commission, and (ii) the date on which all 70,000,000 shares registered hereunder have been sold; provided, however, that we may, at our discretion, extend the offering for an additional ______ days.

We anticipate that we will be initially offering our securities in the State of Texas. Once this Registration Statement is effective, and if Mr. Parish believes that there is sufficient interest in our company to offer our securities in the state of Texas, we will register with the state of Texas under 'blue sky' laws. However, we have not yet applied for 'blue sky' registration in the state of Texas, or any other state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in Texas or any other state in the US. For further discussion regarding 'blue sky' registration please see 'Risk Factors' elsewhere in this Prospectus.

Our officer, Director and affiliates do not intend to purchase any shares in this offering.

We will not use public solicitation or general advertising in connection with the offering.

This is a direct participation offering since we, and not an underwriter, are offering the stock. We will receive all of the proceeds from such sales of securities and are bearing all expenses in connection with the registration of our shares.  We will not accept any unsolicited subscriptions for shares of our common stock in this offering.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

- execute and deliver a subscription agreement; and

- deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “The Mint Leasing, Inc.” No subscription may be executed nor funds delivered prior to effectiveness of the Registration Statement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this Prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our Company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

The common stock of The Mint Leasing, Inc. commenced trading on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “LGCC” on August 14, 2006.  Effective July 21, 2008, we changed our name and the trading symbol became “MLES”. On February 23, 2011, we were automatically delisted from the OTC Bulletin Board due to the fact that no market maker quoted our common stock on the OTC Bulletin Board for a period of four or more days; provided that our common stock was re-quoted on the OTCBB on April 27, 2011.  Subsequently on July 23, 2012, our common stock was again automatically delisted from the OTCBB due to the fact that no market maker quoted our common stock on the OTC Bulletin Board for a period of four or more days.  We have not yet determined whether we will relist our common stock on the OTC Bulletin Board or continue to be quoted on the OTCQB market maintained by the OTC Markets Group Inc.

The following table sets forth the high and low trading prices of one (1) share of our common stock for each fiscal quarter over the past two fiscal years. The quotations provided are for the over the counter market, which reflect interdealer prices without retail mark-up, mark-down or commissions, and may not represent actual transactions.

QUARTER ENDED	HIGH	LOW

September 30, 2013	$0.075	$0.010
June 30, 2013	$0.075	$0.075
March 31, 2013	$0.095	$0.011

December 31, 2012	$0.150	$0.005
September 30, 2012	$0.050	$0.020
June 30, 2012	$0.100	$0.050
March 31, 2012	$0.120	$0.040

December 31, 2011	$0.150	$0.010
September 30, 2011	$0.070	$0.010
June 30, 2011	$0.070	$0.010
March 31, 2011	$0.070	$0.030

December 31, 2010	$0.090	$0.050
September 30, 2010	$0.100	$0.050
June 30, 2010	$0.190	$0.030
March 31, 2010	$0.500	$0.100

As of October 3, 2013, we had 80,414,980 shares of common stock issued and outstanding held by approximately 60 shareholders of record, no shares of Series A Convertible Preferred Stock issued and outstanding and 2,000,000 shares of Series B Convertible Preferred Stock issued and outstanding.

Dividends

We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying any dividends in the foreseeable future.  We intend to devote any earnings to fund the operations and the development of our business.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering by this Prospectus. This Prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our common stock, you should refer to the Registration Statement and to its exhibits. Whenever we make reference in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

Our fiscal year ends on December 31. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

You should read this Prospectus and any Prospectus supplement together with the Registration Statement and the exhibits filed with or incorporated by reference into the Registration Statement. The information contained in this Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this Prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock covered by this Prospectus will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.

FINANCIAL STATEMENTS

The Financial Statements included below are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to The Mint Leasing, Inc. are filed as part of this Prospectus.

TABLE OF CONTENTS TO FINANCIAL STATEMENTS
of The Mint Leasing, Inc.

THE MINT LEASING, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS

Cash and cash equivalents	$525,627	$894,794
Investment in sales-type leases, net of allowance of $334,631 and $305,174, respectively	18,839,515	22,661,504
Vehicle inventory	1,343,963	479,834
Property and equipment, net	27,183	27,183
Other asset	4,629	4,629
TOTAL ASSETS	$20,740,917	$24,067,944

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$518,645	$846,730
Cash overdraft	150,699	-
Credit facilities (portion in default; see Note 5)	19,935,732	21,161,332
Notes payable to related parties	1,232,325	1,311,564
TOTAL LIABILITIES	21,837,401	23,319,626

STOCKHOLDERS' EQUITY
Preferred stock; Series B, 2,000,000 shares authorized at $0.001 par value, 2,000,000 shares outstanding at June 30, 2013 and December 31, 2012	2,000	2,000
Common stock, 480,000,000 shares authorized at $0.001 par value, 80,414,980 and 82,414,980 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	80,415	82,415
Additional paid in capital	9,505,791	9,485,747
Retained earnings	(10,684,690)	(8,821,844)
Total Stockholders' Equity	(1,096,484)	748,318

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,740,917	$24,067,944

“See accompanying notes to the unaudited consolidated financial statements.”

THE MINT LEASING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ending June 30, 2013	Three Months Ending June 30, 2012	Six Months Ending June 30, 2013	Six Months Ending June 30, 2012

REVENUES
Sales-type leases, net	$1,358,237	$1,883,217	$3,233,992	$4,190,543
Amortization of unearned income related to sales-type leases	(151,497)	1,553,684	1,218,715	2,253,163
TOTAL REVENUES	1,206,740	3,436,901	4,452,707	6,443,706

COST OF REVENUES	1,444,165	2,459,631	4,205,909	4,516,984

GROSS PROFIT (LOSS)	(237,425)	977,270	246,798	1,926,722

GENERAL AND ADMINISTRATIVE EXPENSE	682,448	386,881	1,308,226	835,513

INCOME BEFORE OTHER INCOME (EXPENSE) FROM OPERATIONS	(919,873)	590,389	(1,061,428)	1,091,209

OTHER INCOME (EXPENSE)
Interest expense	(372,371)	(413,343)	(769,336)	(822,222)
Other Income	-	27,501	-	62,684
Other Expense	(32,127)	-	(32,082)	(32,003)
Total Other Income (Expense)	(404,498)	(385,842)	(801,418)	(791,541)

INCOME (LOSS) BEFORE INCOME TAXES	(1,324,371)	204,547	(1,862,846)	299,688

PROVISION (BENEFIT) FOR INCOME TAXES	-	-	-	-

NET INCOME (LOSS)	$(1,324,371)	$204,547	$(1,862,846)	$299,688

Basic average shares outstanding	80,414,980	82,414,980	81,276,858	82,362,651

Basic earnings per share	$(0.02)	$0.00	$(0.02)	$0.00

“See accompanying notes to the unaudited consolidated financial statements.”

THE MINT LEASING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,862,846)	$299,668
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	-	10,461
Bad debt expense	-	(50,001)
Imputed interest on related party notes	18,045	18,915
Amortization of debt discount	-	20,017
Change in operating assets and liabilities:
Net investment in sales-type leases	3,821,989	1,139,672
Inventory	(864,129)	(247,700)
Other assets	-	(4,250)
Accounts payable and accrued expenses	(328,085)	(67,386)

Net Cash provided by operating activities	784,974	1,119,397

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of fixed assets	-	(2,567)
Net cash (used by) investing activities	-	(2,567)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from Notes Payable – Third Party	100,000	470,000
Cash overdraft	150,699	-
Payments on Notes Payable	(1,325,601)	(1,594,432)
Borrowings on loans from related parties		445,087
Payment on loans from related parties	(79,239)	-
Net Cash (used) by financing activities	(1,154,141)	(679,345)
INCREASE (DECREASE) IN CASH and CASH EQUIVALENTS	(369,167)	473,796

CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	894,794	151,796
CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$525,627	$589,280

	2013	2012
CASH PAID FOR:
Interest	$475,448	$663,221
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cancellation of shares of common stock	$2,000	$-
Conversion of note payable	$-	$10,000

“See accompanying notes to the unaudited consolidated financial statements.”

THE MINT LEASING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013
(UNAUDITED)

NOTE 1 – ORGANIZATION and NATURE OF BUSINESS ACTIVITY

A. Organization

The Mint Leasing, Inc. (“Mint” or the “Company") was incorporated on May 19, 1999, in the State of Texas and commenced operations on that date.

Effective July 18, 2008, The Mint Leasing, Inc., a Texas corporation (“Mint Texas”), a privately held company, completed the Plan and Agreement of Merger between itself and The Mint Leasing, Inc. (formerly Legacy Communications Corporation) (“Mint Nevada”), and the two shareholders of Mint Texas, pursuant to which Mint Nevada acquired all of the issued and outstanding shares of capital stock of Mint Texas. In connection with the acquisition of Mint Texas described herein, Mint Nevada issued 70,650,000 shares of common stock and 2,000,000 shares of Series B Convertible Preferred stock to the selling stockholders. Consummation of the merger did not require a vote of the Mint Nevada shareholders. As a result of the acquisition, the shareholders of Mint Texas own a majority of the voting stock of Mint Nevada and Mint Texas is a wholly-owned subsidiary of Mint Nevada. No prior material relationship existed between the selling shareholders and Mint Nevada, any of its affiliates, or any of its directors or officers, or any associate of any of its officers or directors.

Upon completion of the July 18, 2008 transaction with Mint Nevada, Mint Texas ceased to be treated as an "S" Corporation for Income Tax purposes. In accordance with accounting guidance issued by the staff of the Securities and Exchange Commission (the “SEC”), the Company had included in its financial statements all of its undistributed earnings on that date as additional paid in capital. This is to assume constructive distribution to owners followed by a contribution to the capital of the Company.

B. Description of Business

Mint is a company in the business of leasing automobiles and fleet vehicles throughout the United States. Most of its customers are located in Texas and seven other states in the Southeast. Lease transactions are solicited and administered by the Company’s sales force and staff. Mint’s customers are comprised of brand-name automobile dealers that seek to provide leasing options to their customers and individuals, many of whom would otherwise not have the opportunity to acquire a new or late-model-year vehicle.

C. Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X, and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders’ equity in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. The balance sheet at December 31, 2012 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Principles of Consolidation

The consolidated financial statements of the Company include the accounts of The Mint Leasing, Inc. and all of its subsidiaries. Inter-company accounts and transactions are eliminated in consolidation.

B. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for doubtful accounts and the estimated unguaranteed residual values on the lease receivable contracts purchased.

Although Mint attempts to mitigate credit risk through the use of a variety of commercial credit reporting agencies when processing customer applications, failure of the customers to make scheduled payments under their automobile lease contracts could have a material near-term impact on the allowance for doubtful accounts.

Realization of unguaranteed residual values depends on many factors, several of which are not within the Company's control, including general market conditions at the time of the original lease contract's expiration, whether there has been unusual wear and tear on, or use of, the vehicle, the cost of comparable new vehicles and the extent, if any, to which the vehicle has become technologically or economically obsolete during the lease contract term. These factors, among others, could have a material near-term impact on the estimated unguaranteed residual values.

C. Revenue recognition

The Company’s customers typically finance vehicles over periods ranging from three to nine years. These financing agreements are classified as either operating or sales type leases as prescribed by the Financial Accounting Standards Board (“FASB”). Revenues representing the capitalized costs of the vehicles are recognized as income upon inception of the leases. The portion of revenues representing the difference between the gross investment in the lease (the sum of the minimum lease payments and the guaranteed residual value) and the sum of the present value of the two components is recorded as unearned income and amortized over the lease term. For the six months ended June 30, 2013 and 2012, amortization of unearned income totaled $1,218,715 and $2,253,163, respectively.

Taxes assessed by governmental authorities that are directly imposed on revenue-producing transactions between the Company and its customers (which may include, but are not limited to, sales, use, value added and some excise taxes) are excluded from revenues.

Lessees are responsible for all taxes, insurance and maintenance costs.

D. Cost of Revenues

Cost of Revenues comprises the vehicle acquisition costs for the vehicles to be leased to the Company’s customers, the costs associated with servicing the leasing portfolio and the excess of the Company’s recorded basis in leases when the related cars are reacquired (through early termination, repossessions and trade-in’s). Vehicles that are reacquired are typically either re-leased or sold at auction, with the related proceeds recorded in revenue. Total cost of sales was $4,205,909 and $4,516,984 for the six months ending June 30, 2013 and 2012, respectively.

E. Cash and Cash Equivalents

Investments in highly liquid securities with original maturities of 90 days or less are included in cash and cash equivalents in the accompanying balance sheets. At June 30, 2013 and December 31, 2012, the Company had cash of $525,627 and $894,794, respectively. The Company had no cash equivalents at June 30, 2013 and December 31, 2012.

At June 30, 2013 and December 31, 2012, the Company had no deposits that exceeded FDIC insurance coverage limits.

F. Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk are primarily cash equivalents and finance receivables. Our cash equivalents are placed through various major financial institutions. Finance receivables represent contracts with consumers residing throughout the United States, with borrowers located in Texas, Arkansas, Mississippi, Alabama, Georgia, Tennessee, California and Florida. No other state accounted for more than 10% of managed finance receivables.

G. Allowance for Loan Losses

Provisions for losses on investments in sales-type leases are charged to cost of revenues in amounts sufficient to maintain the allowance for losses at a level considered adequate to cover probable credit losses inherent in our receivables related to sales-type leases. The Company establishes the allowance for losses based on the determination of the amount of probable credit losses inherent in the financed receivables as of the reporting date. The Company reviews charge-off experience factors, delinquency reports, historical collection rates, estimates of the value of the underlying collateral, economic trends, and other information in order to make the necessary judgments as to probable credit losses. Assumptions regarding probable credit losses are reviewed periodically and may be impacted by actual performance of financed receivables and changes in any of the factors discussed above. The Company recorded an allowance for doubtful accounts of $334,601 and $305,174 at June 30, 2013 and December 31, 2012, respectively.

H. Charge-off Policy

The Company charges off accounts when the automobile is repossessed or voluntarily returned by the customer and legally available for disposition. The charge-off amount generally represents the difference between the net outstanding investment in the sales-type lease and the fair market value of the vehicle returned to inventory. The charge-off amount is included in cost of revenues on the accompanying statement of operations. Accounts in repossession that have been charged off have been removed from finance receivables and the related repossessed automobiles are included in Vehicle Inventory on the consolidated balance sheet pending sale.

I. Vehicle Inventory

Vehicle Inventory includes repossessed automobiles, as well as vehicles turned in at the conclusion of the lease. Inventory of vehicles is stated at the lower of cost determined using the specific identification method, and market, determined by net proceeds from sale or the NADA book value.

J. Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation and amortization on property and equipment are determined using the straight-line method over the three to five year estimated useful lives of the assets.

Expenditures for additions, major renewal and betterments are capitalized, and expenditures for maintenance and repairs are charged against income as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income.

K. Stock-based Compensation

The Company accounts for stock-based compensation using the modified prospective application method in accordance with accounting guidance issued by the FASB. This method provides for the recognition of the fair value with respect to share-based compensation for shares subscribed for or granted on or after January 1, 2006, and all previously granted but unvested awards as of January 1, 2006. The cost is recognized over the period during which an employee is required to provide service in exchange for the options.

L. Advertising

Advertising costs are charged to operations when incurred. Advertising costs for the six months ended June 30, 2013 and 2012 totaled $942 and $7,651, respectively.

M. Income Taxes

Upon completion of the July 18, 2008 transaction with Mint Nevada as more fully described in Note 1, Mint Texas ceased to be treated as an "S" Corporation for Income Tax purposes, resulting in (1) the imposition of income tax at the corporate level instead of the shareholder level and (2) the inability to continue to elect to be taxed on a cash basis.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We adopted the provisions of the FASB’s guidance related to accounting for uncertainty as to income tax positions on January 1, 2008. As of June 30, 2013 and December 31, 2012, we had no liabilities included on the consolidated balance sheets associated with uncertain tax positions. Due to uncertainty regarding the timing of future cash flows associated with income tax liabilities, a reasonable estimate of the period of cash settlement is not determinable.

N. Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from their exercise using the treasury stock method and the average market price per share during the year. At June 30, 2013 and 2012, there was no difference between basic and diluted earnings (loss) per share.

O. Preferred Stock Rights and Privileges

We have a total of 20,000,000 shares of preferred stock (the “Preferred Stock”) authorized. The rights and privileges of the Preferred Stock are detailed as follows:

Series A Convertible Preferred Stock

As of June 30, 2013 and December 31, 2012, we had 185,000 shares of Series A Convertible Preferred Stock designated and 0 shares issued and outstanding.

The Company’s Series A Convertible Preferred Stock shares (the “Series A Stock”) allow the holder to vote a number of voting shares equal to two hundred shares for each share of Series A Stock held by such Series A Stock shareholder. The Series A Stock has a liquidation preference over the shares of common stock issued and outstanding equal to the stated value of such shares, $1.00 per share multiplied by 12.5%. The Series A Stock is convertible at the option of the holder into 200 shares of common stock for each share of Series A Stock issued and outstanding, provided that no conversion shall be allowed if the holder of such Series A Stock would own more than 4.99% of the Company’s common stock upon conversion.

No amendment to the Company’s Series A Stock shall be made while such Series A Stock is issued and outstanding to amend, alter or repeal the Articles of Incorporation or Bylaws of the Company to adversely affect the rights of the Series A Stock holders; authorize or issue any additional shares of preferred stock; or effect any reclassification of the Series A Stock unless the holders of a majority of the outstanding Series A Stock vote to approve such modification or amendment.

Series B Convertible Preferred Stock

As of June 30, 2013 and December 31, 2012, we had 2,000,000 shares of Series B Convertible Preferred Stock designated, authorized, issued and outstanding. The Series B Convertible Preferred Stock is non-redeemable and the dividend is non-cumulative.

Each share of Series B Convertible Preferred Stock shall be convertible into shares of common stock of the Company, par value $0.001 per share. Each share of Preferred Stock shall be convertible into fully paid and non-assessable shares of Common Stock at the rate of 10 shares of Common Stock for each full share of Preferred Stock.

The holder of Series B Convertible Preferred Stock has the number of votes equal to the number of votes of all outstanding shares of capital stock plus one additional vote such that the holders of a majority of the outstanding shares of Series B Preferred Stock shall always constitute a majority of the voting rights for the Company.

Upon liquidation, dissolution or winding up of the Company, holders of Series B Convertible Preferred Stock shall have liquidation preference over all of the Company’s Preferred and Common Stock as to asset distribution.

P. Fair Value of Financial Instruments

On January 1, 2008, the Company adopted a new standard related to the accounting for financial assets and financial liabilities and items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually. This standard provides a single definition of fair value and a common framework for measuring fair value as well as new disclosure requirements for fair value measurements used in financial statements. Fair value measurements are based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs, and are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company would use the most advantageous market, which is the market that the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement. The adoption of this standard did not have a material effect on the Company’s financial position, results of operations or cash flows.

On January 1, 2009, the Company adopted an accounting standard for applying fair value measurements to certain assets, liabilities and transactions that are periodically measured at fair value. The adoption did not have a material effect on the Company’s financial position, results of operations or cash flows.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are routinely recognized or disclosed at fair value. This standard clarifies how a company should measure the fair value of liabilities, and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. This standard became effective for the Company on October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

The fair value accounting standard creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:
Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

Q. Effect of New Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

- Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and

- Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 is not expected to have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 is not expected to have a material impact on our financial position or results of operations.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02. This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

R. Reclassification

Certain amounts reported in the prior period financial statements may have been reclassified to the current period presentation.

NOTE 3 –NET INVESTMENT IN SALES-TYPE LEASES

The Company’s leasing operations consist principally of leasing vehicles under sales-type leases expiring in various years to 2017. Following is a summary of the components of the Company’s net investment in sales-type leases at June 30, 2013 and December 31, 2012:

	As of June 30, 2013	As of December 31, 2012

Total Minimum Lease Payments to be Received	$14,147,472	$16,222,484
Residual Values	9,716,736	12,209,373
Lease Carrying Value	23,864,208	28,431,857
Less: Allowance for Uncollectible Amounts	(334,631)	(305,174)
Less: Unearned Income	(4,690,062)	(5,465,179)
Net Investment in Sales-Type Leases	$18,839,515	$22,661,504

NOTE 4 – EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Cost and accumulated depreciation of equipment and leasehold improvements as of June 30, 2013 and December 31, 2012 are as follows:

	June 30, 2013	December 31, 2012
Leasehold Improvements	$5,980	$5,980
Furniture and Fixtures	97,981	97,981
Computer and Office Equipment	182,139	182,139
Total	286,100	286,100
Less: Accumulated Depreciation	(258,917)	(258,917)
Net Property and Equipment	$27,183	$27,183

Depreciation expense charged to operations was $0 and $10,461 for the six months ended June 30, 2013 and 2012, respectively.

NOTE 5– CREDIT FACILITIES

Effective August 3, 2009, the Company entered into a secured $10,000,000 revolving credit agreement (the “Revolver”) with Moody National Bank (“Moody” and “Moody Bank”) to finance the purchase of vehicles for lease. The interest rate on the Revolver is the prime rate plus 1% with a floor of 6%. The Revolver is secured by purchased vehicles, the related receivables associated with leased vehicles, and the personal guaranties of Jerry Parish and Victor Garcia (the Company’s majority shareholders).

The credit agreement also required the Company to meet a debt to tangible net worth ratio of 2.5 to one at December 31, 2009; which the Company did not meet. At December 31, 2009, the availability under the $10,000,000 Revolver was limited to $2,500,000. The outstanding balance at December 31, 2009 was $1,679,319. The Revolver matured on December 31, 2009 and was renewed for an additional 60 days at which time an additional $820,681 was advanced to the Company. On February 28, 2010, the Company executed a second renewal, extension and modification of the Revolver (the “Amended Moody Revolver”). The Amended Moody Revolver extended the maturity date of the facility to March 1, 2011, reduced the amount available under the facility to $2,500,000, fixed the interest rate on the facility at 6.5%, and provided for 11 monthly payments of principal and interest of $37,817, with the remaining balance due at maturity. Effective February 28, 2011, the Company executed a Third Renewal, Extension and Modification of the Revolver (the "Third Renewal"). Under the terms of the Third Renewal, the maturity date of the Revolver was extended to March 1, 2012, the amount available remained at $2,500,000, the interest rate was increased and fixed at 6.75%, and the Third Renewal provided for 11 monthly payments of principal and interest of $45,060, with the remaining balance due at maturity on March 1, 2012. On March 29, 2012 and effective March 1, 2012, Moody Bank agreed to enter into a Fourth Renewal, Extension and Modification Agreement (the “Fourth Renewal”), pursuant to which Moody Bank agreed to extend the due date of the Revolver to March 1, 2013 and we agreed to pay monthly payments of principal and interest due under the Revolver of $57,500 per month until maturity. The amount outstanding under the Revolver at the time of the parties’ entry into the Fourth Renewal was $1,822,767.

On March 26, 2013 and effective March 1, 2013, Moody Bank agreed to enter into a Fifth Renewal, Extension and Modification Agreement (the “Fifth Renewal”), pursuant to which Moody Bank agreed to extend the due date of the Revolver to March 1, 2014 and we agreed to pay monthly payments of principal and interest under the Revolver of $62,500 per month (beginning April 1, 2013) until maturity. The amount outstanding on the Revolver as of the parties’ entry into the Fifth Renewal was $1,290,463.

At June 30, 2013, the outstanding balance on the Revolver was $1,122,582.  Additionally, at June 30, 2013, we were not in compliance with certain of the covenants required by the Revolver.

On or around January 6, 2009, the Company entered into a renewal of its $33,000,000 revolving credit facility with Sterling Bank of Houston, Texas (now Comerica Bank “Comerica Bank”) that matured on October 2, 2009. On or around October 27, 2009, the Company entered into a Modification, Renewal and Extension Agreement and an Amended and Restated Loan Agreement in connection with its $33,000,000 line of credit facility with Comerica Bank (collectively the “Renewal”). On or around July 30, 2010, we entered into a Modification Agreement with Comerica Bank to modify and amend the Renewal. On December 14, 2010, and effective November 10, 2010, we entered into an additional Modification Agreement with Comerica Bank to modify and amend the Renewal (the “Modification”). On April 13, 2011, and effective as of March 10, 2011, the Company entered into an additional Modification Agreement with Comerica Bank (the "March 2011 Modification").

The Modification and March 2011 Modification also modified and amended our required borrowing base and minimum net worth requirements under the Renewal, which factor into whether we are in compliance with the terms and conditions of and/or in default of the terms of the Renewal.

The outstanding amount of the Renewal at the time of the parties’ entry into the Modification was $23,704,253, and the Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $110,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning December 10, 2010 and continuing until February 10, 2011 (we had previously been making monthly installment payments of $110,000 beginning in July 2010), with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on March 10, 2011 (previously the full amount of the Renewal as modified by the first Modification Agreement, was due and payable on November 10, 2010).

The outstanding amount of the Renewal at the time of the parties' entry into the March 2011 Modification was $22,648,222, and the March 2011 Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $160,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning April 10, 2011 and continuing until August 10, 2011, with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on September 10, 2011.

On October 27, 2011 and effective September 10, 2011, the Company entered into an additional Modification Agreement with Comerica Bank (the “September 2011 Modification”), to modify and amend the Renewal.

The September 2011 Modification, similar to the Modification and March 2011 Modification modified and amended our required borrowing base and minimum net worth requirements under the Renewal, which factor into whether we are in compliance with the terms and conditions of and/or in default of the terms of the Renewal.

The outstanding amount of the Renewal on the effective date of the September 2011 Modification was $21,846,701, and the September 2011 Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $260,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning October 10, 2011 and continuing until March 10, 2012, with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on March 10, 2012, which credit facility has since been extended as described below. Additionally, each month, we are required to pay Comerica Bank, in addition to the monthly payments, a prepayment of principal equal to the amount of all proceeds from the sale of our vehicles which have not already been paid to Comerica Bank as a result of the monthly payment.

The September 2011 Modification did not otherwise materially amend or modify the terms of the Renewal, which evidences a Secured Note Payable (the "Note Payable"); except that it increased the interest rate of the Note Payable to the prime rate plus 2.5%, compared to the prime rate plus 2% (as was previously provided under the terms of the Note Payable), in each case subject to a floor of 6%.

Comerica Bank also agreed pursuant to the terms of the September 2011 Modification that we could prepay and satisfy the entire outstanding amount of the Note Payable if we are able to pay Comerica Bank an aggregate of $17,500,000 by December 31, 2011 (the “Pre-Payment Right”), which we were unable to accomplish.

On March 30, 2012, and with an effective date of March 10, 2012, Comerica Bank agreed to extend the due date of the Renewal until June 10, 2012 and to forbear from enforcing certain covenants of the Renewal and we agreed to increase the amount of interest payable under the Renewal to the prime rate plus 3.5%, subject to a floor of 6%, which rate is currently 6.75% per annum, increase the monthly payments due under the Renewal to $275,000 per month, and pay fees associated with the extension totaling $210,000 (the “March 2012 Extension”). The outstanding balance on the Note Payable as of the effective date of the March 2012 Extension was $20,372,657.

Comerica subsequently agreed to further extend the maturity date of the Renewal, and on several dates agreed to accept a discounted payment in full satisfaction of the amounts owed in connection with the Renewal, provided that we were unable to make such discounted payments.

On April 8, 2013, we and Comerica entered into a Settlement, Release, Indemnity and Limited Forbearance Agreement (the “Forbearance Agreement”). Pursuant to the Forbearance Agreement, we agreed that the Renewal was in default and Comerica agreed to forbear from taking any action against us to enforce the default until the earlier of 4 p.m. on April 18, 2013, or the date that a default occurred under the Renewal other than in connection with our failure to repay such Renewal. We also agreed to pay $500,000 towards the balance of the Renewal on April 5, 2013, which funds have been paid to date and to pay a discounted settlement payment in full satisfaction of the Renewal in the amount of $12 million on April 18, 2013, along with legal fees of Comerica’s counsel (the “Settlement Amount”). We also agreed to release Comerica from and to indemnify Comerica against certain claims and causes of action.

We were unable to pay the Settlement Amount and on June 4, 2013, Comerica filed a lawsuit against us, seeking payment of amounts alleged due by us to Comerica and the enforcement of certain personal guaranties by Jerry Parish, our sole officer and Director and Victor Garcia, a significant shareholder of the Company.  On July 3, 2013, the court granted a temporary injunction against us prohibiting us from, among other things, commingling any income from any collateral held by Comerica and limiting us to $175,000 of normal business expenses per month.

We are currently in default in connection with our obligations to Comerica, and do not have sufficient funds to pay Comerica the amounts owed and we cannot provide any assurance that a court will not appoint a receiver over our assets.  We continue to operate business in the same manner and form as we had done prior to the litigation. We are currently in court ordered mediation with Comerica and have also been engaged in ongoing discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay any settlement with Comerica.  We may not be able to enter into such financing transactions on favorable terms, if at all.  The sale by us in the future of additional equity or convertible debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that such financing will be available to the Company in amounts or on terms acceptable to us, or at all.  In the event we are not able to raise sufficient funding to repay amounts owed to Comerica, we will likely be forced to seek bankruptcy protection, we may be forced to cease our filings with the Securities and Exchange Commission and any investment in the Company could become worthless.

At June 30, 2013, the outstanding balance on the Note Payable, which was in default, was $18,101,150. Our credit facility with Comerica Bank requires us to comply with certain affirmative and negative covenants customary for restricted indebtedness which we were not in compliance with as of June 30, 2013 or December 31, 2012.

On March 1, 2011, the Company entered into a Promissory Note with a third party in the amount of $100,000, which accrues interest at the rate of 12% per annum payable monthly, and was due on March 1, 2012. The Promissory Note was secured by the personal guaranty of Jerry Parish. This note was paid off on March 26, 2011, with the proceeds of a new Promissory Note as described below.

On March 26, 2011, the Company paid off the $100,000 Promissory Note and entered into a new Promissory Note with the same third party in the amount of $142,000, with a maturity date of March 26, 2012. The Promissory Note accrues interest at the rate of 12% per annum payable monthly. On December 6, 2011, the Company renegotiated the maturity date on $100,000 of the Promissory Note, and extended the maturity of that portion of the Promissory Note to December 6, 2012. The Promissory Note is secured by the personal guaranty of Jerry Parish. The outstanding balance at June 30, 2013 and December 31, 2012 was $142,000. The note has been extended until December 6, 2013.

In August 2011, the Company entered into a Securities Purchase Agreement with Asher Enterprises, Inc. (“Asher”), pursuant to which the Company sold Asher a convertible note in the amount of $68,000, bearing interest at the rate of 8% per annum (the “Convertible Note”) which Convertible Note was amended in October 2011, to be effective as of August 2011. The Convertible Note provided Asher the right to convert the outstanding balance (including accrued and unpaid interest) of such Convertible Note into shares of the Company’s common stock at a conversion price equal to the greater of (a) 61% of the average of the five lowest trading prices of the Company’s common stock during the ten trading days prior to such conversion date; and (b) $0.00009 per share. The Convertible Note, which accrued interest at the rate of 8% per annum, was payable, along with interest thereon on May 7, 2012, but was repaid in March 2012. The note’s convertible feature was valued and resulted in a debt discount of $43,475, which was fully amortized at the time of payment.

Asher converted $10,000 of the amount owed under the Convertible Note into 190,476 shares of the Company’s common stock ($0.0525 per share) in February 2012. In March 2012, the Company prepaid the entire remaining balance due under the Convertible Note for an aggregate of $90,003 including penalty and interest.

On November 28, 2011, the Company entered into a Promissory Note with another third party in the amount of $100,000, which accrues interest at the rate of 12% per annum payable monthly, and was due on December 28, 2012. The Promissory Note was secured by the personal guaranty of Jerry Parish. The outstanding balance at June 30, 2013 was $100,000. The note has been extended until December 28, 2013.

In March 2012, the Company entered into a Promissory Note with another third party in the amount of $220,000, which accrues interest at the rate of 12% per annum payable monthly, and was due in March, 2013. The Promissory Note was secured by the personal guaranty of Jerry Parish. The outstanding balance at June 30, 2013 was $220,000. The note has been extended until March, 2014.

In May 2012, the Company entered into a Promissory Note with the same third party in the amount of $250,000, which accrues interest at the rate of 12% per annum payable monthly, and will be due in May, 2014. The Promissory Note was secured by the personal guaranty of Jerry Parish. The outstanding balance at June 30, 2013 was $250,000.

The following table summarizes the credit facilities, promissory notes, and convertible note discussed above for the period ended June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Credit Facility - Comerica Bank, currently in default	$18,101,150	$19,063,447
Credit Facility - Moody Bank, currently in default	1,122,582	1,385,885
Promissory Notes	712,000	712,000
Total notes payable	$19,935,732	$21,161,332

As described above, the Company is currently in default of its Comerica credit facility in the amount of $18,101,150, which funds the Company does not currently have. The Company is currently in litigation with Comerica and in the future Comerica could take further actions against us to enforce its security interest over our assets, seek repayment of the full amount due under the facility, seek an immediate foreclosure of such assets and/or may take other actions which may have a material adverse effect on our operations, assets and financial condition and could force us to seek bankruptcy protection.

NOTE 6– FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB guidance regarding fair value measurements requires disclosure of fair value information about financial instruments, whether recognized or not in our consolidated balance sheet. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts that ultimately may be realized or paid at settlement or maturity of the financial instruments and those differences may be material. The FASB provision excludes certain financial instruments and all non-financial instruments from the Company’s disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Estimated fair values, carrying values and various methods and assumptions used in valuing our financial instruments as of June 30, 2013 and December 31, 2012 are set forth below:

		June 30, 2013
		Carrying Value	Estimated Fair Value
Financial assets:
Investment in sales-type leases – net	(a)	$18,839,515	$18,839,515

		December 31, 2012
		Carrying Value	Estimated Fair Value
Financial assets:
Investment in sales-type leases – net	(a)	$22,661,504	$22,661,504

(a)
The fair value of finance receivables is estimated by discounting future cash flows expected to be collected using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. This valuation is a type 3 indicator.

NOTE 7 -RELATED PARTY TRANSACTIONS

The Company leased office space from a partnership, which is owned by the Company’s two majority shareholders, pursuant to a lease which expired on August 31, 2008, at the rate of $10,000 per month. The lease was subsequently renewed to July 31, 2011 and again until July 31, 2012 and 2013, which included an adjacent property at the rate of $20,000 per month. In conjunction with the Company's cost reduction efforts the monthly rental payment was reduced to $15,000 per month during the latter part of 2010 and all of 2011 and 2012. We believe these rental rates are consistent with rental rates for similar properties in the Houston, Texas real estate market. Rent expense under the lease amounted to $90,000 and $90,000 for the six months ended June 30, 2013 and 2012, respectively.

The Company has notes payable to Jerry Parish, Victor Garcia, and a partnership which is owned by the Company’s two majority shareholders (Mr. Parish and Mr. Garcia) through its wholly-owned subsidiary, Mint Texas. The amounts outstanding as of June 30, 2013 and December 31, 2012 were $1,232,325 and $1,311,564, respectively. These notes payable are non-interest bearing and due upon demand. The Company imputed interest on these notes payable at a rate of 8.75% per year. Interest expense of $18,045, and $18,915 was recorded as contributed capital for the six months ended June 30, 2013 and 2012, respectively.

NOTE 8– COMMITMENTS AND CONTINGENCIES

Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk are primarily cash equivalents, and finance receivables. Our cash equivalents are placed through various major financial institutions. Finance receivables represent contracts with consumers residing throughout the United States, with lessees located in Texas, Arkansas, Mississippi, Alabama, Georgia, Tennessee and Florida. No state other than Texas accounted for more than 10% of managed finance receivables.

Legal Proceedings

As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud, breach of contract and discriminatory treatment of credit applicants. Some litigation against us could take the form of class action complaints by consumers and/or shareholders. As the assignee of finance contracts originated by dealers, we may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies but can include requests for compensatory, statutory and punitive damages. We believe that we have taken prudent steps to address and mitigate the litigation risks associated with our business activities. In the opinion of management, the ultimate aggregate liability, if any, arising out of any such pending or threatened litigation will not be material to our consolidated financial position or our results of operations and cash flows.

On June 4, 2013, Comerica filed a lawsuit against us in the 281st Judicial District in Harris County, Texas bearing case number 2013-33154, seeking payment of amounts alleged due by us to Comerica and the enforcement of certain personal guaranties by Jerry Parish, our sole officer and Director, and Victor Garcia, a significant shareholder of the Company.  Subsequently, on June 28, 2013, we filed an answer to Comerica’s complaint alleging counterclaims against Comerica seeking damages for breach of contract, tortious interference with contract, and conversion.  On July 3, 2013, the court granted a temporary injunction against us prohibiting us from, among other things, commingling any income from any collateral held by Comerica and limiting us to $175,000 of normal business expenses per month.

We are currently in default in connection with our obligations to Comerica, and do not have sufficient funds to pay Comerica the amounts owed and we cannot provide any assurance that a court will not appoint a receiver over our assets.  We continue to operate business in the same manner and form as we had done prior to the litigation. We are currently in court ordered mediation with Comerica and have also been engaged in ongoing discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay any settlement with Comerica.

NOTE 9 – CAPITAL STOCK TRANSACTIONS

Effective March 19, 2013, 2 million shares of the Company’s common stock were cancelled.

NOTE 10 – GOING CONCERN & ONGOING RELATIONSHIPS WITH FINANCIAL INSTITUTIONS

Management has had a long relationship with the financial institutions that are currently providing its credit facilities.  The Company has a history of successfully working with its lenders in negotiating previous modifications and extensions, and believes that it will continue to be able to do so in the future. Such extensions or modifications are critical to the Company’s ability to meet its financial obligations and execute its business plan.  Accordingly, the financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities should the Company not be able to continue to modify or extend its credit facilities.  See Note 5 for further details.

We have been in discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay Comerica the amounts owed on the Renewal which are currently in default. To date, we have not entered into any definitive agreements associated with such potential funding transactions and do not have sufficient funding to satisfy our other obligations under the Renewal. In the event that we are unable to come to terms on a further forbearance or extension of the Renewal or repay the Renewal, Comerica could take further actions against us to enforce its security interest over our assets, seek immediate repayment of the full amount due under the facility, seek an immediate foreclosure of such assets and/or may take other actions which have a material adverse effect on our operations, assets and financial condition or force us to seek bankruptcy protection.  See Note 5 for further details.

NOTE 11 – FINANCING RECEIVABLES

The Company’s net investment in sales-type leases is subject to the disclosure requirements of ASC 310 “Receivables”. Due to similar risk characteristics of its individual sales-type leases, the Company views its net investment in leases as its one class of financing receivable.

The Company monitors the credit quality of each customer on a frequent basis through collections and aging analyses. The Company also holds meetings monthly in order to identify credit concerns and determine whether a change in credit quality classification is required for the customer. A customer may improve in their credit quality classification once a substantial payment is made on overdue balances or the customer has agreed to a payment plan with the Company and payments have commenced in accordance with the payment plan. The change in credit quality indicator is dependent upon management approval.

The Company classifies its customers into three categories to indicate their credit quality internally:

Current — Lessee continues to be in good standing with the Company as the client’s payments and reporting are up-to-date. Typically payments are outstanding between 0-30 days.

Performing — Lessee has begun to demonstrate a delay in payments with little or no communication with the Company. All future activity with this customer must be reviewed and approved by management. These leases are considered to be in better condition than those leases in the “Poor” category, but not in as good of condition as those leases in the “Current” category. Typically payments are outstanding between 31-60 days.

Poor — Lessee is delinquent, non-responsive or not negotiating in good faith with the Company. Once a Lessee is classified as “Poor”, the lease is evaluated for collectability and is potentially impaired. Typically payments are outstanding 61 days or more.

The following table discloses the recorded investment in financing receivables by credit quality indicator as of June 30, 2013 (in thousands):

Net
Investment
in Leases
Current	$13,102
Performing	2,164
Poor	3,574

Total	$18,840

While recognition of penalties and interest income is suspended, payments received by a customer are applied against the outstanding balance owed. If payments are sufficient to cover any unreserved receivables, a recovery of provision taken on the billed amount, if applicable, is recorded to the extent of the residual cash received. Once the collectability issues are resolved and the customer has returned to being in current standing, the Company will resume recognition of penalty and interest income.

The Company’s net investment leases on nonaccrual status as of June 30, 2013 are as follows (in thousands):

	Recorded	Related
	Investment	Allowance
Net investment in leases	$297	$(335)

The Company considers financing receivables with aging between 60-89 days as indications of lessees with potential collection concerns. The Company will begin to focus its review on these financing receivables and increase its discussions internally and with the lessee regarding payment status. Once a lessee’s aging exceeds 90 days, the Company’s policy is to review and assess collectability on lessee’s past due account. Over 90 days past due is used by the Company as an indicator of potential impairment as invoices up to 90 days outstanding could be considered reasonable due to the time required for dispute resolution or for the provision of further information or supporting documentation to the customer.

The Company’s aged financing receivables as of June 30, 2013 are as follows (in thousands):

	Current	31-90 Days	91+ Days	Billed Financing Receivables	Related Unbilled Recorded Investment	Total Recorded Investment	Related Allowances	Recorded Investment Net of Allowances
Net investment in leases	$13,102	$5,129	$944	$19,175	$-	$19,175	$(335)	$18,840

The Company recorded investment in past due financing receivables for which the Company continues to accrue penalties and interest income is as follows as of June 30, 2013 (in thousands):

	Current	31-90 Days	91+ Days	Billed Financing Receivables	Related Unbilled Recorded Investment	Total Recorded Investment	Related Allowances	Recorded Investment Net of Allowances
Net investment in leases	$13,102	$5,129	$609	$18,840	$-	$18,840	$-	$18,840

Activity in our reserves for credit losses for the six months ended June 30, 2013 is as follows (in thousands):

Investment in sales-type leases
Balance January 1, 2013	$305
Provision for bad debts	35
Recoveries	-
Write-offs and other	(5)
Balance June 30, 2013	$335

Our reserve for credit losses and minimum lease payments associated with our investment in sales- type lease balances disaggregated on the basis of our impairment method were as follows as of June 30, 2013 (in thousands):

Investment in sales-type leases
Reserve for credit losses:
Ending balance: collectively evaluated for impairment	$5,129
Ending balance: individually evaluated for impairment	944
Ending balance	$6,073

The following table discloses the recorded investment in financing receivables by credit quality indicator as at December 31, 2012 (in thousands):

Net
Investment
in Leases
Current	$15,825
Performing	4,246
Poor	2,591

Total	$22,662

While recognition of penalties and interest income is suspended, payments received by a customer are applied against the outstanding balance owed. If payments are sufficient to cover any unreserved receivables, a recovery of provision taken on the billed amount, if applicable, is recorded to the extent of the residual cash received. Once the collectability issues are resolved and the customer has returned to being in current standing, the Company will resume recognition of penalty and interest income.

The Company’s net investment leases on nonaccrual status as of December 31, 2012 are as follows (in thousands):

	Recorded	Related
	Investment	Allowance
Net investment in leases	$305	$(305)

The Company considers financing receivables with aging between 60-89 days as indications of lessees with potential collection concerns. The Company will begin to focus its review on these financing receivables and increase its discussions internally and with the lessee regarding payment status. Once a lessee’s aging exceeds 90 days, the Company’s policy is to review and assess collectability on lessee’s past due account. Over 90 days past due is used by the Company as an indicator of potential impairment as invoices up to 90 days outstanding could be considered reasonable due to the time required for dispute resolution or for the provision of further information or supporting documentation to the customer.

The Company’s aged financing receivables as of December 31, 2012 are as follows (in thousands):

	Current	31-90 Days	91+ Days	Billed Financing Receivables	Related Unbilled Recorded Investment	Total Recorded Investment	Related Allowances	Recorded Investment Net of Allowances
Net investment in leases	$15,837	$6,225	$905	$22,967	$-	$22,967	$(305)	$22,662

The Company recorded investment in past due financing receivables for which the Company continues to accrue penalties and interest income is as follows as of December 31, 2012 (in thousands):

	Current	31-90 Days	91+ Days	Billed Financing Receivables	Related Unbilled Recorded Investment	Total Recorded Investment	Related Allowances	Recorded Investment Net of Allowances
Net investment in leases	$15,837	$6,225	$600	$22,662	$-	$22,662	$-	$22,662

Activity in our reserves for credit losses for the year ended December 31, 2012 is as follows (in thousands):

Investment in sales-type leases
Balance January 1, 2012	$465
Provision for bad debts	-
Recoveries	-
Write-offs and other	(160)
Balance December 31, 2012	$305

Our reserve for credit losses and minimum lease payments associated with our investment in sales- type lease balances disaggregated on the basis of our impairment method were as follows as of December 31, 2012 (in thousands):

Investment in sales-type leases
Reserve for credit losses:
Ending balance: collectively evaluated for impairment	$6,225
Ending balance: individually evaluated for impairment	905
Ending balance	$7,130

NOTE 12 – SUBSEQUENT EVENTS

No subsequent event occurred after the date of these financial statements and prior to their issuance, which would require its disclosure in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
The Mint Leasing, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of The Mint Leasing, Inc. (the “Company”) as of December 31, 2012 and 2011 and the related statements of operations, stockholders' equity and cash flows for the twelve month periods then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Mint Leasing, Inc. as of December 31, 2012 and 2011 and the results of its operations and cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has a significant amount of debt due within the next 12 months. The Company has historically been successful at renegotiating their loans and renewing such loans. If the Company is not successful in obtaining renewals or renegotiating its loans, these matters raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are discussed in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
April 15, 2013

The Mint Leasing, Inc.
Consolidated Balance Sheets
December 31, 2012 and 2011

ASSETS	2012	2011

Cash and cash equivalents	$894,794	$151,796
Investment in sales-type leases, net of allowance of $305,174 and $465,048, respectively	22,661,504	25,033,096
Vehicle inventory	479,834	388,200
Property and equipment, net	27,183	35,077
Other assets	4,629	379
TOTAL ASSETS	$24,067,944	$25,608,548

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$846,730	$432,932
Credit facilities (portion in default see note 5)	21,161,332	23,338,159
Notes payable to related parties	1,311,564	898,000
TOTAL LIABILITIES	23,319,626	24,669,091

STOCKHOLDERS' EQUITY
Preferred stock Series A, 18,000,000 shares authorized at $0.001 par value, 0 and 0 shares outstanding, respectively	-	-
Preferred stock Series B, 2,000,000 shares authorized at $0.001 par value, 2,000,000 and 2,000,000 shares outstanding, respectively	2,000	2,000
Common stock, 480,000,000 shares authorized at $0.001 par value, 82,414,980 and 82,224,504 shares issued and outstanding, respectively	82,415	82,225
Additional paid in capital	9,485,747	9,438,107
Retained (deficit)	(8,821,844)	(8,582,875)
TOTAL STOCKHOLDERS’ EQUITY	748,318	939,457
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,067,944	$25,608,548

See accompanying notes to the consolidated financial statements

The Mint Leasing, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2012 and 2011

	2012	2011
REVENUES
Sales-type leases, net	$7,112,800	$7,616,969
Amortization of unearned income related to sales-type leases	2,860,959	3,148,331
Total Revenues	9,973,759	10,765,300

COST OF REVENUES
Cost of sales-type leases	3,971,058	4,528,566
Repossession and cancelled lease expense	2,308,222	4,288,347
Total Cost of Revenues	6,279,280	8,816,913

GROSS PROFIT (LOSS)	3,694,479	1,948,387

GENERAL AND ADMINISTRATIVE EXPENSE	2,350,827	1,967,264

PROFIT (LOSS) BEFORE OTHER (EXPENSE) FROM CONTINUING OPERATIONS	1,343,652	(18,877)

OTHER INCOME (EXPENSE)
Other income	28,742	3,882
Interest expense	(1,611,363)	(1,601,289)
Total Other Income (Expense)	(1,582,621)	(1,597,407)

(LOSS) BEFORE INCOME TAX	(238,969)	(1,616,284)

Income Tax Expense	-	-

NET INCOME (LOSS)	$(238,969)	$(1,616,284)

Basic and diluted average shares outstanding	82,389,409	82,224,504
Basic and Diluted Loss Per Share	$(0.00)	$(0.03)

See accompanying notes to the consolidated financial statements

The Mint Leasing, Inc.
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2012 and 2011

							Additional		Total
	Preferred Series A		Preferred Series B		Common Stock		Paid In	Retained	Stockholders'
Description	Number	Dollar	Number	Dollar	Number	Dollar	Capital	Earnings (Deficit)	Equity

Balance, December 31, 2010	-	$-	2,000,000	$2,000	82,224,504	$82,225	$9,357,016	$(6,966,591)	$2,474,650

Imputed interest on related party Notes	-	-	-	-	-	-	37,616	-	37,616

Beneficial conversion feature - Asher	-	-	-	-	-	-	43,475	-	43,475

Net loss for the year ended December 31, 2011	-	-	-	-	-	-	-	(1,616,284)	(1,616,284)

Balance, December 31, 2011	-	$-	2,000,000	$2,000	82,224,504	$82,225	$9,438,107	$(8,582,875)	$939,457

Imputed interest on related party Notes	-	-	-	-	-	-	37,830	-	37,830

Shares issued for note conversion	-	-	-	-	190,476	190	9,810	-	10,000

Net loss for the year ended December 31, 2012	-	-	-	-	-	-	-	(238,969)	(238,969)

Balance, December 31, 2012	-	$-	2,000,000	$2,000	82,414,980	$82,415	$9,485,747	$(8,821,844)	$748,318

See accompanying notes to the consolidated financial statements

The Mint Leasing, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2012 and 2011

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(238,969)	$(1,616,284)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation	10,461	27,019
Amortization of debt costs
Bad debt expense	(159,875)	425,247
Debt discount amortization	20,017	23,458
Imputed interest	37,830	37,616
Change in operating assets and liabilities:
Net investment in sales-type leases	2,531,466	3,506,174
Inventory	(91,634)	78,150
Prepaid expenses and other assets	(4,250)	(379)
Accounts payable and accrued expenses	413,798	(530,432)
Net Cash provided by Operating Activities	2,518,844	1,950,569

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	(2,566)	-
Net Cash used by Investing Activities	(2,566)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Credit Facilities and Notes Payable	(2,656,844)	(2,246,721)
Proceeds from Credit Facilities	470,000	210,000
J Proceeds from Notes to Related Parties	775,000	70,000
Payments on Notes from Related Parties	(361,436)	(85,800)
Net Cash (used in) Financing Activities	(1,773,280)	(2,052,521)

INCREASE (DECREASE) IN CASH and CASH EQUIVALENTS	742,998	(101,952)

CASH and CASH EQUIVALENTS, AT BEGINNING OF PERIOD	151,796	253,748

C CASH and CASH EQUIVALENTS, AT END OF PERIOD	$894,794	$151,796

Cash paid for interest	$1,586,170	$1,601,291
Cash paid for taxes	$-	$-

Supplemental disclosure of cash flow information
Note Conversion/ Discount – Asher	$10,000	$43,475

See accompanying notes to the consolidated financial statements

NOTE 1 – ORGANIZATION and NATURE OF BUSINESS ACTIVITY

A. Organization

The Mint Leasing, Inc. (“Mint” or the “Company") was incorporated on May 19, 1999, in the State of Texas and commenced operations on that date.

Effective July 18, 2008, The Mint Leasing, Inc., a Texas corporation (“Mint Texas”), a privately held company, completed the Plan and Agreement of Merger between itself and The Mint Leasing, Inc. (formerly Legacy Communications Corporation) (“Mint Nevada”), and the two shareholders of Mint Texas, pursuant to which Mint Nevada acquired all of the issued and outstanding shares of capital stock of Mint Texas. In connection with the acquisition of Mint Texas described herein, Mint Nevada issued 70,650,000 shares of common stock and 2,000,000 shares of Series B Convertible Preferred stock to the selling stockholders. Consummation of the merger did not require a vote of the Mint Nevada shareholders. As a result of the acquisition, the shareholders of Mint Texas own a majority of the voting stock of Mint Nevada and Mint Texas is a wholly-owned subsidiary of Mint Nevada. No prior material relationship existed between the selling shareholders and Mint Nevada, any of its affiliates, or any of its directors or officers, or any associate of any of its officers or directors.

Upon completion of the July 18, 2008 transaction with Mint Nevada, Mint Texas ceased to be treated as an "S" Corporation for Income Tax purposes. In accordance with accounting guidance issued by the staff of the Securities and Exchange Commission (the “SEC”), the Company had included in its financial statements all of its undistributed earnings on that date as additional paid in capital. This is to assume constructive distribution to owners followed by a contribution to the capital of the Company.

B. Description of Business

Mint is a company in the business of leasing automobiles and fleet vehicles throughout the United States. Most of its customers are located in Texas and seven other states in the Southeast. Lease transactions are solicited and administered by the Company’s sales force and staff. Mint’s customers are comprised of brand-name automobile dealers that seek to provide leasing options to their customers and individuals, many of whom would otherwise not have the opportunity to acquire a new or late-model-year vehicle.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Principles of Consolidation

The consolidated financial statements of the Company include the accounts of The Mint Leasing, Inc. and all of its subsidiaries. Inter-company accounts and transactions are eliminated in consolidation.

B. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for doubtful accounts and the estimated unguaranteed residual values on the lease receivable contracts purchased.

Although Mint attempts to mitigate credit risk through the use of a variety of commercial credit reporting agencies when processing customer applications, failure of the customers to make scheduled payments under their automobile lease contracts could have a material near-term impact on the allowance for doubtful accounts.

Realization of unguaranteed residual values depends on many factors, several of which are not within the Company's control, including general market conditions at the time of the original lease contract's expiration, whether there has been unusual wear and tear on, or use of, the vehicle, the cost of comparable new vehicles and the extent, if any, to which the vehicle has become technologically or economically obsolete during the lease contract term. These factors, among others, could have a material near-term impact on the estimated unguaranteed residual values.

C. Revenue recognition

The Company’s customers typically finance vehicles over periods ranging from three to nine years. These financing agreements are classified as either operating or sales type leases as prescribed by the Financial Accounting Standards Board (FASB). Revenues representing the capitalized costs of the vehicles are recognized as income upon inception of the leases. The portion of revenues representing the difference between the gross investment in the lease (the sum of the minimum lease payments and the guaranteed residual value) and the sum of the present value of the two components is recorded as unearned income and amortized over the lease term. For the years ended December 31, 2012 and 2011, amortization of unearned income totaled $2,860,959 and $3,148,331, respectively.

Taxes assessed by governmental authorities that are directly imposed on revenue-producing transactions between the Company and its customers (which may include, but are not limited to, sales, use, value added and some excise taxes) are excluded from revenues.

Lessees are responsible for all taxes, insurance and maintenance costs.

D. Cost of Revenues

Cost of Revenues comprises the vehicle acquisition costs for the vehicles to be leased to the Company’s customers, the costs associated with servicing the leasing portfolio and the excess of the Company’s recorded basis in leases when the related cars are reacquired (through early termination, repossessions and trade-in’s). Vehicles that are reacquired are typically either re-leased or sold at auction, with the related proceeds recorded in revenue. Total cost of sales was $6,279,280 and $8,816,913 for the years ending December 31, 2012 and 2011, respectively.

E. Cash and Cash Equivalents

Investments in highly liquid securities with original maturities of 90 days or less are included in cash and cash equivalents in the accompanying balance sheets. At December 31, 2012 and December 31, 2011, the Company had cash of $894,794 and $151,796, respectively. The Company had no cash equivalents at December 31, 2012 and December 31, 2011.

At December 31, 2012 and December 31, 2011, the Company had no deposits that exceeded FDIC insurance coverage limits.

F. Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk are primarily cash equivalents and finance receivables. Our cash equivalents are placed through various major financial institutions. Finance receivables represent contracts with consumers residing throughout the United States, with borrowers located in Texas, Arkansas, Mississippi, Alabama, Georgia, Tennessee, California and Florida. No other state accounted for more than 10% of managed finance receivables.

G. Allowance for Loan Losses

Provisions for losses on investments in sales-type leases are charged to cost of revenues in amounts sufficient to maintain the allowance for losses at a level considered adequate to cover probable credit losses inherent in our receivables related to sales-type leases. The Company establishes the allowance for losses based on the determination of the amount of probable credit losses inherent in the financed receivables as of the reporting date. The Company reviews charge-off experience factors, delinquency reports, historical collection rates, estimates of the value of the underlying collateral, economic trends, and other information in order to make the necessary judgments as to probable credit losses. Assumptions regarding probable credit losses are reviewed periodically and may be impacted by actual performance of financed receivables and changes in any of the factors discussed above. The Company recorded an allowance for doubtful accounts of $305,000 and $465,000 at December 31, 2012 and 2011, respectively.

H. Charge-off Policy

The Company charges off accounts when the automobile is repossessed or voluntarily returned by the customer and legally available for disposition. The charge-off amount generally represents the difference between the net outstanding investment in the sales-type lease and the fair market value of the vehicle returned to inventory. The charge-off amount is included in cost of revenues on the accompanying statement of operations. Accounts in repossession that have been charged off have been removed from finance receivables and the related repossessed automobiles are included in Vehicle Inventory on the consolidated balance sheet pending sale.

I. Vehicle Inventory

Vehicle Inventory includes repossessed automobiles, as well as vehicles turned in at the conclusion of the lease. Inventory of vehicles is stated at the lower of cost determined using the specific identification method, and market, determined by net proceeds from sale or the NADA book value.

J. Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation and amortization on property and equipment are determined using the straight-line method over the three to five year estimated useful lives of the assets.

Expenditures for additions, major renewal and betterments are capitalized, and expenditures for maintenance and repairs are charged against income as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income.

K. Stock-based Compensation

The Company accounts for stock-based compensation using the modified prospective application method in accordance with accounting guidance issued by the FASB. This method provides for the recognition of the fair value with respect to share-based compensation for shares subscribed for or granted on or after January 1, 2006, and all previously granted but unvested awards as of January 1, 2006. The cost is recognized over the period during which an employee is required to provide service in exchange for the options.

L. Advertising

Advertising costs are charged to operations when incurred. Advertising costs for the years ended December 30, 2012 and 2011 totaled $8,749 and $2,087, respectively.

M. Income Taxes

Upon completion of the July 18, 2008 transaction with Mint Nevada as more fully described in Note 1, Mint Texas ceased to be treated as an "S" Corporation for Income Tax purposes, resulting in (1) the imposition of income tax at the corporate level instead of the shareholder level and (2) the inability to continue to elect to be taxed on a cash basis.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We adopted the provisions of the FASB’s guidance related to accounting for uncertainty as to income tax positions on January 1, 2008. As of  December 31, 2012 and December 31, 2011, we had no liabilities included on the consolidated balance sheets associated with uncertain tax positions. Due to uncertainty regarding the timing of future cash flows associated with income tax liabilities, a reasonable estimate of the period of cash settlement is not determinable.

N. Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from their exercise using the treasury stock method and the average market price per share during the year. At December 31, 2012 and 2011, there was no difference between basic and diluted earnings (loss) per share.

O. Preferred Stock Rights and Privileges

We have a total of 20,000,000 shares of preferred stock (the “Preferred Stock”) authorized. The rights and privileges of the Preferred Stock are detailed as follows:

Series A Convertible Preferred Stock

As of December 31, 2012 and December 31, 2011, we had 185,000 shares of Series A Convertible Preferred Stock designated and 0 shares issued and outstanding.

The Company’s Series A Convertible Preferred Stock shares (the “Series A Stock”) allow the holder to vote a number of voting shares equal to two hundred shares for each share of Series A Stock held by such Series A Stock shareholder. The Series A Stock has a liquidation preference over the shares of common stock issued and outstanding equal to the stated value of such shares, $1.00 per share multiplied by 12.5%. The Series A Stock is convertible at the option of the holder into 200 shares of common stock for each share of Series A Stock issued and outstanding, provided that no conversion shall be allowed if the holder of such Series A Stock would own more than 4.99% of the Company’s common stock upon conversion.

No amendment to the Company’s Series A Stock shall be made while such Series A Stock is issued and outstanding to amend, alter or repeal the Articles of Incorporation or Bylaws of the Company to adversely affect the rights of the Series A Stock holders; authorize or issue any additional shares of preferred stock; or effect any reclassification of the Series A Stock unless the holders of a majority of the outstanding Series A Stock vote to approve such modification or amendment.

Series B Convertible Preferred Stock

As of December 31, 2012 and December 31, 2011, we had 2,000,000 shares of Series B Convertible Preferred Stock designated, authorized, issued and outstanding. The Series B Convertible Preferred Stock is non-redeemable and the dividend is non-cumulative.

Each share of Series B Convertible Preferred Stock shall be convertible into shares of common stock of the Company, par value $0.001 per share. Each share of Preferred Stock shall be convertible into fully paid and non-assessable shares of Common Stock at the rate of 10 shares of Common Stock for each full share of Preferred Stock.

The holder of Series B Convertible Preferred Stock has the number of votes equal to the number of votes of all outstanding shares of capital stock plus one additional vote such that the holders of a majority of the outstanding shares of Series B Preferred Stock shall always constitute a majority of the voting rights for the Company.

Upon liquidation, dissolution or winding up of the Company, holders of Series B Convertible Preferred Stock shall have liquidation preference over all of the Company’s Preferred and Common Stock as to asset distribution.

P. Fair Value of Financial Instruments

On January 1, 2008, the Company adopted a new standard related to the accounting for financial assets and financial liabilities and items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually. This standard provides a single definition of fair value and a common framework for measuring fair value as well as new disclosure requirements for fair value measurements used in financial statements. Fair value measurements are based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs, and are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company would use the most advantageous market, which is the market that the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement. The adoption of this standard did not have a material effect on the Company’s financial position, results of operations or cash flows.

On January 1, 2009, the Company adopted an accounting standard for applying fair value measurements to certain assets, liabilities and transactions that are periodically measured at fair value. The adoption did not have a material effect on the Company’s financial position, results of operations or cash flows.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are routinely recognized or disclosed at fair value. This standard clarifies how a company should measure the fair value of liabilities, and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. This standard became effective for the Company on October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

The fair value accounting standard creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:
Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

Q. Effect of New Accounting Pronouncements

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02. This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income” in Accounting Standards Update No. 2011-05. This update defers the requirement to present items that are reclassified from accumulated other comprehensive income to net income in both the statement of income where net income is presented and the statement where other comprehensive income is presented. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

In December 2011, the FASB issued ASU No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

R. Reclassification

Certain amounts reported in the prior period financial statements may have been reclassified to the current period presentation.

NOTE 3 –NET INVESTMENT IN SALES-TYPE LEASES

The Company’s leasing operations consist principally of leasing vehicles under sales-type leases expiring in various years to 2014. Following is a summary of the components of the Company’s net investment in sales-type leases at December 31, 2012 and 2011:

	As of December 31, 2012	As of December 31, 2011

Total Minimum Lease Payments to be Received	$16,222,484	$19,834,161
Residual Values	12,209,373	12,594,447
Lease Carrying Value	28,431,857	32,428,608
Less: Allowance for Uncollectible Amounts	(305,174)	(465,048)
Less: Unearned Income	(5,465,179)	(6,930,464)
Net Investment in Sales-Type Leases	$22,661,504	$25,033,096

NOTE 4 – EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Cost and accumulated depreciation of equipment and leasehold improvements as of December 31, 2012 and December 31, 2011 are as follows:

	December 31, 2012	December 31, 2011
Leasehold Improvements	$5,980	$5,980
Furniture and Fixtures	97,981	97,981
Computer and Office Equipment	182,139	179,572
Total	286,100	283,533
Less: Accumulated Depreciation	(258,917)	(248,456)
Net Property and Equipment	$27,183	$35,077

Depreciation expense charged to operations was $10,461 and $27,019 for the years ended December 31, 2012 and 2011, respectively.

NOTE 5– CREDIT FACILITIES

Effective August 3, 2009, the Company entered into a secured $10,000,000 revolving credit agreement (the “Revolver”) with Moody National Bank (“Moody” and “Moody Bank”) to finance the purchase of vehicles for lease. The interest rate on the Revolver is the prime rate plus 1% with a floor of 6%. The Revolver is secured by purchased vehicles, the related receivables associated with leased vehicles, and the personal guaranties of Jerry Parish and Victor Garcia (the Company’s majority shareholders).

The credit agreement also required the Company to meet a debt to tangible net worth ratio of 2.5 to one at December 31, 2009; which the Company did not meet. At December 31, 2009, the availability under the $10,000,000 Revolver was limited to $2,500,000. The outstanding balance at December 31, 2009 was $1,679,319. The Revolver matured on December 31, 2009 and was renewed for an additional 60 days at which time an additional $820,681 was advanced to the Company. On February 28, 2010, the Company executed a second renewal, extension and modification of the Revolver (the “Amended Moody Revolver”). The Amended Moody Revolver extended the maturity date of the facility to March 1, 2011, reduced the amount available under the facility to $2,500,000, fixed the interest rate on the facility at 6.5%, and provided for 11 monthly payments of principal and interest of $37,817, with the remaining balance due at maturity. Effective February 28, 2011, the Company executed a Third Renewal, Extension and Modification of the Revolver (the "Third Renewal"). Under the terms of the Third Renewal, the maturity date of the Revolver was extended to March 1, 2012, the amount available remains at $2,500,000, the interest rate was increased and fixed at 6.75%, and the Third Renewal provides for 11 monthly payments of principal and interest of $45,060, with the remaining balance due at maturity on March 1, 2012. On March 29, 2012 and effective March 1, 2012, Moody Bank agreed to enter into a Fourth Renewal, Extension and Modification Agreement (the “Fourth Renewal”), pursuant to which Moody Bank agreed to extend the due date of the Revolver to March 1, 2013 (which credit facility has since been further extended as discussed in Note 13) and we agreed to pay monthly payments of principal and interest due under the Revolver of $57,500 per month until maturity. The amount outstanding under the Revolver at the time of the parties’ entry into the Fourth Renewal was $1,822,767.

At December 31, 2012, the outstanding balance on the Revolver was $1,385,885.  Additionally, at December 31, 2012, we were not in compliance with certain of the covenants required by the Revolver.

On or around January 6, 2009, the Company entered into a renewal of its $33,000,000 revolving credit facility with Sterling Bank of Houston, Texas (now Comerica Bank “Comerica Bank”) that matured on October 2, 2009. On or around October 27, 2009, the Company entered into a Modification, Renewal and Extension Agreement and an Amended and Restated Loan Agreement in connection with its $33,000,000 line of credit facility with Comerica Bank (collectively the “Renewal”). On or around July 30, 2010, we entered into a Modification Agreement with Comerica Bank to modify and amend the Renewal. On December 14, 2010, and effective November 10, 2010, we entered into an additional Modification Agreement with Comerica Bank to modify and amend the Renewal (the “Modification”). On April 13, 2011, and effective as of March 10, 2011, the Company entered into an additional Modification Agreement with Comerica Bank (the "March 2011 Modification").

The Modification and March 2011 Modification also modified and amended our required borrowing base and minimum net worth requirements under the Renewal, which factor into whether we are in compliance with the terms and conditions of and/or in default of the terms of the Renewal.

The outstanding amount of the Renewal at the time of the parties’ entry into the Modification was $23,704,253, and the Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $110,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning December 10, 2010 and continuing until February 10, 2011 (we had previously been making monthly installment payments of $110,000 beginning in July 2010), with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on March 10, 2011 (previously the full amount of the Renewal as modified by the first Modification Agreement, was due and payable on November 10, 2010).

The outstanding amount of the Renewal at the time of the parties' entry into the March 2011 Modification was $22,648,222, and the March 2011 Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $160,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning April 10, 2011 and continuing until August 10, 2011, with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on September 10, 2011. Additionally, each month, we are required to pay Comerica Bank, in addition to the monthly payments, a prepayment of principal equal to the amount of all proceeds from the sale of our vehicles which have not already been paid to Comerica Bank as a result of the monthly payment.

On October 27, 2011 and effective September 10, 2011, the Company entered into an additional Modification Agreement with Comerica Bank (the “September 2011 Modification”), to modify and amend the Renewal.

The September 2011 Modification, similar to the Modification and March 2011 Modification modified and amended our required borrowing base and minimum net worth requirements under the Renewal, which factor into whether we are in compliance with the terms and conditions of and/or in default of the terms of the Renewal.

The outstanding amount of the Renewal on the effective date of the September 2011 Modification was $21,846,701, and the September 2011 Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $260,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning October 10, 2011 and continuing until March 10, 2012, with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on March 10, 2012, which credit facility has since been extended as described below. Additionally, each month, we are required to pay Comerica Bank, in addition to the monthly payments, a prepayment of principal equal to the amount of all proceeds from the sale of our vehicles which have not already been paid to Comerica Bank as a result of the monthly payment.

The September 2011 Modification did not otherwise materially amend or modify the terms of the Renewal, which evidences a Secured Note Payable (the "Note Payable"); except that it increased the interest rate of the Note Payable to the prime rate plus 2.5%, compared to the prime rate plus 2% (as was previously provided under the terms of the Note Payable), in each case subject to a floor of 6%.

Comerica Bank also agreed pursuant to the terms of the September 2011 Modification that we could prepay and satisfy the entire outstanding amount of the Note Payable if we are able to pay Comerica Bank an aggregate of $17,500,000 by December 31, 2011 (the “Pre-Payment Right”), which we were unable to accomplish.

On March 30, 2012, and with an effective date of March 10, 2012, Comerica Bank agreed to extend the due date of the Renewal until June 10, 2012 and to forbear from enforcing certain covenants of the Renewal and we agreed to increase the amount of interest payable under the Renewal to the prime rate plus 3.5%, subject to a floor of 6%, which rate is currently 6.75% per annum, increase the monthly payments due under the Renewal to $275,000 per month, and pay fees associated with the extension totaling $210,000 (the “March 2012 Extension”). The outstanding balance on the Note Payable as of the effective date of the March 2012 Extension was $20,372,657.

In July 2012, Comerica agreed to further extend the maturity date of the Renewal, provided that the Company did not formally enter into any extension or renewal agreements with Comerica.

At December 31, 2012, the outstanding balance on the Note Payable was $19,063,447. Under the terms of the renewals of the Note Payable, the Company has been and will continue to be unable to borrow any new funds under the credit facilities during 2013 or subsequent years.

Our credit facility with Comerica Bank requires us to comply with certain affirmative and negative covenants customary for restricted indebtedness, including covenants requiring that: our statements, representations and warranties made in the credit facility and related documents are correct and accurate; if Jerry Parish, our Chief Executive Officer and sole Director fails to own at least 50% of the ownership of the Company; the death of either of the guarantors of the credit facility, Jerry Parish or Victor Garcia; the termination of the employment of Mr. Parish; or the transfer of any ownership interest of Mint Texas without the approval of Comerica Bank. Additionally, at December 31, 2012, we were not in compliance with the tangible net worth (required to be $6.75 million and was $2.1 million at December 31, 2012) and debt to tangible net worth (required to be 4:1 and was approximately 10.27:1 at December 31, 2012) covenants required by the Renewal. We were also not in compliance with the Comerica Bank covenants as of December 31, 2011.

On April 8, 2013, we and Comerica entered into a Settlement, Release, Indemnity and Limited Forbearance Agreement (the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, we agreed that the Renewal was in default and Comerica agreed to forbear from taking any action against us to enforce the default until the earlier of 4 p.m. on April 18, 2013, or the date that a default occurred under the Renewal other than in connection with our failure to repay such Renewal.  We also agreed to pay $500,000 towards the balance of the Renewal on April 5, 2013, which funds have been paid to date and to pay a discounted settlement payment in full satisfaction of the Renewal in the amount of $12 million on April 18, 2013, along with legal fees of Comerica’s counsel (the “Settlement Amount”).  We also agreed to release Comerica from and to indemnify Comerica against certain claims and causes of action.

Over the past approximately ninety days, we have been in discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay the discounted Settlement Amount that Comerica has agreed to accept in satisfaction of the Renewal.  To date, we have not entered into any definitive agreements associated with such potential funding transactions and do not have sufficient funding to pay the Settlement Amount when due on April 18, 2013.  In the event that we are unable to pay the Settlement Amount when due, Comerica could take further actions against us to enforce its security interest over our assets, seek repayment of the full amount due under the facility (and not just the Settlement Amount), seek an immediate foreclosure of such assets and/or may take other actions which have a material adverse effect on our operations, assets and financial condition.

On March 1, 2011, the Company entered into a Promissory Note with a third party in the amount of $100,000, which accrues interest at the rate of 12% per annum payable monthly, and was due on March 1, 2012. The Promissory Note was secured by the personal guaranty of Jerry Parish. This note was paid off on March 26, 2011, with the proceeds of a new Promissory Note as described below.

On March 26, 2011, the Company paid off the $100,000 Promissory Note and entered into a new Promissory Note with the same third party in the amount of $142,000, with a maturity date of March 26, 2012. The Promissory Note accrues interest at the rate of 12% per annum payable monthly. On December 6, 2011, the Company renegotiated the maturity date on $100,000 of the Promissory Note, and extended the maturity of that portion of the Promissory Note to December 6, 2012. The Promissory Note is secured by the personal guaranty of Jerry Parish. The outstanding balance at December 31, 2012 and 2011 was $142,000. The note has been extended until December 6, 2013.

In August 2011, the Company entered into a Securities Purchase Agreement with Asher Enterprises, Inc. (“Asher”), pursuant to which the Company sold Asher a convertible note in the amount of $68,000, bearing interest at the rate of 8% per annum (the “Convertible Note”) which Convertible Note was amended in October 2011, to be effective as of August 2011. The Convertible Note provided Asher the right to convert the outstanding balance (including accrued and unpaid interest) of such Convertible Note into shares of the Company’s common stock at a conversion price equal to the greater of (a) 61% of the average of the five lowest trading prices of the Company’s common stock during the ten trading days prior to such conversion date; and (b) $0.00009 per share. The Convertible Note, which accrued interest at the rate of 8% per annum, was payable, along with interest thereon on May 7, 2012, but was repaid in March 2012. The note’s convertible feature was valued and resulted in a debt discount of $43,475, which was fully amortized at the time of payment.

Asher converted $10,000 of the amount owed under the Convertible Note into 190,476 shares of the Company’s common stock ($0.0525 per share) in February 2012. In March 2012, the Company prepaid the entire remaining balance due under the Convertible Note for an aggregate of $90,003 including penalty and interest.

On November 28, 2011, the Company entered into a Promissory Note with another third party in the amount of $100,000, which accrues interest at the rate of 12% per annum payable monthly, and was due on December 28, 2012. The Promissory Note was secured by the personal guaranty of Jerry Parish. The outstanding balance at December 31, 2012 and 2011 was $100,000. The note has been extended until December 28, 2013.

In March 2012, the Company entered into a Promissory Note with another third party in the amount of $220,000, which accrues interest at the rate of 12% per annum payable monthly, and was due in March, 2013. The Promissory Note was secured by the personal guaranty of Jerry Parish. The outstanding balance at December 31, 2012 was $220,000. The note has been extended until March, 2014.

In May 2012, the Company entered into a Promissory Note with the same third party in the amount of $250,000, which accrues interest at the rate of 12% per annum payable monthly, and will be due in May, 2013. The Promissory Note was secured by the personal guaranty of Jerry Parish. The outstanding balance at December 31, 2012 was $250,000.

The following table summarizes the credit facilities, promissory notes, and convertible note discussed above for the period ended December 31, 2012 and December 31, 2011:

	December 31, 2012	December 31, 2011
Credit Facility - Comerica Bank	$19,063,447	$21,160,783
Credit Facility - Moody Bank	1,385,885	1,887,393
Convertible Note Payable – Asher notes Net of discount of $0 and $20,017 at December 31, 2012 and December 31, 2011	-	47,983
Promissory Notes	712,000	242,000
Total notes payable	$21,161,332	$23,338,159

As described above, the Company is currently in default of its Comerica credit facility and is required to pay Comerica an aggregate of approximately $12 million on April 18, 2013, in satisfaction of the Renewal, which funds the Company does not currently have. In the event that we are unable to pay the Settlement Amount when due, Comerica could take further actions against us to enforce its security interest over our assets, seek repayment of the full amount due under the facility (and not just the Settlement Amount), seek an immediate foreclosure of such assets and/or may take other actions which may have a material adverse effect on our operations, assets and financial condition.

NOTE 6– FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB guidance regarding fair value measurements requires disclosure of fair value information about financial instruments, whether recognized or not in our consolidated balance sheet. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts that ultimately may be realized or paid at settlement or maturity of the financial instruments and those differences may be material. The FASB provision excludes certain financial instruments and all non-financial instruments from the Company’s disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Estimated fair values, carrying values and various methods and assumptions used in valuing our financial instruments as of December 31, 2012 and 2011 are set forth below:

		December 31, 2012
		Carrying Value	Estimated Fair Value
Financial assets:
Investment in sales-type leases – net	(a)	$22,661,504	$22,661,504

		December 31, 2011
		Carrying Value	Estimated Fair Value
Financial assets:
Investment in sales-type leases – net	(a)	$25,033,096	$25,033,096

(a)
The fair value of finance receivables is estimated by discounting future cash flows expected to be collected using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. This valuation is a type 3 indicator.

NOTE 7 -RELATED PARTY TRANSACTIONS

During 2012 and 2011 Mr. Parish received cash compensation of $315,000. Mr. Parish has agreed to forgo any additional cash compensation he would be entitled to under his employment agreement for 2012 and 2011. The Company leased office space from a partnership, which is owned by the Company’s two majority shareholders, pursuant to a lease which expired on August 31, 2008, at the rate of $10,000 per month. The lease was subsequently renewed to July 31, 2011 and again until July 31, 2012 and 2013, which included an adjacent property at the rate of $20,000 per month. In conjunction with the Company's cost reduction efforts the monthly rental payment was reduced to $15,000 per month during the latter part of 2010 and all of 2011 and 2012. We believe these rental rates are consistent with rental rates for similar properties in the Houston, Texas real estate market.  Rent expense under the lease amounted to $180,000 and $180,000 for the years ended December 31, 2012 and 2011, respectively.

The Company has notes payable to Jerry Parish, Victor Garcia, and a partnership which is owned by the Company’s two majority shareholders (Mr. Parish and Mr. Garcia) through its wholly-owned subsidiary, Mint Texas. The amounts outstanding as of December 31, 2012 and December 31, 2011 were $1,311,564 and $898,000, respectively.  These notes payable are non-interest bearing and due upon demand.  The Company imputed interest on these notes payable at a rate of 8.75% per year.  Interest expense of $37,830, and $37,616 was recorded as contributed capital for the years ended December 31, 2012 and 2011, respectively. Additional interest expense of $33,649 and $16,556 for the years ended December 31, 2012 and 2011, respectively, was recorded as a current payable.

NOTE 8– COMMITMENTS AND CONTINGENCIES

Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk are primarily cash equivalents, and finance receivables. Our cash equivalents are placed through various major financial institutions.  Finance receivables represent contracts with consumers residing throughout the United States, with lessees located in Texas, Arkansas, Mississippi, Alabama, Georgia, Tennessee and Florida. No state other than Texas accounted for more than 10% of managed finance receivables.

Legal Proceedings

As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud, breach of contract and discriminatory treatment of credit applicants. Some litigation against us could take the form of class action complaints by consumers and/or shareholders. As the assignee of finance contracts originated by dealers, we may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies but can include requests for compensatory, statutory and punitive damages. We believe that we have taken prudent steps to address and mitigate the litigation risks associated with our business activities. In the opinion of management, the ultimate aggregate liability, if any, arising out of any such pending or threatened litigation will not be material to our consolidated financial position or our results of operations and cash flows.

NOTE 9 – GOING CONCERN & ONGOING RELATIONSHIPS WITH FINANCIAL INSTITUTIONS

Management has had a long standing relationship with the financial institutions that are currently providing its credit facilities. The Company has a history of successfully working with its lenders in negotiating previous modifications and extensions, and believes that it will continue to be able to do so in the future. Such extensions or modifications are critical to the Company’s ability to meet its financial obligations and execute its business plan. Currently the majority of the amounts due to the Company's lenders are due within the next 12 months and this amount exceeds the current and readily available assets available to satisfy these obligations.  Accordingly, the financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities should the Company not be able to continue to modify or extend its credit facilities. See Note 5 for further details.  Please see Note 13 for subsequent events affecting our relationships with financial institutions.

NOTE 10 – FINANCING RECEIVABLES

The Company’s net investment in sales-type leases is subject to the disclosure requirements of ASC 310 “Receivables”. Due to similar risk characteristics of its individual sales-type leases, the Company views its net investment in leases as its one class of financing receivable.

The Company monitors the credit quality of each customer on a frequent basis through collections and aging analyses. The Company also holds meetings monthly in order to identify credit concerns and determine whether a change in credit quality classification is required for the customer. A customer may improve in their credit quality classification once a substantial payment is made on overdue balances or the customer has agreed to a payment plan with the Company and payments have commenced in accordance with the payment plan. The change in credit quality indicator is dependent upon management approval.

The Company classifies its customers into three categories to indicate their credit quality internally:

Current — Lessee continues to be in good standing with the Company as the client’s payments and reporting are up-to-date. Typically payments are outstanding between 0-30 days.

Performing — Lessee has begun to demonstrate a delay in payments with little or no communication with the Company. All future activity with this customer must be reviewed and approved by management. These leases are considered to be in better condition than those leases in the “Poor” category, but not in as good of condition as those leases in the “Current” category. Typically payments are outstanding between 31-60 days.

Poor — Lessee is delinquent, non-responsive or not negotiating in good faith with the Company. Once a Lessee is classified as “Poor”, the lease is evaluated for collectability and is potentially impaired. Typically payments are outstanding 61 days or more.

The following table discloses the recorded investment in financing receivables by credit quality indicator as at December 31, 2012 (in thousands):

Net
Investment
in Leases
Current	$15,825
Performing	4,246
Poor	2,591

Total	$22,662

While recognition of penalties and interest income is suspended, payments received by a customer are applied against the outstanding balance owed. If payments are sufficient to cover any unreserved receivables, a recovery of provision taken on the billed amount, if applicable, is recorded to the extent of the residual cash received. Once the collectability issues are resolved and the customer has returned to being in current standing, the Company will resume recognition of penalty and interest income.

The Company’s net investment leases on nonaccrual status as of December 31, 2012, are as follows (in thousands):

	Recorded	Related
	Investment	Allowance
Net investment in leases	$305	$(305)

The Company considers financing receivables with aging between 60-89 days as indications of lessees with potential collection concerns. The Company will begin to focus its review on these financing receivables and increase its discussions internally and with the lessee regarding payment status. Once a lessee’s aging exceeds 90 days, the Company’s policy is to review and assess collectability on lessee’s past due account. Over 90 days past due is used by the Company as an indicator of potential impairment as invoices up to 90 days outstanding could be considered reasonable due to the time required for dispute resolution or for the provision of further information or supporting documentation to the customer.

The Company’s aged financing receivables as of December 31, 2012 are as follows (in thousands):

					Related			Recorded
				Billed	Unbilled	Total		Investment
				Financing	Recorded	Recorded	Related	Net of
	Current	31-90 Days	91+ Days	Receivables	Investment	Investment	Allowances	Allowances
Net investment in leases	$15,837	$6,225	$905	$22,967	$-	$22,967	$(305)	$22,662

The Company recorded investment in past due financing receivables for which the Company continues to accrue penalties and interest income is as follows as of December 31, 2012 (in thousands):

					Related			Recorded
				Billed	Unbilled	Total		Investment
				Financing	Recorded	Recorded	Related	Net of
	Current	31-90 Days	91+ Days	Receivables	Investment	Investment	Allowances	Allowances
Net investment in leases	$15,837	$6,225	$600	$22,662	$-	$22,662	$-	$22,662

Activity in our reserves for credit losses for the year ended December 31, 2012 is as follows (in thousands):

Investment in sales-type leases
Balance January 1, 2012	$465
Provision for bad debts	-
Recoveries	-
Write-offs and other	(160)
Balance December 31, 2012	$305

Our reserve for credit losses and minimum lease payments associated with our investment in sales- type lease balances disaggregated on the basis of our impairment method were as follows as of December 31, 2012 (in thousands):

Investment in sales-type leases
Reserve for credit losses:
Ending balance: collectively evaluated for impairment	$6,225
Ending balance: individually evaluated for impairment	905
Ending balance	$7,130

The following table discloses the recorded investment in financing receivables by credit quality indicator as of December 31, 2011 (in thousands):

Net
Investment
in Leases
Current	$22,948
Performing	1,115
Poor	970

Total	$25,033

While recognition of penalties and interest income is suspended, payments received by a customer are applied against the outstanding balance owed. If payments are sufficient to cover any unreserved receivables, a recovery of provision taken on the billed amount, if applicable, is recorded to the extent of the residual cash received. Once the collectability issues are resolved and the customer has returned to being in current standing, the Company will resume recognition of penalty and interest income.

The Company’s net investment leases on nonaccrual status as of December 31, 2011 are as follows (in thousands):

	Recorded	Related
	Investment	Allowance
Net investment in leases	$465	$(465)

The Company considers financing receivables with aging between 60-89 days as indications of lessees with potential collection concerns. The Company will begin to focus its review on these financing receivables and increase its discussions internally and with the lessee regarding payment status. Once a lessee’s aging exceeds 90 days, the Company’s policy is to review and assess collectability on lessee’s past due account. Over 90 days past due is used by the Company as an indicator of potential impairment as invoices up to 90 days outstanding could be considered reasonable due to the time required for dispute resolution or for the provision of further information or supporting documentation to the customer.

The Company’s aged financing receivables as of December 31, 2011 are as follows (in thousands):

					Related			Recorded
				Billed	Unbilled	Total		Investment
				Financing	Recorded	Recorded	Related	Net of
	Current	31-90 Days	91+ Days	Receivables	Investment	Investment	Allowances	Allowances
Net investment in leases	$23,116	$1,467	$915	$25,498	$-	$25,498	$(465)	$25,033

The Company recorded investment in past due financing receivables for which the Company continues to accrue penalties and interest income is as follows as of December 31, 2011 (in thousands):

					Related			Recorded
				Billed	Unbilled	Total		Investment
				Financing	Recorded	Recorded	Related	Net of
	Current	31-90 Days	91+ Days	Receivables	Investment	Investment	Allowances	Allowances
Net investment in leases	$23,116	$1,467	$645	$25,228	$-	$25,228	$(195)	$25,033

Activity in our reserves for credit losses for the year ended December 31, 2011 is as follows (in thousands):

Investment in sales-type leases
Balance January 1, 2011	$906
Provision for bad debts	426
Recoveries	-
Write-offs and other	(867)
Balance December 31, 2011	$465

Our reserve for credit losses and minimum lease payments associated with our investment in sales- type lease balances disaggregated on the basis of our impairment method were as follows as of December 31, 2011 (in thousands):

Investment in sales-type leases
Reserve for credit losses:
Ending balance: collectively evaluated for impairment	$1,467
Ending balance: individually evaluated for impairment	915
Ending balance	$2,381

NOTE 11 – DEFERRED INCOME TAX

The Company uses the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted.

On January 1, 2007, the Company adopted an accounting standard which clarifies the accounting for uncertainty in income taxes recognized in financial statements. This standard provides guidance on recognizing, measuring, presenting and disclosing in the financial statements uncertain tax positions that a company has taken or expects to take on a tax return.

During both 2012 and 2011, the Company incurred a net loss and therefore had no tax liability.  The Company does not have any material uncertain income tax positions.  As a result, the net deferred tax asset generated by the loss carry forward has been fully reserved.  The cumulative net operating loss carry forward is approximately $7,100,000 and $6,900,000 at December 31, 2012 and 2011, respectively, and will expire in the years 2021 through 2031.

	2012	2011
Deferred Tax Asset	$2,485,000	$2,415,000
Less: Valuation Allowance	(2,485,000)	(2,415,000)
Net Deferred Tax Asset	-0-	-0-

NOTE 12 –OPTIONS AND WARRANTS

In July 2008, the Company granted options to purchase 2,000,000 common shares of stock to a selling stockholder of Mint Texas, who was elected Director, President and CEO of Mint Nevada. The exercise price of the options is $3.00 per share and such options expire ten years after the grant date. One third of the options may be exercised respectively on the first, second and third anniversary of the grant date. The Company recorded the transaction as part of its recapitalization.

In July 2008, the Company also granted warrants to purchase 2,100,000 common shares at prices of $0.10, $0.50, $1.00, $1.50 and $2.00 per share to two consultants in connection with consulting agreements executed with Mint Texas as of June 1, 2007 and assumed by Mint Nevada on the closing date. The Company recorded the transaction as part of its recapitalization. The warrants to purchase 2,100,000 shares were cancelled by the holders on September 30, 2009 as discussed below.  In December 2008, the Company granted options to purchase 100,000 common shares of stock at an exercise price of $1.01 per share, to a consultant for services and recorded compensation cost of $57,644.

On or around July 17, 2009, we entered into a letter agreement (the “Letter Agreement”) to confirm certain terms of our Engagement Agreement with a placement agent. Pursuant to the Letter Agreement, the agent agreed to waive any rights to any consideration pursuant to the Engagement Agreement in connection with funding by certain financial institutions in consideration for the grant by us of warrants to purchase 300,000 shares of our common stock at an exercise price of $0.50 per share, which warrants have a term of 5 years, include a cashless exercise provision and piggy-back registration rights, which warrants were subsequently granted.  The Company recorded $12,600 of consulting expense in the third quarter of 2009 and a similar amount of additional paid-in-capital.  The $12,600 of consulting expense was calculated as the fair market value of the warrants using the Black-Scholes option-pricing model.  The significant variables used in the calculation were; stock price of $0.17/share; $0.50/share exercise price of warrant; volatility of 88%; time to expiration of 1,750 days; and risk free interest rate of 2.31%.

On September 30, 2009, the Company and Mr. Parish and Victor Garcia, a then Director of the Company, entered into a Mutual Release and Termination Agreement with third parties who were the holders of 8,278,872 shares of the Company’s common stock and warrants to purchase an additional 2,100,000 common shares at prices ranging from $0.10 to $2.00 per share.  Messers. Parish and Garcia paid $250,000 in cash and Mr. Parish delivered 125,000 shares of Arrayit Corporation to the third parties for the 8,278,872 shares of the Company’s common stock, of which 4,239,436 shares were issued to Mr. Parish and 4,239,436 shares were issued to Mr. Garcia. The third parties also agreed to cancel the warrants to purchase the 2,100,000 shares of the Company’s common stock.

A summary of activity under the Employee Stock Plans for the years ended December 31, 2012 and 2011 is presented below:

	Options	Weighted Average Exercise Price
Outstanding – December 31, 2010	2,100,000	$2.91
Granted	-	$-
Exercised	-	$-
Forfeited or Expired	(100,000)	$1.01
Distributed	-	$-
Outstanding – December 31, 2011	2,000,000	$2.91
Granted	-	$-
Exercised	-	$-
Forfeited or Expired	-	$-
Distributed	-	$-
Outstanding/exercisable – December 31, 2012	2,000,000	$2.91
Outstanding/exercisable – December 31, 2011	2,100,000	$2.91

The following table summarizes information about outstanding warrants at December 31, 2012 and 2011:

	Number Outstanding	Remaining Contractual Life in Years	Weighted Average Exercise Price

2011	300,000	2.50	$0.50
2012	300,000	1.50	$0.50

NOTE 13 – SUBSEQUENT EVENTS

On March 26, 2013 and effective March 1, 2013, Moody Bank agreed to enter into a Fifth Renewal, Extension and Modification Agreement (the “Fifth Renewal”), pursuant to which Moody Bank agreed to extend the due date of the Revolver to March 1, 2014 and we agreed to increase the interest rate of the Revolver to 6.75% per annum and to pay monthly payments of principal and interest under the Revolver of $62,500 per month (beginning April 1, 2013) until maturity. The amount outstanding on the Revolver as of the parties’ entry into the Fifth Renewal was $1,290,463.

On April 8, 2013, we and Comerica entered into a Settlement, Release, Indemnity and Limited Forbearance Agreement (the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, we agreed that the Renewal was in default and Comerica agreed to forbear from taking any action against us to enforce the default until the earlier of 4 p.m. on April 18, 2013, or the date that a default occurred under the Renewal other than in connection with our failure to repay such Renewal.  We also agreed to pay $500,000 towards the balance of the Renewal on April 5, 2013, which funds have been paid to date and to pay a discounted settlement payment in full satisfaction of the Renewal in the amount of $12 million on April 18, 2013, along with legal fees of Comerica’s counsel (the “Settlement Amount”).  We also agreed to release Comerica from and to indemnify Comerica against certain claims and causes of action.

Effective March 2013, 2,000,000 shares of the Company’s common stock were cancelled.

No other subsequent event occurred after the date of these financial statements and prior to their issuance, which would require its disclosure in these financial statements.

[Back Page of Prospectus]

PROSPECTUS

The Mint Leasing, Inc.

70,000,000 Shares of Common Stock Offered by The Mint Leasing, Inc.

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until ninety (90) Days after the later of (1) the effective date of the Registration Statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus.  This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS ____________, 2013

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$161
Attorney's fees and expenses	45,000	*
Accountant's fees and expenses	30,000	*
Transfer agent's and registrar fees and expenses	5,000	*
Printing and engraving expenses	5,000	*
Miscellaneous expenses	5,000	*
Total	$90,161	*

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Indemnification of Directors and Officers above.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In May 2010, Jerry Parish, our Chairman and Chief Executive Officer purchased 875,000 shares of our common stock in a private transaction for aggregate consideration of $80,000 or approximately $0.09 per share.

In August 2011, the Company entered into a Securities Purchase Agreement with Asher Enterprises, Inc. (“Asher”), pursuant to which the Company sold Asher a convertible note in the amount of $68,000, bearing interest at the rate of 8% per annum (the “Convertible Note”) which Convertible Note was amended in October 2011, to be effective as of August 2011. The Convertible Note provided Asher the right to convert the outstanding balance (including accrued and unpaid interest) of such Convertible Note into shares of the Company’s common stock at a conversion price equal to the greater of (a) 61% of the average of the five lowest trading prices of the Company’s common stock during the ten trading days prior to such conversion date; and (b) $0.00009 per share.  The Convertible Note, which accrued interest at the rate of 8% per annum, was payable, along with interest thereon on May 7, 2012.

We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the securities for investment and not resale, we took appropriate measures to restrict transfer, and the recipient was either (a) “accredited investor” and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Act. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions.

Asher converted $10,000 of the amount owed under the Convertible Note into 190,476 shares of the Company’s common stock ($0.525 per share) in February 2012.  In March 2012, the Company repaid 150% of the remaining principal balance due under the Convertible Note pursuant to its terms and accrued interest thereon, for an aggregate of $90,003.  As such, no amount currently remains outstanding under the Convertible Note as of the date of this Prospectus.

We claim an exemption from registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended for the above conversion of the Convertible Note into shares of our common stock, as the securities were exchanged by the Company with its existing security holder exclusively in transactions where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Effective in November 2012, a shareholder holding 2 million shares of the Company’s common stock agreed to cancel such shares, which shares were cancelled effective in March 2013.

ITEM 16. EXHIBITS

Exhibit No.	Description

3.1(2)	Amended and Restated Articles of Incorporation
3.2(2)	Amended and Restated Bylaws
3.3(3)	Amendment to the Bylaws of the Company
4.1(1)	Incentive Stock Option for 2,000,000 shares
4.2(1)	Designation of Series B Convertible Preferred Stock
4.3(2)	2008 Directors, Officers, Employees and Consultants Stock Option, Stock Warrant and Stock Award Plan
5.1*	Form of Opinion and consent of The Loev Law Firm, PC
10.1(1)
Agreement and Plan of Reorganization among Legacy Communications Corporation, The Mint Leasing, Inc., a Texas corporation, and the shareholders of the Mint Leasing, Inc., dated July 18, 2008 (without Exhibits).

10.2(1)	Stock Purchase Agreement between Legacy Communications Corporation and Three Irons, Inc. dated July 18, 2008.
10.3(1)	Employment Agreement between The Mint Leasing, Inc. and Jerry Parish dated July 10, 2008 assumed by The Mint Leasing, Inc. (f/k/a Legacy Communications Corporation)
10.4(1)	Form of Indemnification Agreements between The Mint Leasing, Inc. (f/k/a Legacy Communications Corporation) and each of Jerry Parish, Michael Hluchanek, and Kelley V. Kirker
10.5(4)	Modification, Renewal and Extension Agreement with Sterling Bank
10.6(5)	Modification Agreement with Sterling Bank
10.7(5)	Third Renewal, Extension and Modification Agreement with Moody Bank
10.8(6)	Securities Purchase Agreement
10.9(6)	Convertible Promissory Note
10.10(6)	First Amendment to Employment Agreement with Jerry Parish
10.11(7)	Amendment No. 1 to Convertible Promissory Note with Asher Enterprises, Inc.
10.12(8)	Fourth Renewal, Extension and Modification Agreement with Moody Bank
10.13(8)	March 2012 Extension Agreement with Comerica Bank
10.14(9)	$100,000 Promissory Note with Pamela Kimmel (December 6, 2011)
10.15(9)	$100,000 Promissory Note with Pablo J. Olivarez (November 28, 2011)
10.16(9)	$220,000 Promissory Note with Sambrand Interests, LLC (February 2, 2012)
10.17(9)	$250,000 Promissory Note with Sambrand Interests, LLC
10.18(9)	Form of Company Dealer Agreement
10.19(9)	Second Amendment to Employment Agreement
10.20(10)	Fifth Renewal, Extension and Modification Agreement with Moody Bank (March 2013)
10.21(10)	$320,000 Promissory Note with Sambrand Interests, LLC (February 2013)
14.1(1)	Code of Ethics dated July 18, 2008
21.1(10)	Subsidiaries
23.1*	Consent of M&K CPAS, PLLC
23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)
99.1(11)	Form of Subscription Agreement

* Filed herein.

(1) Filed as exhibits to the Company’s Form 8-K/A filed with the Commission on July 28, 2008, and incorporated herein by reference.

(2) Filed as exhibits to the Company’s Definitive Schedule 14C filing, filed with the Commission on June 26, 2008, and incorporated herein by reference.

(3) Filed as an exhibit to the Company’s Form 8-K, filed with the Commission on July 9, 2008, and incorporated herein by reference.

(4) Filed as an exhibit to the Company’s Form 10-K, filed with the Commission on April 15, 2009, and incorporated herein by reference.

(5) Filed as an exhibit to the Company’s Form 10-K, filed with the Commission on March 26, 2010, and incorporated herein by reference.

(6) Filed as an exhibit to the Company’s Form 10-Q, filed with the Commission on August 22, 2011, and incorporated herein by reference.

(7) Filed as an exhibit to the Company’s Form 10-Q, filed with the Commission on November 14, 2011, and incorporated herein by reference.

(8) Filed as an exhibit to the Company’s Form 10-K, filed with the Commission on April 13, 2012, and incorporated herein by reference.

(9) Filed as an exhibit to the Company’s Form 10-Q, filed with the Commission on August 20, 2012, and incorporated herein by reference.

(10) Filed as an exhibit to the Company’s Form 10-K, filed with the Commission on April 16, 2013, and incorporated herein by reference.

(11) Filed as an exhibit to the Company’s Form S-1 Registration Statement, filed with the Commission on September 14, 2012, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	That, for the purpose of determining liability under the Securities Act:

Each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Houston, Texas, on October 3, 2013.

THE MINT LEASING, INC.

By: /s/ Jerry Parish
Jerry Parish
Chief Executive Officer, Secretary, President
(Principal Executive Officer), and Chief Financial Officer (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

NAME	TITLE	DATE

/s/ Jerry Parish	Chief Executive Officer	October 3, 2013
Jerry Parish	President, Secretary,
Chief Financial Officer
(Principal Accounting Officer), and Sole Director

EXHIBIT INDEX

Exhibit No.	Description

3.1(2)	Amended and Restated Articles of Incorporation
3.2(2)	Amended and Restated Bylaws
3.3(3)	Amendment to the Bylaws of the Company
4.1(1)	Incentive Stock Option for 2,000,000 shares
4.2(1)	Designation of Series B Convertible Preferred Stock
4.3(2)	2008 Directors, Officers, Employees and Consultants Stock Option, Stock Warrant and Stock Award Plan
5.1(10)	Form of Opinion and consent of The Loev Law Firm, PC
10.1(1)
Agreement and Plan of Reorganization among Legacy Communications Corporation, The Mint Leasing, Inc., a Texas corporation, and the shareholders of the Mint Leasing, Inc., dated July 18, 2008 (without Exhibits).

10.2(1)	Stock Purchase Agreement between Legacy Communications Corporation and Three Irons, Inc. dated July 18, 2008.
10.3(1)	Employment Agreement between The Mint Leasing, Inc. and Jerry Parish dated July 10, 2008 assumed by The Mint Leasing, Inc. (f/k/a Legacy Communications Corporation)
10.4(1)	Form of Indemnification Agreements between The Mint Leasing, Inc. (f/k/a Legacy Communications Corporation) and each of Jerry Parish, Michael Hluchanek, and Kelley V. Kirker
10.5(4)	Modification, Renewal and Extension Agreement with Sterling Bank
10.6(5)	Modification Agreement with Sterling Bank
10.7(5)	Third Renewal, Extension and Modification Agreement with Moody Bank
10.8(6)	Securities Purchase Agreement
10.9(6)	Convertible Promissory Note
10.10(6)	First Amendment to Employment Agreement with Jerry Parish
10.11(7)	Amendment No. 1 to Convertible Promissory Note with Asher Enterprises, Inc.
10.12(8)	Fourth Renewal, Extension and Modification Agreement with Moody Bank
10.13(8)	March 2012 Extension Agreement with Comerica Bank
10.14(9)	$100,000 Promissory Note with Pamela Kimmel (December 6, 2011)
10.15(9)	$100,000 Promissory Note with Pablo J. Olivarez (November 28, 2011)
10.16(9)	$220,000 Promissory Note with Sambrand Interests, LLC (February 2, 2012)
10.17(9)	$250,000 Promissory Note with Sambrand Interests, LLC
10.18(9)	Form of Company Dealer Agreement
10.19(9)	Second Amendment to Employment Agreement
10.20(10)	Fifth Renewal, Extension and Modification Agreement with Moody Bank (March 2013)
10.21(10)	$320,000 Promissory Note with Sambrand Interests, LLC (February 2013)
14.1(1)	Code of Ethics dated July 18, 2008
21.1(10)	Subsidiaries
23.1*	Consent of M&K CPAS, PLLC
23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)
99.1(10)	Form of Subscription Agreement

* Filed herein.

(1) Filed as exhibits to the Company’s Form 8-K/A filed with the Commission on July 28, 2008, and incorporated herein by reference.

(2) Filed as exhibits to the Company’s Definitive Schedule 14C filing, filed with the Commission on June 26, 2008, and incorporated herein by reference.

(3) Filed as an exhibit to the Company’s Form 8-K, filed with the Commission on July 9, 2008, and incorporated herein by reference.

(4) Filed as an exhibit to the Company’s Form 10-K, filed with the Commission on April 15, 2009, and incorporated herein by reference.

(5) Filed as an exhibit to the Company’s Form 10-K, filed with the Commission on March 26, 2010, and incorporated herein by reference.

(6) Filed as an exhibit to the Company’s Form 10-Q, filed with the Commission on August 22, 2011, and incorporated herein by reference.

(7) Filed as an exhibit to the Company’s Form 10-Q, filed with the Commission on November 14, 2011, and incorporated herein by reference.

(8) Filed as an exhibit to the Company’s Form 10-K, filed with the Commission on April 13, 2012, and incorporated herein by reference.

(9) Filed as an exhibit to the Company’s Form 10-Q, filed with the Commission on August 20, 2012, and incorporated herein by reference.

(10) Filed as an exhibit to the Company’s Form 10-K, filed with the Commission on April 16, 2013, and incorporated herein by reference.

(11) Filed as an exhibit to the Company’s Form S-1 Registration Statement, filed with the Commission on September 14, 2012, and incorporated herein by reference.